UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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Avon Products, Inc.

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Notice of 2015 ANNUAL MEETING of Shareholders and Proxy Statement

AVON

the company for women

March 27, 2015

Dear Fellow Shareholders:

It is my pleasure to invite you to join me, the Board of Directors, senior leaders, and current and former employees at the 2015 Annual Meeting of Shareholders in New York City. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

We hope that you will join us in New York, but whether or not you plan to attend the Annual Meeting, your vote is important. I encourage you to vote by telephone, by internet or by signing, dating, and returning your proxy card by mail. Voting instructions are found on page 5 of the Proxy Statement.

On behalf of the Board of Directors and Avon management, thank you for your investment and interest in Avon.

Sincerely yours,

Sheri McCoy
Chief Executive Officer

AVON PRODUCTS, INC.

777 Third Avenue

New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 6, 2015

TIME:	9:00 a.m.

PLACE:	Asia Society and Museum, 725 Park Avenue at 70th Street, New York, New York

RECORD DATE:	March 18, 2015

Meeting Agenda

■	Elect directors to one-year terms expiring in 2016;

■	Hold an advisory vote to approve executive compensation;

■	Approve the amended and restated 2013 stock incentive plan;

■	Ratify the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for 2015;

■	Consider and vote on a shareholder proposal, if properly presented; and

■	Transact such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT – YOU CAN VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope

BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting Instructions on the form that you receive from them. The availability of telephone and internet voting will depend on their voting process.

By order of the Board of Directors,

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 6, 2015:

Our Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/avp

Karen R. Leu
Vice President & Corporate Secretary
March 27, 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. This summary is not a complete description and you should read the entire Proxy Statement carefully before voting. Proxy materials were first sent to shareholders on or about March 27, 2015.

Meeting Agenda

Matter		Board Vote Recommendation	Page Reference (for more detail)
PROPOSAL 1	Election of Directors	FOR EACH NOMINEE	8
PROPOSAL 2	Annual Advisory Vote to Approve Executive Compensation	FOR	60
PROPOSAL 3	Approval of the Amended and Restated 2013 Stock Incentive Plan	FOR	61
PROPOSAL 4	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2015	FOR	74
PROPOSAL 5	Shareholder Proposal Requesting Proxy Access	AGAINST	75

Board and Governance Highlights

The Company has adopted many leading governance practices that establish strong independent leadership in our boardroom and provide our shareholders with meaningful rights. Highlights include:

—    Annual election of all directors

—     Majority vote standard with resignation policy for election of directors in uncontested elections

—    No supermajority voting with respect to common stock, except as provided under New York Business Corporation law

— Independent Chairman of the Board — All directors are independent other than CEO — Since 2012, over 50% Board member refreshment

—    Several compensation best practices, including double-trigger change-in-control benefits, no excise tax reimbursements for change-in-control payments, stock ownership guidelines and certain holding period requirements

The above charts include Susan J. Kropf, who has been nominated to our Board but is currently not a director of the Company. For more details regarding Ms. Kropf, please see page 9.

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Board Nominees

The following table provides summary information about each director nominee. Director nominees are elected annually by a majority of the votes cast.

Nominees				2014 Committee Membership
Names	Director Since	Independent[1]	Other Public Boards	Audit Committee	Compensation and Management Development Committee	Finance Committee	Nominating and Corporate Governance Committee
Douglas R. Conant[2]	2012	I	1
W. Don Cornwell	2002	I	2
V. Ann Hailey	2008	I	2
Nancy Killefer	2013	I	2
Susan J. Kropf[3]	—	I	4
Maria Elena Lagomasino	2000	I	1
Sara Mathew	2014	I	1
Helen McCluskey	2014	I	1
Sheri McCoy[4]	2012		0
Charles H. Noski	2012	I	2
Gary M. Rodkin	2007	I	1
Paula Stern, Ph.D.	1997	I	1

1   Independent in accordance with NYSE listing standards and our Corporate Governance Guidelines

2   Independent Chairman of the Board

3   Not currently a director of the Company

4   CEO

    - Committee Chair

    - Member

  - Financial Expert

Attendance

Each director nominee other than Ms. Kropf is a current director and attended at least 75% of the aggregate number of 2014 meetings of the Board and each Board Committee on which he or she served.

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Business and Strategy Highlights

When our CEO, Sheri McCoy, joined in April 2012, she and the management team developed a strategic turnaround plan to return Avon to sustainable, profitable growth. In the first year, we focused on identifying the most critical challenges to our business, rebuilding our talent pool and stemming the decline in key markets. In 2014, we continued to build our management team and prioritized repairing and rebuilding core processes, including field management and commercial marketing. We also focused on driving operational excellence, and we invested in digital and drove reduction in overall costs.

In 2015, we are continuing these efforts and are focused on growth. This includes continued efforts to strengthen field management and improve our Active Representative position as well as to drive improved performance in North America. We are committed to investing in innovation of our core business, as well as our top markets and our product portfolio. This will enable us to enhance Representative experience and the products used by customers. In order to help us achieve these goals, we will continue to invest in our digital efforts, increasing resources to this key area of focus. In addition to growth strategies, continued focus on cost reduction will be critical to reinvesting in key markets given anticipated headwinds.

We are a global company with 89% of our consolidated revenue generated outside the United States. Our geographic portfolio is heavily weighted to developing and emerging markets, which has caused challenges given macroeconomic headwinds in some markets and, in particular, significant foreign currency fluctuations. We anticipate that foreign currency will continue to have a negative impact on our results and we are working across the business to mitigate this impact as much as possible.

Given unanticipated significant macroeconomic headwinds and the slower than expected recovery in the North America business, we anticipate that we will not meet the three-year revenue and operating margin targets that we outlined in late 2012 in the timeframe we expected. However, we continue to make progress against our strategic and financial goals. In 2014, we delivered flat revenue performance in constant dollars as well as an improvement in adjusted operating margin, despite significant foreign currency headwinds. We continued to improve our cost structure and we achieved our $400 million cost savings target ahead of schedule. We also continued to strengthen the foundation of our business, especially in our top 12 markets. We now have stronger management teams, an improved talent pipeline, and better discipline in executing against Avon’s core processes. In the second half of 2014, we saw sequential progress in key markets and product categories and delivered improvement on both top and bottom line.

In the last year, we continued to enhance our management team. Given the size and importance of Latin America, we divided management responsibilities between two seasoned Avon executives, Fernando Acosta and David Legher, to ensure greater leadership over this region. To accelerate the pace of improvement in two of our core processes of commercial marketing and field management, we expanded Fernando Acosta’s responsibilities with global responsibility for Marketing with his unique combination of business operations and brand marketing experience. In addition, we increased support for our sales organizations in key markets by expanding the responsibilities of John Higson, our leader of Europe, Middle East and Africa with global responsibilities for Field Operations. Our new Chief Financial Officer, James Scully, who joined us in early March 2015, will also be integral in driving us toward our strategic and financial goals.

Despite the challenges that may impact timing of achievement of our longer-term goals, our Board and management team are confident we have the right strategies to put us on track for growth and sustainable shareholder value creation. We expect to show year-on-year improvement in constant dollars in our overall financial performance. Although emerging market growth is slowing and we are dealing with foreign currency headwinds, we believe that we are well positioned for profitable growth given the strength of our brand, our geographic portfolio and our six million Representatives who are engaged in our business.

2014 Compensation Highlights

Our strategic and financial goals have influenced the design and development of our 2014 compensation programs. Our Compensation and Management Development Committee is focused on pay for performance and has managed the design and administration of our executive compensation programs in support of this belief and in alignment with our company goals. This commitment is illustrated by the following elements of our 2014 compensation program:

•	2014 Targets. 89% of target CEO pay was “at risk” based on company performance and 73% of average target for all other NEO pay was “at risk”.

•	CEO Compensation. The compensation that Ms. McCoy has realized for the last three years was significantly less than her granted pay opportunity. To date, none of her performance-based equity awards have vested or paid out. In addition, the following decisions regarding Ms. McCoy’s 2014 compensation were made to further align pay and performance:

¡	No change to Ms. McCoy’s base salary or target annual incentive award.

¡	100% of her 2014 long-term incentive award was granted in Performance RSUs that will vest only if 3-year company financial goals are met. This award was increased by $500,000 to further align her compensation with our strategic and financial goals and to bring her total compensation to the median of our peer group.

¡	Paid an annual incentive award equal to 50% of target, reflecting our performance against 2014 financial goals.

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•	Below Target Payout under Incentive Plans. Rigorous targets are set for our incentive plans so that pay realized by our executives continues to be strongly aligned with our performance and growth. For 2014, the average annual incentive award for our NEOs was 52% of target, and there was no payout of the 2012-2014 long term incentive awards.

•	Stock Ownership and Holding Requirements. All NEOs are subject to our stock ownership guidelines, and our CEO has been subject to a 75% stock holding retention ratio until the ownership guideline is satisfied. Recently, we implemented a 50% stock holding retention ratio for all other senior executives.

Shareholder Engagement Highlights & Key 2015 Compensation Changes

We have increased our shareholder engagement program. Since last year’s annual meeting, we engaged with shareholders representing nearly 60% of our shares outstanding as of December 31, 2014. Our Independent Chairman of the Board and/or the Chair of our Compensation and Management Development Committee (the “Committee”) participated in most of these meetings. The feedback received was incorporated into the Committee’s discussion and determination of compensation program changes for 2015. We believe that the changes made for 2015 will sharpen alignment between executive compensation programs and the interest of our shareholders, and support our strategic and financial goals.

The key changes to our 2015 compensation program for our senior executives, many of which are directly responsive to shareholder feedback, include the following:

Annual Incentive Program		Long-Term Incentive Program		Peer Group
— — —	Eliminated Committee discretion within performance ranges Eliminated individual performance component Capped annual incentive award at 150% of salary	— —	Incorporated total shareholder return (TSR) Aligned performance measurement period of Performance RSUs with our strategic and financial goals	—	Eliminated one of the largest companies in our peer group, reducing the median revenue and market capitalization of our peer group

We will continue to engage investors on a regular basis to better understand and consider their views on our executive compensation programs.

Governance and Related Materials

The Company has established strong policies, practices and procedures which provide a framework for effective governance. Our Corporate Governance Guidelines describe our Board of Directors’ governance policies and practices, including standards for director independence, qualifications for Board and Board Committee membership, Board and Committee responsibilities, and Board and CEO evaluations. Highlighted below are some of our key governance and related materials.

— Corporate Governance Guidelines — Charters of Each Board Committee	— Code of Conduct — Corporate Responsibility Report

The Corporate Governance Guidelines, charters of each Board Committee, and Corporate Responsibility Report are available on our investor website (www.avoninvestor.com) and may be accessed by clicking on “Corporate Governance” or, in the case of our Corporate Responsibility Report, by clicking on “Corporate Responsibility Report.” The Code of Conduct is available at www.avoncompany.com and may be accessed by clicking on “Ethics & Compliance” under the “About Avon” heading.

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VOTING AND MEETING INFORMATION

Purpose of Materials

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Wednesday, May 6, 2015.

This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.
Distribution of Proxy Materials

We are providing access to our proxy materials over the Internet. Accordingly, on or about March 27, 2015, we mailed our shareholders a Notice of Internet Availability of Proxy Materials (“proxy notice”), which contains instructions on how to access our proxy materials over the internet and vote online. If you received a proxy notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the instructions provided on the proxy notice. We mailed the proxy materials to participants in our Avon Personal Savings Account Plan.

Shareholders Entitled to Vote

Shareholders as of the close of business on March 18, 2015, the record date, are entitled to vote. There were approximately 434,520,746 shares of common stock outstanding on March 18, 2015 entitled to vote. Shareholders are entitled to cast one vote per share on all matters.

How to Vote
Shareholders can vote in one of several ways:
•	Via the Internet—Visit the website on the proxy notice or proxy card
•	By Telephone—Call the telephone number on the proxy card
•	By Mail—Sign, date and return your proxy card in the enclosed envelope
•	In Person—Attend the Annual Meeting (follow instructions below)

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and internet voting will depend on their voting process. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote with respect to Proposals 1, 2, 3 or 5. We therefore urge you to provide instructions so that your shares may be voted.

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Attending the Annual Meeting

Shareholders who would like to attend the Annual Meeting in person are asked to follow the guidelines below. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of March 18, 2015.

Shareholders of Record (shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.)
•

Please bring the admission ticket that is attached to your proxy notice and/or proxy card and photo identification. If you vote in advance of the Annual Meeting, please keep a copy of your admission ticket and bring it with you.

	•	If you do not have your admission ticket at the Annual Meeting, you must bring other proof of your Avon share ownership as of March 18, 2015 and photo identification.
Beneficial Owners (shares are held in a stock brokerage account or by a bank or other record holder)
•

We recommend that you pre-register to attend the meeting by sending a written request, along with proof of ownership (such as a current brokerage statement), to our Investor Relations Department, Avon Products, Inc., 777 Third Avenue, New York, New York 10017, by mail or by fax to (646) 606-3302. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. In addition, please bring photo identification to the Annual Meeting.

	•	You may attend without pre-registration; however, you must bring proof of your Avon share ownership as of March 18, 2015 and photo identification.

You may vote in person at the Annual Meeting. Please note, however, that shares held in a stock brokerage account or by a bank or other record holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from such broker, bank or other record holder giving you the right to vote the shares.

Voting Instructions

Your proxy, when properly signed and returned to us, or processed by telephone or via the internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of directors, the approval of the compensation of our named executive officers, the approval of our Amended and Restated 2013 Stock Incentive Plan, and the ratification of the appointment of our independent registered public accounting firm, and against the shareholder proposal.

Revoking Your Proxy or Changing Your Vote

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary at the address set forth in the Notice of Annual Meeting of Shareholders, by delivering a proxy bearing a later date (including by telephone or by internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

If your shares are held in a stock brokerage account or by a bank or other record holder, you may submit new voting instructions by contacting your broker, bank or other record holder or, if you have obtained a legal proxy from your broker, bank or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

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Quorum Requirements

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote your shares with respect to Proposals 1, 2, 3 or 5. We therefore urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

Approval of a Proposal

Each of the Proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders.

Avon Associates—Personal Savings Account Plan

The trustee of the Avon Products Inc. Personal Savings Account Plan (the “Plan”), as record holder of the shares held in the Plan, will vote the shares allocated to your account in accordance with your instructions. Unless your vote is received by 11:59 P.M. (New York time) on April 30, 2015 and unless you have specified your instructions, your shares cannot be voted by the trustee.

Voting Deadline

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and if you vote by telephone or the internet, your vote must be received by 1:00 A.M. (New York time) on May 6, 2015. If you do not prefer to vote by telephone or internet, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other record holder, you should return your voting instructions in accordance with the instructions provided by the broker, bank or other record holder who holds the shares on your behalf.

If you hold shares in the Avon Products Inc. Personal Savings Account Plan, your voting instructions must be received by 11:59 P.M. (New York time) on April 30, 2015.
Tabulation of Votes
Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.
Vote Results
We intend to announce preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

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PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at 12 and has nominated Douglas R. Conant, W. Don Cornwell, V. Ann Hailey, Nancy Killefer, Susan J. Kropf, Maria Elena Lagomasino, Sara Mathew, Helen McCluskey, Sheri McCoy, Charles H. Noski, Gary M. Rodkin, and Paula Stern for election. All nominees other than Ms. Kropf are current members of our Board. Each nominee elected as a director will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. All nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation in accordance with our Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 16.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the election as directors of the nominees listed below.

DOUGLAS R. CONANT COMMITTEE MEMBERSHIP Compensation and Management Development Committee Nominating and Corporate Governance Committee (Chair)	Director since 2012 Age: 63

Mr. Conant was appointed Independent Chairman of Avon’s Board of Directors in April 2013. Mr. Conant served as President and Chief Executive Officer and as a member of the Board of Directors of the Campbell Soup Company from January 2001 to July 2011. Previously, he was President of Nabisco Foods Company from 1995 to 2000. Mr. Conant joined Nabisco in 1992 and served as President of Sales; Senior Vice President, Marketing for The Nabisco Biscuit Company; and Vice President/General Manager of the Fleischmann’s Company. In August 2011, Mr. Conant founded ConantLeadership, a company dedicated to improving the quality of leadership in the 21st century, and has held the position of Chief Executive Officer since the company’s inception. Mr. Conant has served as Chairman of the Kellogg Executive Leadership Institute at Northwestern University since July 2013 and is also a director of AmerisourceBergen Corporation.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Conant has extensive public company experience as a seasoned executive of global consumer product companies. He brings significant corporate leadership skills and management experience that provide a valuable perspective and understanding of the challenges facing the Company. Additionally, his recognized expertise in marketing and branding, strategic innovation and corporate turnaround enables him to provide insightful guidance in helping to drive the Company’s growth.

W. DON CORNWELL COMMITTEE MEMBERSHIP Audit Committee Finance Committee (Chair)	Director since 2002 Age: 67

Mr. Cornwell was Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and served as Vice Chairman until December 2009. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman Sachs from 1976 to 1988. He is a member of the joint diversity advisory council of Comcast and NBCUniversal and a trustee of Big Brothers Big Sisters of New York. Mr. Cornwell is also a director of Pfizer, Inc. and American International Group, Inc.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Through Mr. Cornwell’s career as an entrepreneur driving the growth of a consumer focused media company, an executive in the investment banking industry and as a director of several significant consumer product and health care companies, he has valuable business, leadership, and management experience and brings important perspectives on the issues facing the Company. Mr. Cornwell founded and built Granite Broadcasting Corporation, a consumer focused media company, through acquisitions and operating growth enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting, and capital markets.

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V. ANN HAILEY COMMITTEE MEMBERSHIP Audit Committee Finance Committee	Director since 2008 Age: 64

Ms. Hailey served as President, Chief Executive Officer, Chief Financial Officer, and member of the board of Famous Yard Sale, Inc., an online marketplace for celebrities to offer items in a virtual yard-sale format, from July 2012 to March 2014. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an internet retailer of discounted luxury goods. She was Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007; EVP, Chief Financial Officer from August 1997 until April 2006; and EVP, Corporate Development from April 2006 until September 2007. Previously, she was a director of the Federal Reserve Bank of Cleveland and served as chair of its audit committee. Ms. Hailey is currently a director of W.W. Grainger, Inc. and the Realogy Holdings Corp.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey’s positions as chief financial officer, her current and prior service on the audit committees of other companies and as audit chair of the Cleveland Federal Reserve Bank and her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting, and capital markets. Through her most recent experience at Gilt Groupe, Inc. and Famous Yard Sale, Inc., Ms. Hailey has added experience in internet site development and selling and new venture management and funding.

NANCY KILLEFER COMMITTEE MEMBERSHIP Audit Committee Nominating and Corporate Governance Committee	Director since 2013 Age: 61

Ms. Killefer served as a Senior Partner at McKinsey & Company, an international management consulting firm, until her retirement in August 2013. She joined McKinsey in 1979 and held a number of leadership roles, including as a member of the firm’s governing board. Ms. Killefer led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey’s Washington, D.C. office. From 1997 to 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of Treasury. In 2000, she returned to McKinsey to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of The Advisory Board Company and Computer Sciences Corporation. She also serves as a vice chair of the Defense Business Board, an advisory body to the Secretary of Defense.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Killefer has served in key leadership positions in both the private and public sector and brings to the Board significant expertise in strategy development, execution, marketing, brand-building, and organizational efficiencies across all sectors. In particular, her experience with consumer-based and retail industries is valuable to the Company. In addition, Ms. Killefer’s strong financial background, including her experience as Chief Financial Officer and Chief Operating Officer of the U.S. Department of Treasury, provides expertise to the Board on financial and accounting matters.

SUSAN J. KROPF	Age: 65

Ms. Kropf served as President and Chief Operating Officer of Avon Products, Inc. since January 2001, prior to her retirement in 2006. She served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from 1999 to 2001 and Executive Vice President and President, North America of Avon from 1998 to 1999. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. Ms. Kropf is currently a director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and The Sherwin-Williams Company.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Kropf has extensive operational skills and a deep understanding of direct selling, having held various senior management positions during the course of her 36-year career at Avon, including in the areas of marketing, research and development, product development, customer service, and manufacturing. Ms. Kropf has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance board committees.

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MARIA ELENA LAGOMASINO COMMITTEE MEMBERSHIP Compensation and Management Development Committee (Chair) Nominating and Corporate Governance Committee	Director since 2000 Age: 66

Ms. Lagomasino has served as Chief Executive Officer and Managing Partner of WE Family Offices, a wealth advisory firm, since March 2013. From November 2005 to October 2012, she held the position of Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc. Ms. Lagomasino was Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a division of J.P. Morgan Chase & Co., from September 2001 to March 2005. Prior to assuming these roles, she was Managing Director at The Chase Manhattan Bank, in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983, she was a Vice President at Citibank. Ms. Lagomasino is a member of the Council on Foreign Relations, the Economic Club of New York, and the Institute for the Fiduciary Standard. She is a director of the Americas Society and a Trustee of the National Geographic Society. Ms. Lagomasino is also a director of the Coca-Cola Company.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Lagomasino is a recognized leader in the wealth management industry, with over thirty years of financial services experience, including investment and capital markets. This financial and business expertise enhances her contribution to the oversight of the Company’s strategic direction and growth. Ms. Lagomasino also has broad international experience, including management of 3,000 employees in over 20 countries as Chief Executive Officer of JP Morgan Private Bank and decades of work with Latin America, which is one of the Company’s key regions. Through her professional background, including her service on the compensation committee of another public company, Ms. Lagomasino provides valuable knowledge of executive compensation matters. Through her tenure on our Board, Ms. Lagomasino has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

SARA MATHEW COMMITTEE MEMBERSHIP Finance Committee	Director since 2014 Age: 59

Ms. Mathew was Chairman of the Board and Chief Executive Officer of The Dun & Bradstreet Corporation from July 2010 to October 2013 and served in an advisory role there until the end of 2013. Previously, she held a number of other leadership roles at Dun & Bradstreet, including Chief Executive Officer prior to assuming the Chairman role from January 2010 to June 2010, President from March 2007 to June 2010, Chief Operating Officer from March 2007 to December 2009, and Chief Financial Officer from August 2001 to February 2007. Before joining Dun & Bradstreet, Ms. Mathew had an 18-year career at Procter & Gamble, where she held a number of management positions, including Vice President of Finance in Asia and Chief Financial Officer of the global baby care business unit. Ms. Mathew is a member of the Zurich International Advisory Council and a director of The Campbell Soup Company and Freddie Mac.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Mathew brings a wealth of experience ranging from business-to-business digital to the consumer products industry. She is a recognized transformational leader and her experience as Chairman, Chief Executive Officer, and Chief Financial Officer of a global public company provides valuable knowledge and insights in global business and financial matters. In addition, her recognized technological expertise enhances her contribution to the oversight of the Company’s strategic direction and growth.

HELEN MCCLUSKEY COMMITTEE MEMBERSHIP Compensation and Management Development Committee	Director since 2014 Age: 59

Ms. McCluskey was President, Chief Executive Officer and a member of the Board of Directors of The Warnaco Group, Inc. from February 2012 to February 2013, when it was acquired by PVH Corp., and she then served on the board of directors of PVH Corp. until June 2014. Ms. McCluskey also served in other leadership roles at Warnaco, including Chief Operating Officer from September 2010 to February 2012 and as Group President from July 2004 to September 2010. Prior to joining Warnaco, Ms. McCluskey held positions of increasing responsibility at Liz Claiborne, Inc. from August 2001 to June 2004. Previously, she spent 18 years in Sara Lee Corporation’s intimate apparel units, where she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001. Ms. McCluskey is a director of Signet Jewelers Limited.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. McCluskey has a broad background in strategy, business planning and operations derived from her career in consumer businesses. Having built women’s brands globally, she contributes a valuable blend of branding, merchandising, marketing and international expertise to the Company. Her experience as a Chief Executive Officer of a global public company provides her with significant expertise in global business matters, corporate leadership and management which enables her to bring important contributions to the oversight of the Company’s strategic direction and growth.

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SHERI MCCOY CEO	Director since 2012 Age: 56

Ms. McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles, including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career, she was Global President of the Baby and Wound Care franchise; Vice President, Marketing for a variety of global brands; and Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of the Partnership for New York, Catalyst, Stonehill College, and the non-profit science and technology organization FIRST.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. McCoy has a unique combination of strategic and finely honed operational skills and a significant turnaround track record. Throughout her career, she has consistently achieved results and driven change across highly diverse operating units with widely varying product lines, customers, distribution channels, and business models. Ms. McCoy has deep global experience and is highly skilled at managing complex, matrixed organizational structures.

CHARLES H. NOSKI COMMITTEE MEMBERSHIP Audit Committee (Chair)	Director since 2012 Age: 62

Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012, having served previously as Executive Vice President and Chief Financial Officer from May 2010 to June 2011. Prior to that, Mr. Noski was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation from 2003 to 2005 and served on its board of directors from 2002 to 2005. He was AT&T Corporation’s Senior Executive Vice President and Chief Financial Officer from 1999 to 2002 and Vice Chairman of the board of directors during 2002. Earlier in his career, Mr. Noski was President, Chief Operating Officer and Chief Financial Officer of Hughes Electronics Corporation and a Partner with Deloitte & Touche LLP. Mr. Noski served as Chairman of the Financial Accounting Standards Advisory Council of the Financial Accounting Standards Board (FASB) in 2012 and 2013. During the past five years, he has been a director of Air Products and Chemicals, Inc., Automatic Data Processing, Inc., Avery Dennison Corporation, Morgan Stanley, and Merrill Lynch & Co. (a wholly owned subsidiary of Bank of America Corporation). Mr. Noski is currently a director of Microsoft Corporation, The Priceline Group Inc., and the National Association of Corporate Directors.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Noski is a seasoned business leader with significant finance, accounting, auditing and business operations expertise. In particular, his role as chief financial officer at major global corporations and his public company board experience enhance his contributions to the Company’s turnaround and strategic initiatives. His key insights into finance and accounting matters, including capital management, restructuring, and capital markets, are highly valuable to the Board.

GARY M. RODKIN COMMITTEE MEMBERSHIP Compensation and Management Development Committee Finance Committee	Director since 2007 Age: 62

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. and serves as a member of its Board of Directors. Prior to joining ConAgra Foods, Inc. in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America, where he led the integration of Quaker Foods (including Gatorade, Quaker cereals and snack bars) into PepsiCo. Mr. Rodkin was also President of Tropicana when it was acquired by PepsiCo in 1998. From 1979 through 1995, he held management positions at General Mills, including President of Yoplait. He is a director and past chairman of the Grocery Manufacturers Association; a member of the board of the Food Marketing Institute; and Chairman of Boys Town. He is also a member of the Strategic Air Command Consultation Committee and the Omaha Chamber of Commerce; a Fellow of Executive Education at Harvard Business School; and, he serves as a member of the Rutgers University Foundation Board of Overseers.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Rodkin has spent his career building leading consumer brands and contributes key marketing, financial and operations expertise to the Company. His broad-based business expertise and corporate leadership skills as a public company Chief Executive Officer provide significant insight and guidance on issues facing the Company and strengthen the Board’s collective qualifications, skills, and experience. In particular, Mr. Rodkin’s strong turnaround experience enhances his contribution to the oversight of the Company’s strategic direction and growth.

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PAULA STERN, Ph.D. COMMITTEE MEMBERSHIP Finance Committee Nominating and Corporate Governance Committee	Director since 1997 Age: 69

The Honorable Paula Stern, Ph.D is Chairwoman of The Stern Group, Inc., an international advisory firm focusing on business and government strategy, which was established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. She serves on the U.S. Department of State’s Advisory Committee on International Economic Policy and the U.S. Department of Commerce’s Renewable Energy and Energy Efficiency Advisory Committee. Dr. Stern is a member of the Board of Trustees of the Committee for Economic Development; the Executive Committee of the Atlantic Council; the Council on Foreign Relations; Inter-American Dialogue; and the Bretton Woods Committee. She is also a member of the International Advisory Board of Lafarge and the Corporate Board Advisory Group of Diversified Search. During the past five years, Dr. Stern has served as a director of Hasbro, Inc. She is currently a director of Rent-A-Center, Inc.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Dr. Stern is a distinguished scholar with over 30 years of professional experience in regulatory, legislative and business matters. She is an expert on business and government strategy, including global trade and competitive considerations, and provides the Company with valuable leadership and perspective in these areas. In addition, Dr. Stern’s strong background in the direct selling regulatory framework is an asset in light of our business, which is conducted worldwide primarily through direct selling. Further, through her decades of service on corporate boards, including consumer products companies, she has gained corporate governance and leadership experience that enhances her contribution to the Company. Through her tenure on our Board, Dr. Stern has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

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INFORMATION CONCERNING THE BOARD OF DIRECTORS

2014 Board Meetings

Our Board of Directors held eight meetings in 2014. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. All directors attended at least 75% of the aggregate number of 2014 meetings of the Board and of each Board Committee on which he or she served. All of the directors then serving on the Board attended the 2014 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management.

Non-employee directors meet in regularly scheduled executive sessions, as needed, without the CEO or other members of management. In the absence of the Chairman from any executive session, the non-employee directors will choose from among themselves a presiding director.

Board Leadership Structure

The Board currently separates the positions of CEO and Chairman. Mr. Conant serves as our Independent Chairman of the Board. The Board evaluates its leadership structure periodically and believes that separating the Chairman and CEO roles is important as the Company focuses on its turnaround and stabilization efforts.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. In connection with this, the Audit Committee has oversight of the Company’s enterprise risk management (“ERM”) program, which includes a risk management committee, composed of certain key executives. The cross-functional group of key executives who comprise the risk management committee identify, on a periodic basis, the top current and future risks facing the Company, including, but not limited to, strategic, operational, financial and compliance risks, and the associated risk owners are responsible for managing and mitigating these risks. In line with this, the Company provides regular ERM updates to the Audit Committee. The Audit Committee also periodically reports to the full Board on the Company’s risk management program.

While the Board of Directors has overall responsibility for overseeing risk management, Board Committees oversee risk within their areas of responsibility, as appropriate. For example, as set forth in further detail on page 46, our Compensation and Management Development Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices at least annually to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company. As set forth in its charter, the Finance Committee is responsible for, among other things, reviewing periodically the Company’s strategy for and use of derivatives for hedging risks such as interest rate and foreign exchange risks.

For certain risks, oversight is conducted by the full Board, such as during the Board’s annual review of the Company’s strategic goals and initiatives and other significant issues that are expected to affect the Company in the future. We believe that the Chairman, CEO, and roles of the Board and the Board Committees provide the appropriate leadership to help ensure effective risk oversight.

Communications with Directors

A shareholder or other interested party who wishes to contact the Chairman or the non-employee directors as a group may do so by addressing the correspondence to the Chairman or such non-employee directors, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. All correspondence addressed to a director will be forwarded to that director.

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Board Committees

The Board has the following regular standing committees: Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of each Committee and our Corporate Governance Guidelines are available on our investor website (www.avoninvestor.com). Our Code of Conduct (which applies to the Company’s directors, officers and employees) is available at www.avoncompany.com.

Audit Committee	Primary Responsibilities	2014 Meetings: 13
Charles H. Noski (Chair) W. Don Cornwell V. Ann Hailey Nancy Killefer	•

Assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities.

•

The Board has determined that Mr. Noski, Mr. Cornwell and Ms. Hailey are “audit committee financial experts,” under the rules of the Securities and Exchange Commission and that all of the Committee members are independent and financially literate under the listing standards of the New York Stock Exchange.

•

A further description of the role of the Audit Committee is set forth on pages 72 through 74 under “Audit Committee Report” and “Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm.”

Compensation and Management Development Committee	Primary Responsibilities	2014 Meetings: 10
Maria Elena Lagomasino (Chair) Douglas R. Conant Helen McCluskey Gary M. Rodkin	•

Discharges the responsibilities of the Board relating to executive compensation, including reviewing and establishing our overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate. In addition, the Committee, in consultation with the independent members of the Board, reviews and approves the goals and objectives relevant to the compensation of the CEO and determines the compensation of the CEO. It also determines the compensation of all senior officers and oversees incentive compensation plans, including establishing performance measures and evaluating and approving any incentive pay-outs thereunder.

•

Reviews and evaluates the Company’s talent management and succession planning approach, philosophy, and key processes, and is responsible for development and succession plans for members of the Company’s Executive Committee and their potential successors.

•

The Committee may delegate responsibilities to a subcommittee composed of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. For example, the Committee has delegated to Ms. McCoy as a director the authority to approve annual and off-cycle equity awards to employees who are not senior officers.

•

A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on page 36 under “Compensation Discussion and Analysis—Roles in Executive Compensation.”

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Nominating and Corporate Governance Committee	Primary Responsibilities	2014 Meetings: 6

Douglas R. Conant (Chair) Nancy Killefer Maria Elena Lagomasino Paula Stern	•

Identifies individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends to the Board the candidates for directorships to be filled by the Board. A description of the Committee’s process for identifying and evaluating nominees for directorships is forth on page 16 under “Director Nomination Process & Shareholder Nominations.”

	•	Develops and recommends to the Board corporate governance principles, monitors developments in corporate governance, and makes recommendations to the Board regarding changes in governance policies and practices.

	•	Oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

	•	Reviews and recommends to the Board policies regarding the compensation of non-employee directors. A description of the compensation of non-employee directors and the Committee’s scope of authority with respect to such matters is set forth on page 19 under “Director Compensation—Role of Nominating and Corporate Governance Committee.”

Finance Committee	Primary Responsibilities	2014 Meetings: 9

W. Don Cornwell (Chair) V. Ann Hailey Sara Mathew Gary M. Rodkin Paula Stern	•

Assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships, and funding of the employee benefit plans.

	•	Responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives.

Director Independence

The Board of Directors has concluded that each non-employee nominee (including those who are currently serving as non-employee directors and who served during 2014) is independent.

The Board of Directors assesses the independence of its non-employee members at least annually in accordance with the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, and our Corporate Governance Guidelines. As part of its assessment, the Board determines whether or not any such director has a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration includes:

•	the nature of the relationship;

•	the significance of the relationship to Avon, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence.

In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

In the ordinary course of business, the Company has business relationships with certain companies on which Avon Directors also serve on the board of directors, including for example, advertising arrangements, software services, and insurance coverage. Based on the standards described above, the Board of Directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material such that it would impede the exercise of independent judgment.

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Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision and the rationale within 90 days from the date of the certification of the election results.

Director Nomination Process & Shareholder Nominations

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and for making recommendations to the Board regarding: (i) nominees for Board membership to fill vacancies and newly created positions, and (ii) the persons to be nominated by the Board for election at the Company’s annual meeting of shareholders. The Committee actively considers potential director candidates on an ongoing basis as part of its director succession planning efforts.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

In making its recommendations, the Committee evaluates each candidate based on the independence standards described above and other qualification standards described below. For example, our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds, and the extent to which the candidate would fill a present or evolving need on the Board. There is not a formal diversity policy; however, diversity of backgrounds, as one factor that the Committee may consider, is broadly construed to include differences of viewpoint, personal and professional experience, skill, gender, race, and other individual characteristics.

The Committee has retained a third-party search firm to locate candidates who may meet the needs of the Board, and who recommended Ms. McCluskey to the Committee during 2014 and worked with the Board in reviewing and advancing the candidacy. The firm typically provides information on a number of candidates for review and discussion by the Committee. Our Independent Chairman of the Board and our CEO recommended Ms. Kropf to the Committee and worked with the Board in reviewing and advancing the candidacy. As appropriate, the Committee chair and other members of the Committee and the Board interview potential candidates. If the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. A written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director is also required. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

In addition, our Corporate Governance Guidelines provide that any non-employee director who will be age 72 or older at the time of the election may not stand for reelection unless requested by the Board.

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Certain Legal Proceedings

In July and August 2010, derivative actions were filed in state court against certain present or former officers and/or directors of the Company (Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, Nassau County, Index No. 600570/2010); Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, New York County, Index No. 651304/2010)). On November 22, 2013, a derivative action was filed in federal court against certain present or former officers and/or directors of the Company (Sylvia Pritika, derivatively on behalf of Avon Products, Inc. v. Ann S. Moore, et al. and Avon Products, Inc. as nominal defendant (filed in the United States District Court for the Southern District of New York, No. 13-CV-8369)). The claims asserted in one or more of these actions include alleged breach of fiduciary duty, abuse of control, waste of corporate assets, and unjust enrichment, relating to the Company’s compliance with the Foreign Corrupt Practices Act, including the adequacy of the Company’s internal controls. The relief sought against the individual defendants in one or more of these derivative actions include certain declaratory and equitable relief, restitution, damages, exemplary damages and interest. The Company is a nominal defendant, and no relief is sought against the Company itself. In the Parker case, plaintiff has agreed that defendants’ time to file an answer, motion to dismiss or other response is adjourned until plaintiff files an amended pleading. In Schwartz, plaintiffs filed a further amended complaint on March 17, 2015, and the parties have agreed to a stipulated schedule for defendants to file a motion to dismiss. In Pritika, defendants’ motion to dismiss the complaint for lack of federal subject matter jurisdiction was granted on March 16, 2015.

Consistent with the Company’s By-Laws and the New York Business Corporation Law, expenses in connection with all of the foregoing actions and certain other matters described in the Company’s Annual Report on Form 10-K are being paid by the Company on behalf of certain present or former officers and/or directors.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of our Board’s Compensation and Management Development Committee has served as one of our officers or employees at any time. None of our executive officers served during 2014 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation and Management Development Committee.

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DIRECTOR COMPENSATION

The following table discloses compensation received by our non-employee directors during 2014.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total ($)

Mr. Conant[3]	343,000	114,998	76	458,074

Mr. Cornwell	97,000	114,998	15,576	227,574

Ms. Hailey	91,000	114,998	76	206,074

Ms. Killefer	91,000	191,664	15,076	297,740

Ms. Lagomasino	96,000	114,998	76	211,074

Ms. Mathew	81,000	153,318	76	234,394

Ms. McCluskey[5]	42,500	—	38	42,538

Ms. Moore[4]	26,168	—	25	26,193

Mr. Noski	95,000	114,998	15,576	225,574

Mr. Rodkin	87,000	114,998	10,576	212,574

Dr. Stern	87,000	114,998	5,876	207,874

1	Stock awards consist of 8,640 service-based restricted stock units (“Service-based RSUs” or “RSUs”), which were granted on May 6, 2014 as part of the annual retainer for non-employee directors. Ms. Killefer, who joined the Board in September 2013, received an additional pro-rata award of 5,760 RSUs for her service on the Board prior to our 2014 Annual Meeting. Ms. Mathew, who joined the Board in January 2014, received an additional pro-rata award of 2,879 RSUs for her service on the Board prior to our 2014 Annual Meeting. The aggregate grant date fair value of the RSUs was determined based on the grant date fair value in accordance with FASB ASC Topic 718. See also Note 10 in the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2014 for a description of our share-based awards.

On December 31, 2014, each non-employee director held the following aggregate number of restricted stock awards, RSUs and option awards:

•	Mr. Conant: 19,557 RSUs

•	Mr. Cornwell: 9,563 shares of restricted stock, 33,977 RSUs, and options to purchase 8,000 shares

•	Ms. Hailey: 32,463 RSUs

•	Ms. Killefer: 14,400 RSUs

•	Ms. Lagomasino: 10,819 shares of restricted stock, 33,977 RSUs, and options to purchase 8,000 shares

•	Ms. Mathew: 11,519 RSUs

•	Ms. Moore: Options to purchase 8,000 shares

•	Mr. Noski: 16,948 RSUs

•	Mr. Rodkin: 2,519 shares of restricted stock and 33,977 RSUs

•	Dr. Stern: 15,999 shares of restricted stock, 33,977 RSUs, and options to purchase 8,000 shares

2	This column includes payments of life and business travel accident insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-employee directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-employee director’s contribution to a charitable organization up to $15,500 per year. This column includes the following amounts, which were in excess of $10,000, each for matches to charitable organizations: Mr. Cornwell, $15,500; Ms. Killefer, $15,000; Mr. Noski, $15,500; and Mr. Rodkin, $10,500.

3	Mr. Conant received a fee of $250,000 as Independent Chairman of the Board.

4	Ms. Moore retired from the Board in May 2014.

5	Ms. McCluskey, who joined the Board in July 2014, did not receive a grant of RSUs during 2014.

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Annual Retainer Fees

Directors who are employees of Avon or any of our subsidiaries receive no remuneration for services as a director. As in prior years, in 2014, each non-employee director was entitled to an annual retainer of $190,000, consisting of $75,000 in cash plus an annual grant of RSUs having a market value as of the date of grant of approximately $115,000 based on the closing price of our common stock on the date of grant. Pursuant to the Avon Products, Inc. Compensation Plan for Non-Employee Directors, annual RSU awards are granted on the same date as the Annual Meeting of Shareholders and vest on the date of the next Annual Meeting of Shareholders, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. Vested RSUs are settled upon a director’s departure from the Board. A non-employee director is entitled to regular dividend equivalent payments on RSUs but does not have the right to vote RSUs until settlement.

In addition to the annual Board retainer, during 2014, the Company paid a $10,000 retainer for service on the Audit Committee and a $6,000 retainer for service on each of the other Board committees. Furthermore, the Independent Chairman of the Board received an additional fee of $250,000, the chair of the Audit Committee received an additional fee of $10,000, the chair of the Compensation and Management Development Committee received an additional fee of $9,000, and the chair of each other Committee received an additional fee of $6,000. At certain times, we also provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their cash retainer fees into a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of Avon’s common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines which require non-employee directors to own shares of our common stock having a value equal to or greater than $350,000 within five years from the date of their election to the Board. All directors were in compliance with these guidelines for 2014 or are on track to satisfy them within the period allowed to satisfy the guidelines.

Role of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-employee directors. In making its recommendations, the Committee typically considers:

•	The form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of shareholders.

•	The non-employee director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-employee directors.

•	The impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation.

•	The advice of independent consultants retained from time to time by the Nominating and Corporate Governance Committee (whom the Committee did not retain in 2014).

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EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders or in connection with the appointment to his or her role. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer

Sheri McCoy	Chief Executive Officer	56	2012

James S. Scully	Executive Vice President and Chief Financial Officer	50	2015

Fernando Acosta	Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing	47	2011

Jeff Benjamin	Senior Vice President, General Counsel and Chief Ethics & Compliance Officer	69	2012

John P. Higson	Senior Vice President and President, EMEA and Head of Global Field Operations	57	2006

David Legher	Senior Vice President and President, Avon Brazil and South Market Group	45	2014

Robert Loughran	Vice President and Corporate Controller	50	2012

Pablo Munoz	Senior Vice President and President, North America	57	2013

Susan Ormiston	Senior Vice President, Human Resources and Chief Human Resources Officer	44	2013

Nilesh Patel	Senior Vice President and President, Asia Pacific	55	2014

David Powell	Senior Vice President of Business Transformation and Global Supply Chain	58	2013

Brian Salsberg	Senior Vice President, Global Strategy	41	2014

Sheri McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles, including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career, she was Global President of the Baby and Wound Care franchise; Vice President, Marketing for a variety of global brands; and Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of the Partnership for New York, Catalyst, Stonehill College, and the non-profit science and technology organization FIRST.

James S. Scully has been Avon’s Executive Vice President and Chief Financial Officer since March 9, 2015. Prior to joining Avon, Mr. Scully served as the Chief Operating Officer of the J. Crew Group, Inc., a specialty apparel and accessories retailer. Mr. Scully served as J. Crew’s Executive Vice President and Chief Financial Officer from September 2005 to May 2012 and Chief Administrative Officer from April 2008 to April 2013. Prior to joining J. Crew in 2005, Mr. Scully served in key roles at Saks Incorporated from 1997 to 2005, including at various times as Executive Vice President of Human Resources and Strategic Planning, Senior Vice President of Strategic and Financial Planning and Senior Vice President, Treasurer. Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997. Mr. Scully began his career in the banking industry at Connecticut National Bank, which was subsequently acquired by Shawmut Bank.

Fernando Acosta has been Avon’s Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing since November 2014. Prior to this, he was Avon’s Senior Vice President and President Latin America since December 2011. Prior to joining Avon, Mr. Acosta spent 19 years at Unilever, where he advanced through a series of senior operating positions with increasing responsibility. He served as Unilever’s Senior Vice President, Middle Americas since November 2010. Prior to that, he served as Unilever’s Senior Vice President, Skin Care and Cleansing from August 2008 to October 2010. Prior to that, he served as Senior Vice President, Dove Personal Care from July 2006 to July 2008. Prior to 2006, Mr. Acosta held various management positions within Unilever’s Deodorants and Hair Care businesses.

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Jeff Benjamin has been Avon’s Senior Vice President, General Counsel and Chief Ethics & Compliance Officer since September 2012. Prior to joining Avon, he was employed by Novartis Corporation (formerly known as Ciba-Geigy Corporation) from April 1974 through December 2011. There he served in a variety of general counseling positions from 1986 until his retirement in December 2011. In addition, he was Chief Ethics & Compliance Officer at Novartis Corporation from 1997 through 2010 and Chair of the Ethics & Compliance Committee from 2010 through 2011.

John P. Higson has been Avon’s Senior Vice President and President, EMEA and Head of Global Field Operations since November 2014. Prior to this, he was Avon’s Senior Vice President and President, EMEA since March 2012. Mr. Higson served as Senior Vice President, Global Commercial Operations from March 2011 to March 2012 and Senior Vice President, Global Direct Selling and Business Model Innovation from June 2009 to March 2011. Prior to that, Mr. Higson was Senior Vice President, Central and Eastern Europe from 2005 to 2009, Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

David Legher has been Avon’s Senior Vice President & President, Avon Brazil and South Market Group since November 2014. Prior to this, he was Senior Vice President and President of Avon Brazil, the Company’s largest market, since 2012. Mr. Legher joined Avon in 2004 and held various positions, including General Manager of Colombia, Peru and Ecuador and General Manager of Mexico and Central America. Prior to that, he worked for 11 years at Suramericana de Seguros, a major insurance company, holding roles in IT, internal audit, project management, operations and planning, commercial and M&A responsibilities.

Robert Loughran has been Avon’s Vice President and Corporate Controller since May 2012, and he also served as Acting Chief Financial Officer from October 2014 to March 2015. Prior to that, Mr. Loughran served as Vice President and Assistant Controller since September 2009 and prior to that he held the position of Executive Director, Assistant Controller since joining the Company in 2004.

Pablo Munoz has been Avon’s Senior Vice President and President, North America since June 2013. Prior to joining Avon, Mr. Munoz spent two decades at Tupperware Brands Corporation, most recently serving as Group President of the Americas region from January 2011 to May 2013. In September 2012, he assumed responsibility for Tupperware North America. Previously, Mr. Munoz served as Group President, Latin America from January 2010 to January 2011. Prior to January 2010, Mr. Munoz was Vice President, Latin America for approximately 5 years. Earlier in his career, Mr. Munoz spent five years at Sara Lee Corporation as Executive Director, Business Development and, prior to that, held positions at Booz Allen Hamilton, Inc. and Abbott Laboratories.

Susan Ormiston has been Avon’s Senior Vice President, Human Resources and Chief Human Resources Officer since July 2013. Prior to that, Ms. Ormiston served as Group Vice President, Global Functions & HR Operational Excellence since November 2012 and prior to that she held the position Vice President, Human Resources, Global Brand Marketing since joining Avon in August 2010. Prior to joining Avon, Ms. Ormiston was Senior Vice President, Human Resources, at global life insurer New York Life International from June 2007 to July 2010. Earlier in her career, she spent 15 years at IBM, progressing through human resources management roles of increasing responsibility in the U.S. and U.K.

Nilesh Patel has been Avon’s Senior Vice President and President, Asia Pacific since February 2014. Prior to joining Avon, Mr. Patel spent 26 years with the Heinz Company, most recently serving as President, Director and Regional CEO of the Heinz ASEAN Region from May 2007 to January 2014. Prior to that, he served as Managing Director and Chairman of the Board of the Board of Directors of Heinz India from 2004 to 2007. Before that, Mr. Patel held positions of increasing responsibility in technical, supply chain, and commercial functions in EMEA and in Asia, including China.

David Powell has been Avon’s Senior Vice President of Business Transformation and Global Supply Chain since February 2013. Prior to joining Avon, Mr. Powell was the Managing Partner at Midreef Partners, LLC from July 2012 to March 2013, and provided advisory support to medical technology, turn-around, and private/venture equity firms. Prior to that, he spent more than 10 years with Johnson & Johnson, most recently serving as President of Japan medical devices division from January 2008 to December 2012 and as Executive Advisor to that division from January 2012 through June 2012. From April 2004 to December 2007, Mr. Powell served as Worldwide President of Advanced Sterilization Products. In his early career, Mr. Powell held a series of profit and loss, operations, and strategy leadership positions at companies such as Ethicon, HAVI Food Services in Hong Kong, and Urologix.

Brian Salsberg has been Avon’s Senior Vice President, Global Strategy since September 2013. Mr. Salsberg joined Avon after a 14-year career at McKinsey & Co., a global management consulting firm, where he was a Partner. He was a co-leader of the firm’s consumer and retail practice in Asia and has experience developing and leading growth and innovation strategies with blue-chip global consumer companies in Asia and around the world.

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OWNERSHIP OF SHARES

The following table shows information for holders of more than 5% of the outstanding shares of Avon common stock, as set forth in recent filings with the Securities and Exchange Commission (“SEC”).

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group[1] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	36,792,399	8.46%

T. Rowe Price Associates, Inc.[2] 100 E. Pratt Street Baltimore, MD 21202	32,951,450	7.5%

Yacktman Asset Management LP3 6300 Bridgepoint Parkway Building One, Suite 500 Austin, TX 78730	31,470,712	7.2%

Franklin Mutual Advisors, LLC[4] 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	29,620,562	6.8%

Capital International Investors[5] 333 South Hope Street Los Angeles, CA 90071	26,771,189	6.1%

BlackRock, Inc.[6] 55 East 52nd Street New York, NY 10022	23,800,160	5.5%

Capital World Investors[7] 333 South Hope Street Los Angeles, CA 90071	21,890,000	5.0%

1	In its Schedule 13G/A filed on February 10, 2015 with the SEC, The Vanguard Group (“Vanguard”) reported the beneficial ownership of 36,792,399 shares on behalf of itself and the following subsidiaries, which are investment managers and hold shares: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard reported that it had sole voting power with respect to 735,330 shares, shared voting power with respect to no shares, sole dispositive power with respect to 36,086,672 shares, and shared dispositive power with respect to 705,727 shares.

2	In its Schedule 13G/A filed on February 13, 2015 with the SEC, T. Rowe Price Associates, Inc. (“T. Rowe”) reported the beneficial ownership of 32,951,450 shares. T. Rowe reported that it had sole voting power with respect to 12,503,232 shares, shared voting power with respect to no shares, sole dispositive power with respect to 32,886,450 shares, and shared dispositive power with respect to no shares. These securities are owned by various individuals and institutional investors, which T. Rowe serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Act”). T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

3	In its Schedule 13G filed on February 10, 2015 with the SEC, Yacktman Asset Management LP (“Yacktman”) reported the beneficial ownership of 31,470,712 shares. Yacktman reported that it had sole voting power with respect to 31,456,412 shares and sole dispositive power with respect to 31,470,712 shares, and shared voting power and shared dispositive power with respect to no shares.

4	In its Schedule 13G/A filed on February 3, 2015 with the SEC, Franklin Mutual Advisers, LLC (“Franklin”) reported the beneficial ownership of 29,620,562 shares. Franklin reported that it had sole voting power and sole dispositive power with respect to 29,620,562 shares and shared voting power and shared dispositive power with respect to no shares. These securities are owned by one or more investment companies or other investors, which Franklin serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Act, Franklin is deemed to be a beneficial owner of such securities; however, Franklin expressly disclaims that it is, in fact, the beneficial owner of such securities.

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5	In its Schedule 13G filed on February 13, 2015 with the SEC, Capital International Investors, a division of Capital Research and Management Company (“CRMC”) reported the beneficial ownership of 26,771,189 shares. Capital International Investors reported that it had sole voting power with respect to 25,969,289 shares, shared voting power with respect to no shares, sole dispositive power with respect to 26,771,189 shares, and shared dispositive power with respect to no shares. Capital International Investors is a division of CRMC and the following CRMC subsidiaries: Capital Guardian Trust Company, Capital International Limited, Capital International Sarl, Capital International K.K. and Capital International, Inc., collectively provide investment management services under the name “Capital International Investors.” Capital Investment Advisors expressly disclaims beneficial ownership of such securities pursuant to Rule 13d-4 of the Act.

6	In its Schedule 13G filed February 6, 2015 with the SEC, BlackRock, Inc. (“BlackRock”) reported the beneficial ownership of 23,800,160 shares on behalf of itself and the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd. and BlackRock Life Limited. BlackRock reported that it had sole voting power with respect to 20,061,728 shares, shared voting power with respect to no shares, sole dispositive power with respect to 23,800,160 shares, and shared dispositive power with respect to no shares.

7	In its Schedule 13G filed on February 13, 2015 with the SEC, Capital World Investors, a division of CRMC reported the beneficial ownership of 21,890,000 shares as a result of CRMC acting as investment adviser to various investment companies under Section 8 of the Investment Company Act of 1940. Capital World reported that it had sole voting and sole dispositive power with respect to 21,890,000 shares, shared voting power with respect to no shares, and shared dispositive power with respect to no shares. Capital World Investors expressly disclaims beneficial ownership of such securities pursuant to Rule 13d-4 of the Act.

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The following table sets forth certain information as of March 1, 2015 regarding the beneficial ownership of our common stock by each director, each named executive officer (those officers listed in the Summary Compensation Table), and all of our directors and executive officers as a group. The total shares, individually and on an aggregate basis, represent less than 1% of Avon’s outstanding shares of common stock.

Name	Shares of Common Stock[1]		Stock Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares Beneficially Owned	Restricted Stock Units [2]	Total
Fernando Acosta	49,921		0	49,921	98,547	148,468
Douglas R. Conant	37,464		0	37,464	19,557	57,021
W. Don Cornwell	12,083	[3,4]	8,000	20,083	33,977	54,060
V. Ann Hailey	2,000		0	2,000	32,463	34,463
John P. Higson	21,073		284,044	305,117	82,309	387,426
Nancy Killefer	0		0	0	14,400	14,400
Maria Elena Lagomasino	37,662	[3,4]	8,000	45,662	33,977	79,639
David Legher	21,054		60,667	81,721	132,745	214,466
Robert Loughran	9,237		25,902	35,139	31,275	66,414
Sara Mathew	15,000	[4]	0	15,000	11,519	26,519
Helen McCluskey[5]	0		0	0	0	0
Sheri McCoy	41,456		0	41,456	120,000	161,456
Charles H. Noski	1,000	[4]	0	1,000	16,948	17,948
Gary M. Rodkin	4,669	[3,4]	0	4,669	33,977	38,646
Kimberly A. Ross[6]	0		0	0	0	0
Paula Stern	16,099	[3]	8,000	24,099	33,977	58,076
22 directors and executive officers as a group	341,915	[7]	398,613	740,528	1,170,603	1,911,131

1	Shares reflect sole voting and investment power except as otherwise noted.

2	The numbers in this column include unvested service-based RSUs, which do not afford the holder voting or investment power. Performance-based restricted stock units (“Performance RSUs) held by executive officers, which will vest only if three-year financial goals are met, have not been included and do not afford the holder voting or investment power.

3	Includes the following restricted shares for which the director has sole voting but no investment power as follows:

•	Mr. Cornwell: 9,563 shares

•	Ms. Lagomasino: 10,819 shares

•	Mr. Rodkin: 2,519 shares

•	Dr. Stern: 15,999 shares

4	Includes the following:

•	Mr. Cornwell: 200 shares held in the name of a family member

•	Ms. Lagomasino: 26,843 shares held in trust

•	Mr. Loughran: 6,293 shares held jointly with spouse

•	Ms. Mathew: 15,000 shares held jointly with spouse

•	Mr. Noski: 1,000 shares held in trust

•	Mr. Rodkin: 250 shares held in the name of a family member and 1,900 shares held in trust

5	Ms. McCluskey joined the Board in July 2014, and will receive her first service-based restricted stock unit award in May 2015, pursuant to the Avon Products, Inc. Compensation Plan for Non-Employee Directors.

6	Ms. Ross departed from the Company in October 2014.

7	Includes 52,496 shares as to which beneficial ownership is shared with others.

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TRANSACTIONS WITH RELATED PERSONS

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Under the written charter of the Audit Committee, related person transactions are subject to the review, evaluation and, as appropriate, approval or ratification of the transaction by the Committee. The Committee considers any such related person transactions in a manner that best serves the interests of the Company and the interests of our shareholders.

In addition, our Code of Conduct (the “Code”), which is available on our Company website (www.avoncompany.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company. The Company also has a written global conflicts of interest policy for employees, including executive officers, which provides procedures and guidelines for addressing such conflicts. Under the policy, actual conflicts of interest are prohibited and the appearance of a conflict necessitates the review and prior approval, as appropriate, by certain members of management.

We have multiple processes for identifying related person transactions and conflicts of interest. We annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any related person transactions and conflicts of interest. In addition, our global internal audit function periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates. The global compliance function undertakes a periodic survey of employees, including executive officers, which asks specific questions regarding conflicts of interest, and requires certification of compliance with the Code.

We also have other policies and procedures regarding related person transactions and conflicts of interest. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-employee directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 15. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments.

There are no related person transactions required to be reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2014 all Section 16 reports that were required to be filed were filed on a timely basis, except for a Form 3 for Mr. Patel upon his appointment as a Section 16 reporting person and a Form 4 for Mr. Munoz regarding the acquisition of stock units under the 401(k) plan, which were filed shortly after the deadline.

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EXECUTIVE COMPENSATION

The Executive Compensation section is organized as follows:

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LETTER FROM THE INDEPENDENT CHAIRMAN OF THE BOARD AND COMMITTEE CHAIR

Dear Fellow Shareholders:

On behalf of Avon’s Compensation and Management Development Committee and our Board, we want to highlight some of the key considerations underlying important changes we are making to Avon’s executive compensation program for 2015. These changes are being made after engagement with shareholders representing nearly 60% of our shares as of year-end, and we are appreciative to shareholders for their feedback.

Avon is in the midst of a strategic turnaround that has proved more challenging than we originally anticipated in 2012, when Sheri McCoy joined as CEO. Given the importance of executing against our strategic and financial goals, the Committee believes it is critical that our incentive plans align with those goals and link directly to our growth and our “One Team, One Avon” philosophy. Many changes to our compensation program for 2015 are specifically designed to further strengthen this pay for performance commitment.

The Committee believes it is important that:

•	Performance metrics in our incentive programs continue to align with our strategic and financial goals, including operating margin growth and revenue growth

•	Incentive programs require improvements in business results to pay out

•	Calculation of senior executive incentive awards are formulaic

•	Performance measurement periods for incentives align with strategic and financial goals

•	Total shareholder returns are considered in the long-term incentive program

•	We provide effective stewardship of equity compensation

Compensation program changes for 2015 also reflect direct feedback we received from our shareholders. Following two disappointing outcomes on our advisory vote on executive compensation, the Committee increased its investor outreach efforts. Over the past several months, we—your Independent Chairman of the Board and Committee Chair—have met with many of our largest shareholders to discuss views on executive compensation and governance matters.

These conversations were invaluable to the full Committee and Board’s understanding of our shareholders’ views. The feedback received was an important consideration in driving changes to our compensation program. While shareholders’ views diverge on some specifics in the program, feedback coalesced around the need for an incentive program that strongly aligns with our strategic and financial goals and that supports long-term shareholder value creation.

The Committee views performance-based equity compensation as an important element of our incentive program. However, the Board is highly sensitive to the dilutive impact of our equity plan on shareholders. As a result of feedback from shareholders and the Board’s desire to minimize dilution, we will continue to provide equity-based compensation to our most senior leaders to align their rewards with shareholder objectives. Below our senior leaders, we have shifted the delivery of long-term compensation awards to cash rather than equity to limit the number of shares needed while continuing to incentivize our executives to achieve our business goals.

The following Compensation Discussion and Analysis describes executive compensation practices and outcomes in 2014, and includes discussion on shareholder engagement and changes for 2015. The Committee firmly believes that our compensation program establishes strong support for our strategic and financial goals and reflects the feedback we have received from many of our shareholders.

As we continue to work toward our strategic and financial goals, we are confident that our compensation design will support and incentivize focused execution against the value drivers necessary to produce profitable and sustainable growth at Avon. We look forward to ongoing dialogue with our shareholders.

Sincerely,

Douglas R. Conant Independent Chairman of the Board	Maria Elena Lagomasino Chair, Compensation and Management Development Committee

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe our executive compensation program for Named Executive Officers (“NEOs”). Our NEOs for 2014 were the following individuals:

Name	Title
Sheri McCoy	Chief Executive Officer
Robert Loughran	Acting Chief Financial Officer*
Fernando Acosta	Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing
David Legher	Senior Vice President and President, Avon Brazil and South Market Group
John P. Higson	Senior Vice President & President, EMEA and Head of Global Field Operations
Kimberly A. Ross	Former Executive Vice President and Chief Financial Officer**

* Robert Loughran’s tenure as Acting Chief Financial Officer ended March 9, 2015, and he continues as Vice President and Corporate Controller. James S. Scully joined as our new Executive Vice President and Chief Financial Officer effective March 9, 2015.

**Kimberly A. Ross’ last day of employment with the Company was October 2, 2014.

EXECUTIVE SUMMARY

BUSINESS AND STRATEGY UPDATE

When our CEO, Sheri McCoy, joined in April 2012, she and the management team developed a strategic turnaround plan to return Avon to sustainable, profitable growth. In the first year, we focused on identifying the most critical challenges to our business, rebuilding our talent pool and stemming the decline in key markets. In 2014, we continued to build our management team and prioritized repairing and rebuilding core processes, including field management and commercial marketing. We also focused on driving operational excellence, and we invested in digital and drove reduction in overall costs.

In 2015, we are continuing these efforts and are focused on growth. This includes continued efforts to strengthen field management and improve our Active Representative position as well as to drive improved performance in North America. We are committed to investing in innovation of our core business, as well as our top markets and our product portfolio. This will enable us to enhance Representative experience and the products used by customers. In order to help us achieve these goals, we will continue to invest in our digital efforts, increasing resources to this key area of focus. In addition to growth strategies, continued focus on cost reduction will be critical to reinvesting in key markets given anticipated headwinds.

We are a global company with 89% of our consolidated revenue generated outside the United States. Our geographic portfolio is heavily weighted to developing and emerging markets, which has caused challenges given macroeconomic headwinds in some markets and, in particular, significant foreign currency fluctuations. We anticipate that foreign currency will continue to have a negative impact on our results and we are working across the business to mitigate this impact as much as possible.

Given unanticipated significant macroeconomic headwinds and the slower than expected recovery in the North America business, we anticipate that we will not meet the three-year revenue and operating margin targets that we outlined in late 2012 in the timeframe we expected. However, we continue to make progress against our strategic and financial goals. In 2014, we delivered flat revenue performance in constant dollars as well as an improvement in adjusted operating margin, despite significant foreign currency headwinds. We continued to improve our cost structure and we achieved our $400 million cost savings target ahead of schedule. We also continued to strengthen the foundation of our business, especially in our top 12 markets. We now have stronger management teams, an improved talent pipeline, and better discipline in executing against Avon’s core processes. In the second half of 2014, we saw sequential progress in key markets and product categories and delivered improvement on both top and bottom line.

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Progress on Original 3-Year Financial Goals
Goals		Progress	2015 Outlook
Mid-single digit constant-dollar revenue growth		Constant-dollar revenue flat in 2014	Modest growth in constant dollars in 2015

Low double-digit adjusted operating margin		Adjusted operating margin in reported dollars was 8.3%, up 40 bps in 2014*	Modest growth in constant dollars in 2015; however, in reported dollars could be down 100 bps due to foreign currency translation
$400M in cost savings		Achieved, including global head count reduction of approximately 15%; significant reduction in corporate overhead	Continued cost cutting and productivity improvement in 2015
$100M working capital improvement		Achieved over $150M in improvement since 2012	Continued improvement

*See Appendix B for a reconciliation of adjusted operating margin. On a constant-dollar basis, adjusted operating margin was up 110 bps in 2014 as foreign currency had a negative impact on our reported adjusted operating margin.

2014 Progress on Strategic Priorities
Priorities		2014 Progress
Execute on Growth Platform	•	Year-on-year performance improvements in Brazil and Russia
	•	Continued progress in the UK
	•	Entered into strategic alliances in Latin America expected to contribute to future growth
	•	Exited markets where appropriate
Drive Simplification	•	Continued reduction of SG&A
	•	Clarified roles and responsibilities across global, regional and local teams
Improve Organizational Effectiveness & Controls	•	Further strengthened leadership across key markets and functions
	•	Made significant progress on litigation matters
Strengthen Our Core Processes (e.g., improving commercial marketing and field management)	•	Improved offerings across our core product categories including consecutive quarterly growth in skincare for the first time since 2008
	•	Improved pricing capabilities and strategy in our top markets
	•	Improved field fundamental capabilities across top markets
	•	Re-launched avon.com in the United States and continued the rollout of mobile apps globally

In the last year, we continued to enhance our management team. Given the size and importance of Latin America, we divided management responsibilities between two seasoned Avon executives, Fernando Acosta and David Legher, to ensure greater leadership over this region. To accelerate the pace of improvement in two of our core processes of commercial marketing and field management, we expanded Fernando Acosta’s responsibilities with global responsibility for Marketing with his unique combination of business operations and brand marketing experience. In addition, we increased support for our sales organizations in key markets by expanding the responsibilities of John Higson, our leader of Europe, Middle East and Africa with global responsibilities for Field Operations. Our new Chief Financial Officer, James Scully, who joined us in early March 2015, will also be integral in driving us toward our strategic and financial goals.

Despite the challenges that may impact timing of achievement of our longer-term goals, our Board and management team are confident we have the right strategies to put us on track for growth and sustainable shareholder value creation. We expect to show year-on-year improvement in constant dollars in our overall financial performance. Although emerging market growth is slowing and we are dealing with foreign currency headwinds, we believe that we are well positioned for profitable growth given the strength of our brand, our geographic portfolio and our six million Representatives who are engaged in our business.

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2014 COMPENSATION PROGRAMS EMPHASIZE PERFORMANCE AND ALIGN WITH GOALS

Our strategic and financial goals have influenced the design and development of our 2014 compensation programs. Our Compensation and Management Development Committee (the “Committee”) believes that securing the right talent to lead our efforts is critical, as is aligning payouts with our performance outcomes for shareholders. Accordingly, the targets under our annual and long-term incentives are aligned with our immediate and longer-term financial goals.

We seek to promote the following in our incentive compensation program design:

•	Maintain focus on financial results and year-over-year improvement

•	Strengthen leadership behaviors including accountability and execution

•	Attract, motivate and retain talent

•	Reinforce the “One Team, One Avon” concept

Performance-based structure. Target total compensation for our CEO in 2014 was 89% “at risk” based on company performance, and target total compensation for our other NEOs was on average 73% “at risk”.

Significant Majority of Target Total Compensation Tied to Avon Performance*

89% of target CEO pay is “at risk” and 73% of average target for all other NEO pay is “at risk”.

*Incentive compensation for these purposes is based on “at target” compensation, which reflects approximate compensation that would be realized if we achieve the financial goals set within our incentive plans.

Our Committee continues to believe that despite external challenges to achieving our goals, a high percentage of our executives’ compensation should remain “at risk” and based on company financial performance.

Demonstrated rigor of incentive plan.  Despite our management team’s focus on key strategic and financial goals, our financial results have fallen short of the performance targets set by our Committee over the past several years. Due to the strong link between incentive pay and company performance, our annual and long-term incentive programs have paid out below target, and in some cases zero, in recent years.

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The table below illustrates the strong link between our financial performance and incentive opportunities realized by our management team. The Committee continues to set rigorous targets within our incentive plans. As a result, the pay realized by our executives continues to be strongly aligned with our performance.

*Payouts under the above plans may not be more than 200% of target.

2014 CEO COMPENSATION ALIGNS WITH PERFORMANCE

Ms. McCoy’s 2014 pay opportunity was considered market competitive, and is at the median of our 2014 peer group. In addition, her compensation remains highly contingent on achieving our performance goals (89% of her target compensation is performance-based). The rigor of our performance-based compensation structure is clearly demonstrated in the pay Ms. McCoy has realized over her tenure. While the Committee believes that important progress has been made toward achieving our strategic and financial goals, we have not yet achieved key financial performance targets, and this is directly reflected in the long-term and annual incentive plan payouts to our CEO.

As illustrated in the table below, the realizable and realized compensation for Ms. McCoy over the last three years (2012-2014) is significantly less than the amounts disclosed in the Summary Compensation Table and demonstrates the pay and performance alignment of our program. Given our performance over the last three years, from her ongoing pay, Ms. McCoy has earned her base salary and annual incentives of 47.5%, 85% and 50% of target in 2012, 2013 and 2014, respectively. In addition, Ms. McCoy has not earned any of her performance-based restricted stock units (“Performance RSUs”) to date.

•	The Performance RSUs granted for the 2012-2014 performance period were unearned
•	The 2013-2015 Performance RSUs have one year remaining in the performance cycle and, as of December 31, 2014, were being accrued at 60% of target

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•	The 2014-2016 Performance RSUs have two years remaining in the performance cycle and, as of December 31, 2014, were being accrued at 100% of target

The differences in Ms. McCoy’s grant-date compensation, potentially realizable pay and actual realized pay reflect the unearned Performance RSUs, payout of cash incentive awards at less than target, and the current share price.

3-Year Aggregate CEO Pay ($MM)

To date, no performance-based equity awards have vested or paid out

1	In the chart above, “Granted Pay Opportunity” equals the sum of, for all of the three prior fiscal years (i.e., 2012-2014): (i) the value of Ms. McCoy’s sign-on award, consisting of $1.9 million cash bonus and the grant date fair-value of Service-based RSUs (excludes a deferred cash award with an initial value of $850,000 that will vest and be paid to Ms. McCoy upon the fifth anniversary of her commencement date), (ii) Salary (as reported in the Summary Compensation Table on page 47), (iii) target value of short-term cash incentives, and (iv) the grant date fair-value of long-term incentive awards (i.e., Performance RSUs).

2	In the chart above, “Realizable Pay” equals the sum of, for all of the three prior fiscal years: (i) the value of Ms. McCoy’s sign-on award, consisting of $1.9 million cash bonus and the value of Service-based RSUs valued based on our stock price as of December 31, 2014, (ii) Salary, (iii) short-term cash incentives earned, and (iv) the value of all earned long-term incentive awards for completed performance periods (of which there is zero) and unvested long-term incentive awards for ongoing performance periods. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2014. The 2013-2015 Performance RSUs have been reduced to reflect our December 31, 2014 payout projection of 60% of target and the 2014-2016 Performance RSUs are included at target value.

3	In the chart above, “Realized Pay” equals the sum of, for all of the three prior fiscal years: (i) the value of Ms. McCoy’s sign-on award, consisting of $1.9 million cash bonus and the value of the vested portion (i.e., two-fifths of award granted) of Service-based RSUs valued based on our stock price as of December 31, 2014, (ii) Salary, (iii) short-term cash incentives earned, and (iv) the value of all earned long-term incentive awards (of which there is zero).

The Committee made the following decisions related to Ms. McCoy’s 2014 compensation:

•	No change to Ms. McCoy’s base salary or target annual incentive award

•	Granted 100% of the 2014 long-term incentive award in Performance RSUs, which will vest only if three-year Company financial goals are met

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–	Increased Ms. McCoy’s 2014 target long-term incentive award by $500,000 to further align her compensation with our strategic and financial goals and to bring her total target compensation to the median of our peer group. As a result of this increase, 89% of her total target compensation is at-risk

•	Adopted a stock holding feature/retention ratio that requires Ms. McCoy to hold 75% of the net shares acquired upon the vesting of her equity awards until she has satisfied her stock ownership guidelines of 6 times base salary

•	Paid an annual incentive award equal to 50% of target, reflecting our performance against 2014 financial goals.

STRONG COMPENSATION GOVERNANCE PRACTICES

We maintain several best practices in compensation governance. A more detailed discussion of these practices is on page 42.

What We Do	What We Don’t Do

Comprehensive Clawback Policy	No Excise Tax Gross-Ups on Change in Control No Hedging Transactions or Short Sales No Repricing of Stock Options No Dividend Equivalents Paid on Unvested Performance RSUs
Double-Trigger Vesting for Change-in-Control Benefits
Multiple Performance Metrics for Various Incentive Plans
Multi-Year Vesting Equity Awards
Stock Ownership Guidelines and Holding Requirements for Senior Executives
Limited Perquisites
Active Shareholder Engagement
Independent Compensation Consultant
Compensation Risk Review
Minimum Vesting Period for Equity Awards under Amended Stock Plan

SHAREHOLDER ENGAGEMENT AND KEY 2015 COMPENSATION CHANGES

Following two years of low say on pay support, the Committee increased its shareholder outreach efforts to ensure shareholder perspectives and concerns were heard and well understood by the Committee and the full Board.

Since our 2014 annual meeting, we engaged with shareholders representing nearly 60% of our shares outstanding as of December 31, 2014. Shareholders with whom we met included seven long-term holders that have been among our top ten shareholders at year-end for each of the last three years, and five of those have been in the top ten for each of the last five years. The investors are diverse in investment approach. Most are asset managers and one was a pension fund. Our Independent Chairman of the Board and/or our Committee Chair participated in most of these meetings. The primary focus of these shareholder meetings was to seek specific feedback on our compensation program, review potential changes to our compensation program, and discuss the status of our strategic and financial goals. The feedback received from our shareholders was tremendously valuable and was incorporated into the full Committee’s discussion and determination of compensation program changes for 2015.

The Committee made several design changes to our compensation program in direct response to feedback from shareholders, the outcome of our last two advisory votes on compensation, and the need to recruit and retain a strong leadership team. The Committee believes these changes will sharpen alignment between executive compensation and the interests of our shareholders, and support the achievement of our strategic and financial goals.

Since last year’s annual meeting, we had discussions about our compensation program and proposed changes with holders of nearly 60% of our shares.

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KEY 2015 COMPENSATION CHANGES

The table below sets out the key changes to our 2015 compensation program for our senior executives and the primary reasons for those changes. Many of these changes are directly responsive to feedback we received from shareholders, as noted below.

Annual Incentive Program
Changes Committee Made	Reasons for Change

Eliminated Committee discretion within performance ranges • Ranges and Committee discretion were eliminated and replaced with fully formulaic measurement using a performance curve	• Responsive to shareholder feedback • Creates a stronger, direct link to Company performance

Eliminated individual performance component • Individual payout will be based 100% on Company financial goals • Previously, individual performance was a component	• Responsive to shareholder feedback • Creates a stronger, direct link to Company performance and “One Team, One Avon” philosophy

Capped annual incentive award at 150% of salary • Previously, awards were capped at 200%	• Reflects time of transition in the business and the focus on pushing to alignment with Company performance and improved and sustained results over time
Long-Term Incentive Program

Changes Committee Made	Reasons for Change

Incorporated total shareholder return (TSR) • Payouts are capped at target if absolute TSR is negative at the end of the 3-year period • Previously, no TSR measure was used	• Responsive to shareholder feedback, which varied between absolute vs. relative TSR measures • Creates stronger alignment between long-term incentives and creation of shareholder value

Aligned performance measurement period of Performance RSUs with our strategic and financial goals

•      Performance measurement period for 2015 grants adjusted to two years (from three years), with three-year vesting

• Supports strategic and financial goals • Creates stronger alignment with our key goals and focuses management on the next two years
Peer Group

Changes Committee Made	Reasons for Change

Eliminated one of the largest companies in our peer group, reducing the median revenue and market capitalization of our peer group

•      Removed PepsiCo and added Coty

•      Hillshire Brands also removed as a result of its acquisition

• Responsive to shareholder feedback regarding comparability of peers

We deliver incentive pay in equity and in cash. The Board is highly sensitive to the dilutive impact of our equity plan on shareholders. As a result of feedback from shareholders and the Board’s desire to minimize dilution, we are shifting the delivery of long-term compensation awards for employees below the senior executive level to cash rather than equity. We are including a modest request to shareholders for additional shares for equity compensation at the annual meeting (see Proposal 3, page 61), approval of which we believe is necessary to continue to align our incentive program with our strategic and financial goals and support long-term shareholder value creation.

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2015 COMPENSATION STRUCTURE

The 2015 executive compensation program will remain highly performance-based and will provide incentive opportunities that align with our shareholders’ interests and our strategic and financial goals. Performance goals were selected to fully align with our commitment to our shareholders.

2015 Performance RSU awards will be based on revenue growth over two years (50% weight), adjusted operating margin growth for 2016 (50% weight) and a TSR regulator (applied if absolute TSR is negative over 3-year performance period).

Performance targets with respect to 2015 Performance RSUs are aligned to our goals of modest constant-dollar revenue growth and modest constant-dollar adjusted operating margin growth.

Payouts of Performance RSUs will range from 0% to 150% of target. The Committee has no discretion in determining the Performance RSU payout. If performance measures are met, the Performance RSUs will generally be settled in shares of Avon common stock. However, Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan.

Our 2015 executive incentive compensation program will remain highly performance-based and linked to our growth so as to align with our shareholders’ interests and our strategic and financial goals.

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ROLES IN EXECUTIVE COMPENSATION

The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation and Management Development Committee

•	Oversees our executive compensation program; responsibilities include review of strategic objectives, design, and risk and reward structure

•	Determines and approves the compensation of our NEOs, other officers at or above the level of senior vice president, and any officers covered by Section 16 under the Securities Exchange Act of 1934, as amended

•	Consults with the independent members of the Board in establishing and evaluating performance objectives for the CEO each year, in part to determine the CEO’s incentive compensation payout

•	Sets annual and long-term performance measures and goals that align with our pay for performance philosophy

•	Reviews and evaluates our talent management and succession planning approach, philosophy, and key processes; responsible for development and succession plans for members of the Executive Committee and their potential successors

•	Has sole authority to continue or terminate its relationship with outside advisors, including its independent compensation consultant

•	Requires that the compensation consultant be independent, and reviews such independence at least annually

–	Under the Committee’s charter, a compensation consultant is not considered independent if it provides significant services to the business apart from work performed for the Committee (services in excess of $50,000 or, if less, 1% of the consulting firm’s gross revenues for the most recent fiscal year). In 2014, Semler Brossy Consulting Group (“Semler Brossy”) provided no services to us apart from work performed for the Committee and other Board members, and the Committee has determined that Semler Brossy is independent

–	The Committee also reviews the relationship with Semler Brossy to identify conflicts of interest pursuant to Securities and Exchange Commission and New York Stock Exchange rules and, in 2014, did not identify any such conflicts

See “Information Concerning the Board of Directors—Compensation and Management Development Committee” on page 14 for additional Committee responsibilities.

Independent Consultant to the Committee (Semler Brossy since 2009)

•	Engaged by and reports directly to the Committee and consults directly with its Chair; the Committee has the sole authority to retain and terminate Semler Brossy and to review and approve Semler Brossy’s fees and other terms of the engagement

•	Advises the Committee on various executive compensation matters, including proposed changes to our annual and long-term incentive programs, share utilization, and pay mix

•	Attends all Committee meetings

•	Provides periodic reports, analyses and presentations to the Committee, and reviews all Committee meeting materials regarding current and prospective compensation plans and programs

•	Conducts analyses related to the employment arrangements for new senior officers

•	Provides assistance with the Committee’s review of the risk and reward structure of executive compensation plans, policies and practices

Chief Executive Officer

•	Makes individual compensation recommendations for senior officers, including the other NEOs, to the Committee for its review and approval, after considering market data and relative individual achievements

•	Provides input on the design of compensation programs, with a focus on how the programs can best align with strategic priorities and the desired Company culture

Management

•	Supports the Committee by making recommendations and providing analyses with respect to competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy

•	Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda

•	Does not recommend, determine or participate in Committee discussions relating to their individual compensation arrangements

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COMPETITIVE POSITIONING AND PEER GROUP

We seek to deliver competitive compensation packages and programs. We generally target the market median for total direct compensation for senior officers, including NEOs, although we allow flexibility to pay above or below the median depending on other factors, including, for example, the length of time in a given role, sustained performance, and potential to take on expanded roles within Avon. We target each of base salary, total cash compensation, and long-term incentives at the median of market, although total direct compensation positioning relative to market remains the most significant reference point for the Committee in its decision-making. The Committee retains flexibility to respond to and adjust for specific individual circumstances, personal achievement, the evolving business environment, and executive recruitment efforts.

We determine “market” for these purposes based on analysis provided to the Committee by its independent compensation consultant, Semler Brossy, with respect to the peer group of companies described below. In 2014, the positioning of compensation awarded to our NEOs, as compared to the market median of target compensation for our peers, was on average:

•	Base salary: At median of market

•	Total cash compensation (base salary plus actual annual bonus payout): At median of market

•	Long-term incentive opportunity (2014 long-term incentive awards): Above median of market

•	Total direct compensation (total actual cash compensation and long-term incentive opportunity): At median of market

We believe it is appropriate for long-term incentive opportunities to be targeted above market median due to the particularly strong performance-based nature of our long-term incentive program (with 100% of long-term awards for the CEO delivered in performance shares as is a majority of long-term incentive for other NEOs). Multiple Performance RSUs have vested well below target or are expected to vest below target. The grants made in 2012 resulted in zero payout and the grants made in 2013 are still outstanding, however as of December 31, 2014 we projected payout of 2013 awards to be 60% of target.

We periodically assess pay ranges, pay levels, and our program design against our peer group, which consists of U.S.-based beauty and consumer goods companies. The Committee determined the members of our current peer group with input from Semler Brossy. This group of peer companies was generally selected because we compete with these organizations for employees, customers, and/or shareholders. The peer group includes U.S.-based public companies that are generally comparable to Avon in terms of their consumer products orientation and/or global size and scale (measured in revenues) and, in most cases, the scope of their global operations.

Our peer group for 2014 was made up of the following companies:

2014 Peer Group
Campbell Soup	Hershey Foods	PepsiCo
Clorox	Hillshire Brands	Procter & Gamble
Colgate-Palmolive	Kellogg	Revlon
Estee Lauder	Kimberly-Clark	Tupperware Brands
General Mills	Limited Brands

Based on the Committee’s annual review of the peer group, and in consideration of feedback received from shareholders, the Committee made three changes to the peer group that will be used in 2015.

•	Removed PepsiCo because the Committee determined it was not comparable to our business

•	Removed Hillshire Brands because it was acquired by Tyson Foods and is no longer a public company

•	Added Coty because it is a direct business competitor and within the comparable revenue size range

As a result of these changes, there is an overall reduction in the median revenue and market capitalization of our peer group for 2015.

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ELEMENTS OF OUR COMPENSATION PROGRAM

Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, and other benefits, including health and limited perquisites.

BASE SALARY

Purpose: Compensates for achievements based on job responsibilities and individual performance and attracts and retains key executive talent

Annual salary increases are based on our overall salary increase budget, individual performance, and internal and external market comparisons. In early 2014, Messrs. Acosta, Higson and Legher each received a salary increase of 3.5%, 5.0% and 6.0% respectively, in consideration of their performance, value to Avon and to encourage their retention. Mr. Legher received a further salary increase in November 2014 of 12% to reflect his expanded role. Mr. Legher assumed additional responsibility for the South Market Group (SMG) which includes Argentina, Chile and Uruguay. Mr. Loughran was asked to serve as Acting CFO in October 2014, and received a salary increase of 14% at that time to reflect his enhanced duties.

ANNUAL INCENTIVE COMPENSATION

Purpose: Encourages and rewards achievement of annual/short-term Company financial goals and strategic initiatives and personal contributions towards such goals; attracts, motivates, and retains key executive talent

As in previous years, the aggregate amount available for payment under the annual incentive program for all senior officers for 2014 was based solely on our global financial results, which supports our objectives to focus on a “One Team One Avon” culture of collaboration. The Committee selected three global financial performance measures of equal weight for 2014: revenue, operating profit, and cash flow from operations. These metrics were chosen to focus execution on top-line growth, profit, and cash flow generation.

Individual payouts to senior officers were fully funded based on pre-set global financial performance measures. Award determinations for each executive were then based on a calculation that considers both Company financial performance and individual performance of our executives:

Funding 100% Based on Avon Performance

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To calculate the financial score, the Committee evaluated achievement of each global financial performance measure against pre-set payout ranges (ranges are described below). In determining the payout within a given range, the Committee considered additional factors, such as our overall financial and strategic progress. Achievement of the 2014 global financial performance measures for purposes of funding the annual incentive program, as well as the associated payout ranges for 2014, are as follows:

1	Revenue growth from continuing operations was relatively unchanged in constant dollars on a year-over-year basis which was below the minimum performance threshold of 0 - 1%, and therefore contributed zero toward the financial score.

2	Operating profit growth from continuing operations (in constant $) was up 16% on a year-over-year basis and above the target of 15%. In line with this, the results were in the target payout range of 75% - 125%, which applied to 33% of the financial score. Operating profit growth (in constant $) excludes costs to implement restructuring, certain litigation items and pension plan expenses.

3	Operating cash flow growth from continuing operations (in constant $) was up 19.5% on a year-over-year basis but below the target of 25.5%. In line with this, the results were in the lowest payout range of 0% - 90%, which applied to 33% of the financial score. Operating cash flow growth (in constant $) excludes the impact of working capital in Venezuela, certain litigation items, pension plan contributions and costs to implement restructuring.

In light of these results, the financial score range for 2014 was 25% to 72%. The Committee considered this financial score range and approved a final score of 50% in light of our mixed financial performance but strategic progress and continued improvement in cost savings and strengthening the foundation of our business, especially in our top 12 markets.

Based on our financial score of 50%, and the Committee’s assessment of individual performance, the Committee approved payments to our NEOs aligned with the financial score at 50% of their target amounts, except for Mr. Higson and Mr. Loughran for whom the Committee determined to pay at 55% of target. Ms. Ross will not receive an annual incentive bonus for 2014 given her departure from the Company.

The following items were the primary factors that caused the Committee to make awards above the purely formulaic outcome for Messrs. Higson and Loughran:

•	Mr. Higson: Mr. Higson successfully led our Europe, Middle East and Africa business through a very challenging environment in the first half of 2014, managing pressures on topline growth in some of our major markets. Through focus on critical processes and Active Representative growth, Mr. Higson delivered improvement in Eastern Europe and Russia despite significant political and economic headwinds. In addition, Mr. Higson was able to return our UK business to growth in 2014, as well as deliver robust performance in our South African and Central Eastern European businesses. Through focus on field fundamentals and Representative growth, Europe, Middle East and Africa built momentum in the second half of the year. In addition to these responsibilities, at the beginning of the year Mr. Higson led our Asia Pacific region and later in the year assumed additional responsibilities for field fundamentals globally.

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•	Mr. Loughran: Mr. Loughran stepped up as Acting CFO in October 2014, a role he filled until March 2015. During this time, Mr. Loughran provided finance leadership to our CEO, Board and the Company as a whole. Throughout 2014, and also while acting as CFO, Mr. Loughran continued to operate as our Corporate Controller and provided strong leadership in the area of accounting and controls. Earlier in 2014, Mr. Loughran also stepped up as Acting CFO for our Asia Pacific business in addition to his Corporate Controller duties, until a new CFO was hired in this region.

LONG-TERM INCENTIVE COMPENSATION

Purpose: Encourages long-term focus and promotes decision making consistent with our long-term strategic and financial goals and the interests of our shareholders; attracts, motivates and retains key executive talent

For 2014, the Committee constructed a long-term incentive program that encouraged and awarded key executives for meeting business objectives associated with our strategic and financial goals. As in prior years, our long-term incentive award program consisted of overlapping cycles, with a new equity award each year. In general, each participant received an annual grant at the beginning of each three-year performance/vesting period. In 2014:

•	100% of Ms. McCoy’s long-term compensation was in Performance RSUs (she was awarded no Service-based RSUs).

•	For other senior officers, including the NEOs, 2014 long-term incentive awards consisted of 60% Performance RSUs and 40% Service-based RSUs.

Service-based RSUs were included as part of the long-term incentive award program for NEOs, other than the CEO, to provide stability and to attract and retain key talent. Service-based RSUs also were used to connect the realized pay of our senior officers to Avon’s stock, thereby aligning their pay to shareholder interests. These awards will vest on the third anniversary of the grant date, subject to continued employment, in order to encourage share ownership of our senior officers and to attract and retain key talent. Dividend equivalents are generally paid on Service-based RSUs.

2014 Performance RSU Awards

Performance RSU awards granted in 2014 were formulaic and based solely on the two key financial measures that strongly align with our strategic and financial goals:

•	Revenue growth in constant dollars over three years (50% weight)

•	Operating margin in third year of vesting (50% weight)

Awards vest at the end of the three-year performance period and payouts can range from 0% to 200% of target. There is no discretion in determining the payout. If performance measures are met, the Performance RSUs will generally be settled in shares of Avon common stock. However, Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan. Dividend equivalents are not paid on Performance RSUs.

2012-2014 Performance RSU Awards

In order for there to be any payout with respect to the 2012-2014 Performance RSUs granted in 2012, the following minimum thresholds had to be achieved: (i) revenue growth in constant dollars of at least +1.0% and (ii) operating profit growth of at least +0.5%. Neither was achieved resulting in zero payouts.

OTHER COMPENSATION

Special Equity Awards

Purpose: Provides compensation that is structured to attract key talent to Avon, recognize exceptional performance, and encourage retention

From time to time, senior officers, including NEOs, may receive a special equity grant in order to attract, retain and reward exceptional performance. These grants are generally provided as Service-based RSUs that only vest after a period of continued service, and are sometimes referred to as retention restricted stock units.

In 2014, given Mr. Legher’s position as a critical leader of our largest market, he received a one-time $1 million Service-based retention RSU award that will fully vest in three years from the date of grant. We believed it was important to expand Mr. Legher’s ownership in our business given his important role and potential significant contributions to the Company.

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Retirement Benefits

Purpose: Offers opportunities for retirement and retention

Avon offers retirement benefits to the NEOs, which are generally available to all employees meeting the qualifications required by each benefit plan. Because the amount of an employee’s compensation and the number of years of service are key components in determining retirement benefits, an employee’s performance and service over time will influence the level of his or her retirement benefits. For each NEO, the Committee reviews accrued and projected retirement benefits and deferred compensation account balances as part of its annual total compensation review. Our U.S. plans, which are further described in the applicable executive compensation tables, include a cash balance pension plan (that is closed to new hires after December 31, 2014), a 401(k) plan (that includes an employer match contribution and, solely for individuals hired on or after January 1, 2015 who are not eligible to participate in the pension plan, an additional nonelective employer contribution), a benefit restoration plan to restore benefits that may not be provided under the cash balance plan due to IRS limitations and a nonqualified deferred compensation plan, which provides alternative tax-deferred savings opportunities and restores benefits that may not be provided under the 401(k) plan. Other benefits are provided to our non-U.S.-based NEOs as further described in the applicable executive compensation tables.

Other Benefits and Perquisites

Purpose: Offers health and financial protection programs to support well-being and healthy lifestyles

The Committee has established and periodically reviews the perquisites and benefits available to our NEOs in light of our compensation philosophy and competitive market practices.

•	Broad-Based Benefits: Our NEOs are eligible to participate in the benefit plans generally available to all employees. These include medical, dental and vision coverage, life insurance and disability plans, flexible spending accounts, and adoption assistance. International allowances are also provided when our employees, including our NEOs, work abroad in accordance with our international assignment policies and procedures.

•	Limited Perquisites: As part of our overall compensation program, we provide some limited perquisites to our NEOs that are not available to employees generally. These additional benefits are generally limited to financial planning and tax preparation services allowances, transportation allowance, and executive health exams. The transportation allowance was closed to newly hired or promoted executives after 2012.

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COMPENSATION GOVERNANCE BEST PRACTICES

What We Do

•	Comprehensive Clawback Policy. We have a robust clawback policy that applies to annual and long-term incentive payments. This policy applies to certain executives, including all of our NEOs, in the event of a financial restatement, a material miscalculation of performance achievement, misconduct, serious violations of our Code of Conduct or violations of law within the scope of company employment.

•	Double-Trigger Vesting. Change in control benefits under our Change in Control Policy, long-term incentive cash programs, and equity awards granted to our senior executives since 2011 are subject to double-trigger vesting following a change in control event.

•	Multiple Performance Metrics. We mitigate compensation-related risk in a number of ways, including by using multiple performance measures across our various incentive plans (i.e., different performance measures are used for annual cash bonuses and long-term equity awards).

•	Multi-Year Vesting Equity Awards. The equity awards granted to our NEOs in 2014 vest at the end of a three-year period and, in the case of Performance RSUs, only in the event that underlying performance goals are met.

•	Stock Ownership Guidelines and Holding Requirements. We have clear stock ownership guidelines and we monitor compliance with those guidelines regularly. At this time, all of our applicable NEOs satisfy or are on track to satisfy these guidelines. Our CEO’s ownership guideline is equal to 6 times base salary and a stock holding retention ratio is in place until the ownership guideline is satisfied. Beginning in 2015, we have added a stock holding retention ratio for all other senior executives that applies until the stock ownership guideline is satisfied.

•	Limited Perquisites. We eliminated transportation allowances for executives hired or promoted after December 31, 2012, further reducing our already limited perquisites.

•	Active Shareholder Engagement. We communicate proactively with our largest shareholders regarding executive compensation, governance, and business matters.

•	Independent Compensation Consultant. The Committee has retained Semler Brossy to advise on our executive compensation programs. Aside from services to the Committee and other Board members, Semler Brossy performs no other services for us.

•	Risk Review. The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the business.

•	Minimum Vesting. We have minimum vesting periods for equity awards under our amended stock plan.

What We Don’t Do

•	No Excise Tax Gross-Ups on Change in Control. We do not have any excise tax gross-ups with respect to any change in control payments.

•	No Hedging Transactions or Short Sales. We do not permit our directors and employees to engage in any transaction in publicly traded options on Company common stock or any other transaction to hedge a position in, or engage in short sales of, Company common stock.

•	No Repricing of Stock Options. Our equity plans prohibit repricing or the buyout of underwater stock options.

•	No Dividend Equivalents on Unvested Performance RSUs. We pay dividend equivalents only on certain Service-based RSUs.

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ADDITIONAL INFORMATION

EQUITY AWARD GRANTING PRACTICES

When determining the equity awards for NEOs, the Committee references market long-term incentive levels, as described above under “Competitive Positioning and Peer Group.” When determining equity award sizes, relative to the applicable market median reference points, the Committee considers each executive’s sustained individual performance, and his or her potential contribution to our future growth and success. For newly hired senior officers, the Committee considers the market median reference points and the potential unvested equity and other compensation elements that are being forfeited by the individuals upon leaving their previous employer.

The Committee generally approves annual equity grants to senior officers, including NEOs, at its regularly scheduled meeting in March of each year and approves off-cycle equity grants that may be made to senior officers, including NEOs, from time to time (for example, to new hires or for promotions). For employees who are not senior officers, grants are made on pre-established dates determined by the Committee. The Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. McCoy, as a director, the authority to determine the grantees of such awards and the number of shares subject to each award for grantees other than senior officers. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

CLAWBACK POLICIES

In 2010, the Board of Directors adopted a “clawback” policy that applies to any annual and long-term incentive payments (cash and equity) awarded to certain executives, including our NEOs, and which we believe supports our pay for performance philosophy. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics, or misconduct, the Committee is authorized to recover compensation based on its analysis of the relevant facts and circumstances. In January 2013, the policy was updated to provide an expanded definition of misconduct to include serious violations of the Code of Conduct and violations of law within the scope of Avon employment. In addition, the three-year discovery limit for misconduct was eliminated. The scope of coverage was also expanded to include additional key finance executives below the executive officer level.

In addition to the policy described above, our shareholder-approved 2013 Stock Incentive Plan and 2013-2017 Executive Incentive Plan include the misconduct provisions described above for all participants (including individuals who are not senior officers) and also provide for forfeiture of awards if a participant breaches certain non-compete, non-solicitation or non-disclosure obligations. Our 2005 and 2010 Stock Incentive Plans also provide for forfeiture of awards if a participant (including individuals who are not senior officers) breaches certain non-compete, non-solicitation or non-disclosure obligations. Further, as part of our annual Code of Conduct certification, where permitted by local law, certifying employees acknowledge our right of recoupment of incentive compensation in the event of serious violations of the Code of Conduct and violations of law within the scope of company employment.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines to require executive share ownership as follows:

•	Chief Executive Officer: 6 times base salary

•	Executive Vice President (EVP): 3 times base salary

•	Senior Vice President (SVP): 2 times base salary

Ms. McCoy is required to hold 75% of the net shares acquired upon the vesting of the equity awards until she has satisfied her ownership target. EVPs and SVPs are required to hold 50% of the net shares acquired upon vesting of equity awards until ownership target has been satisfied. All applicable NEOs were in compliance with the guidelines in 2014 or are on track to satisfy them.

TRADING POLICIES

Under our Trading in Avon Securities policy, no employee or director may engage in any transaction in publicly traded options on Avon common stock or any other transaction to hedge a position in, or engage in short sales of, Avon common stock.

EXCISE TAX GROSS UPS

No NEO or senior officer is entitled to an excise tax gross-up, which we believe reflects current best practices.

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POST-TERMINATION PAYMENTS

We have a change in control policy for senior officers at or above the senior vice president level who serve on our Executive Committee. We have designed this policy based on competitive practice and shareholder input and considerations to attract senior level executives and motivate and retain them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of shareholders without the uncertainty and distraction that could result from the effects a change in control could have on their personal situations.

Our policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination of a covered executive for good reason within two years of a change in control. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for two years, plus two additional years of service and age credits under our nonqualified defined benefit plan. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for three years, plus three additional years of service and age credits under our Benefit Restoration Pension Plan.

In addition, our employees, including NEOs, are generally eligible for post-termination payments in the event of death, disability or an involuntary termination. We periodically review the level of post-termination benefits that we offer to ensure that it is competitive and necessary for the attraction, motivation, and retention of superior executive talent. Please refer to the narrative discussion under “Potential Payments Upon Termination of Employment, Including After a Change in Control” beginning on page 56 for a further description.

TAX CONSIDERATIONS

The Committee recognizes tax factors that may impact executive compensation, including:

•	Section 162(m) of the Internal Revenue Code.

•	Places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to certain of our executive officers unless such compensation satisfies certain criteria.

•	Certain performance-based compensation approved by shareholders is not intended to be subject to the deduction limit (e.g., annual and long-term incentive awards and Performance RSUs).

•	For our annual incentive awards, baseline revenue of $8 billion in constant dollars was set and achieved for 2014 for 162(m) purposes. No payouts would have been made if this revenue goal had not been attained.

•	The Committee considers tax implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible under Section 162(m) of the Internal Revenue Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Avon and its shareholders. For example, we believe that granting Service-based RSUs in certain instances is in our best interest despite being subject to the deduction limit under Section 162(m) of the Internal Revenue Code. It is possible that performance-based compensation that is intended to be exempt from the deduction limit may not meet the requirements to qualify for such exemption.

•	Section 409A of the Internal Revenue Code.

•	Sets forth limitations on the deferral and payment of certain benefits.

•	The Committee considers the impact of, and designs its programs to comply with or be exempt from, Section 409A and considers generally the evolving tax and regulatory landscape in which its compensation decisions are made.

ACCOUNTING CONSIDERATIONS

The Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or expected to be paid to our NEOs in our financial statements. Also, generally accepted accounting principles require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

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COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2014. Based upon such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE Maria Elena Lagomasino, Chair Douglas R. Conant Helen McCluskey Gary M. Rodkin

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COMPENSATION AND RISK MANAGEMENT

A multi-disciplinary management team comprised of senior executives in human resources, legal, internal audit, sales, and finance discusses our compensation programs and risk management at least annually and considers many factors, including governance and oversight of compensation plan and program design and global and local compensation policies and programs, together with potential business risks relating thereto.

The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices at least annually to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company. We consider in this review program attributes to help mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives

•	Overlapping long-term incentive programs

•	Individual payout caps under plans and programs

•	The ability to clawback compensation, including pursuant to our stock incentive plans and the compensation recoupment policy

•	Our stock ownership guidelines for senior executives to further align executive interests with those of shareholders

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EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our CEO, each person who served as our CFO in 2014, and the three other most highly compensated officers who were serving as executive officers as of December 31, 2014 (the “named executive officers”).

		Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Sheri McCoy Chief Executive Officer	2014 2013 2012	1,200,000 1,200,000 831,781	0 0 1,910,000	7,700,004 7,200,001 9,377,997	900,000 1,530,000 591,025	292,292 216,766 44,020	90,186 47,521 282,790	10,182,482 10,194,288 13,194,613
Robert Loughran Acting Chief Financial Officer	2014	360,822	0	498,198	91,684	66,088	27,130	1,043,922
Kimberly A. Ross Former Executive Vice President and Chief Financial Officer	2014 2013 2012	596,644 769,795 750,000	0 3,538[7] 165,540[7]	2,324,998 2,249,994 1,280,412	0 588,893 391,500	72,801 83,185 58,654	32,126 30,746 146,375	3,026,569 3,726,151 2,792,481
Fernando Acosta Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing	2014 2013 2012	733,904 706,671 675,000	0 0 0	2,144,997 2,025,015 1,002,480	293,562 504,563 378,540	109,627 79,387 54,174	82,272 152,789 383,466	3,364,362 3,468,425 2,493,660
David Legher[5] Senior Vice President and President, Avon Brazil and South Market Group	2014	487,339	0	1,999,067	151,113	0	1,003,220	3,640,739
John P. Higson[6] Senior Vice President and President, EMEA and Head of Global Field Operations	2014	589,744	0	1,545,515	222,011	297,027	176,192	2,830,489

1	For Ms. McCoy, 2014 stock awards consist solely of performance-based restricted stock units (“Performance RSUs”). For each of the other named executive officers, 2014 stock awards consist of Performance RSUs and service-based restricted stock units (“Service-based RSUs”) as follows:

Name	Performance RSUs Grant Date Fair Value($)	Service-based RSUs Grant Date Fair Value($)
Ms. McCoy	7,700,004	N/A
Mr. Loughran	230,996	267,202
Ms. Ross	1,394,999	929,999
Mr. Acosta	1,286,998	857,999
Mr. Legher	599,437	1,399,630
Mr. Higson	927,309	618,206

The aggregate grant date fair value of the awards was determined based on the grant date fair value in accordance with FASB ASC Topic 718. For Performance RSUs that are tied to the achievement of performance goals during the 2014-2016 performance period, the amounts reported are based on the probable outcome of relevant performance conditions as of the grant date. The value of the Performance RSU awards at the grant date assuming the highest level of performance conditions achieved would be $15,400,009 for Ms. McCoy, $461,992 for Mr. Loughran, $2,573,997 for Mr. Acosta, $1,198,875 for Mr. Legher, and $1,854,619 for Mr. Higson. Ms. Ross’ awards were forfeited upon her departure in 2014. Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan(s). See also Note 10 in the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2014 for a description of our share-based awards.

2	This column includes the amounts earned under our annual incentive program.

3	This column for 2014 includes the change in pension value reported, which is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under our Personal Retirement Account Plan (“PRA”), Benefit Restoration Pension Plan (“BRP”), Avon Cosmetics Pension Plan (UK) (“UK Plan”), Avon Cosmetics Pension Plan (Germany) (“German Plan”) and Internation Retirement Plan (“IRP”). See “Pension Benefits” beginning on page 51. No amounts are reported for deferred compensation earnings as the interest rate for the fixed rate fund of our Deferred Compensation Plan was 4.05%, or 120% of the applicable federal long-term interest rate published by the Treasury Department at the time it was set for the 2014 plan year.

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4	“All Other Compensation” generally includes perquisites, 401(k) match, excess 401(k) match and tax gross-ups, which are set forth in the table below for 2014:

Name	Perquisites ($)[a]	401(k) Match ($)	Excess 401(k) Match ($)	Tax Gross-ups ($)

Ms. McCoy[b]	81,005	9,181	0	0

Mr. Loughran[c]	11,000	11,700	4,430	0

Ms. Ross[d]	20,426	11,700	0	0

Mr. Acosta[e]	41,410	11,282	21,207	8,373

Mr. Legher[f]	993,500	9,720[h]	0 [h]	0

Mr. Higson[g]	176,192	0[h]	0 [h]	0

a	The amounts disclosed are the actual costs incurred by us. The actual and incremental cost for any complimentary Avon products is nominal.

b	For Ms. McCoy, perquisites include financial planning and tax preparation, car service allowance, executive health exam, and costs of $62,892 for home security.

c	For Mr. Loughran, perquisites include transportation allowance.

d	For Ms. Ross, perquisites include financial planning and tax preparation and transportation allowance.

e	For Mr. Acosta, perquisites include financial planning and tax preparation, transportation allowance, and costs for transitional dependent education expenses for his children and related tax gross-up.

f	For Mr. Legher, perquisites include international assignment allowances, which include costs of $268,360 related to housing allowances, $225,156 related to auto allowances and $291,403 for tax equalization payments and foreign taxes. Also included as part of Mr. Legher’s international allowances are dependent education, travel, goods and services differential, club dues and a hardship allowance (given political, social and physical conditions in Brazil).

g	For Mr. Higson, perquisites include international assignment allowances, which include costs of $77,650 related to housing allowances and $84,959 for foreign taxes and financial services. Also included as part of Mr. Higson’s international allowances are travel and a per diem allowance for certain daily expenses.

h	As non-U.S. based employees, Messrs. Higson and Legher are not eligible to participate in our 401(k) plan (or excess 401(k) plan), and are not eligible for contributions to any other defined contribution plans established, maintained or sponsored by us. However, Mr. Legher participates in a mandatory public retirement plan in Colombia to which both he and Avon must contribute a set percentage of his monthly salary. Our employer contribution to this public plan for Mr. Legher in 2014 was $9,269. In addition, Mr. Legher chooses to participate in a program called Fondo de Empleados – FONAVON, which is an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance. Employees contribute to this program and we match 100% of employee contributions. We contributed $451 in 2014 to FONAVON as a matching contribution for Mr. Legher. Contributions are made in Colombian Pesos; amounts have been converted to U.S. Dollars based on the December 31, 2014 currency exchange rate.

5	Compensation for Mr. Legher is generally delivered in Colombian Pesos. In calculating the dollar equivalent for such amounts reported for Mr. Legher, amounts have been converted to U.S. Dollars based on the December 31, 2014 currency exchange rate.

6	Compensation for Mr. Higson is generally delivered in Euros. In calculating the dollar equivalent for amounts reported for Mr. Higson, amounts have been converted to U.S. Dollars based on the December 31, 2014 currency exchange rate.

7	The amounts indicated for 2012 and 2013 represent payments of a special bonus pursuant to the terms of Ms. Ross’ offer letter, the last of which was made in 2013.

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GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2014.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]		Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)	Option Awards ($)[3]
Ms. McCoy		1,800,000	3,600,000
	3/13/2014			65,343	522,743	1,045,486		7,700,004
Mr. Loughran		166,699	333,397
	3/13/2014						10,455[4]	154,002
	10/15/2014						10,000[5]	113,200
	3/13/2014			1,960	15,682	31,364		230,996
Ms. Ross[6]		536,979	1,073,959
	3/13/2014						63,136[4]	929,993
	3/13/2014			11,838	94,705	189,410		1,395,005
Mr. Acosta		587,123	1,174,247
	3/13/2014						58,248[4]	857,993
	3/13/2014			10,922	87,373	174,746		1,287,004
Mr. Legher		302,227	603,834
	3/13/2014						27,130[4]	399,625
	3/13/2014						67,889[4]	1,000,005
	3/13/2014			5,087	40,695	81,390		599,437
Mr. Higson		403,656	943,591
	3/13/2014						41,969[4]	618,203
	3/13/2014			7,869	62,954	125,908		927,312

1	Amounts represent possible cash payouts under the 2014 annual incentive program. For the amounts actually paid, refer to the Summary Compensation Table. Amounts shown for Messrs. Legher and Higson have been converted to U.S. dollars based on the December 31, 2014 currency exchange rates.

2	Amounts reflect the Performance RSUs granted under our 2014-2016 long-term incentive program. Threshold amounts represent the minimum amount possible if one of the two company performance metrics is achieved. Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our 2013 Stock Incentive Plan. Please refer to the “Compensation Discussion and Analysis” for additional information.

3	Please refer to Footnote 1 under the Summary Compensation Table for additional information.

4	These Service-based RSUs vest 100% after three years of service on the anniversary of the grant date. Dividend equivalents are paid in cash on these Service-based RSUs annually.

5	The Committee awarded Mr. Loughran’s Service-based RSUs in connection with his new role as Acting Chief Financial Officer. These Service-based RSUs vest 100% after two years of service on the anniversary of the grant date. Dividend equivalents are paid in cash on these Service-based RSUs annually.

6	Ms. Ross forfeited all outstanding equity and non-equity awards upon her departure in 2014. Therefore, there will be no future payouts for these awards.

The material factors necessary for an understanding of the compensation for our named executive officers are described under the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination of Employment, Including After a Change in Control” sections and the corresponding footnotes to the tables. In addition, most of our U.S.-based named executive officers have an offer letter agreement that identifies, where applicable, his or her position and generally provides, among other things, for (i) at-will employment, (ii) an annual base salary, (iii) eligibility to receive annual cash bonuses and long-term incentive awards, (iv) sign-on compensation, and (v) eligibility to receive perquisites and to participate in benefit plans generally available to our senior executives. When she joined the company in 2012, Ms. McCoy received cash sign-on compensation of (i) a deferred cash award of $850,000, vesting and becoming payable on the fifth anniversary of her start date in April 2017 with interest compounded annually at 3.25% provided she remains in our employ on the payment date, and (ii) a bonus of $1,910,000 subject to repayment if she does not remain

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in our employ for five years, which repayment obligation ceases at the rate of 20% for each year of employment provided that, in the event of certain qualifying terminations of employment as described under “Potential Payments Upon Termination of Employment, Including after a Change in Control,” these sign-on compensation awards would become nonforfeitable. Mr. Loughran was hired in 2004 in a non-senior executive position and so the compensation terms at that time do not reflect his role as Acting Chief Financial Officer. Mr. Loughran received a salary increase and Service-based RSUs in 2014 at the time of his appointment as Acting Chief Financial Officer to reflect the new appointment. Messrs. Legher and Higson have international assignment contracts covering their current assignments in Brazil, and the United Kingdom, respectively. During 2014, Mr. Legher and Mr. Higson were entitled to international assignment benefits, such as housing allowances, together with related tax equalization benefits, under our relocation policies and the terms of their international assignment contracts. Mr. Acosta was entitled to transitional dependent education expenses for his children until December 31, 2014 as a temporary benefit provided to assist with his repatriation to the United States from Colombia.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding outstanding equity awards as of December 31, 2014 for the named executive officers. All dollar values are based on $9.39, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. McCoy	120,000[1]	1,126,800	44,776[2]	420,447
			65,343[3]	613,571
Mr. Loughran	6,567[4]	61,664	1,231[2]	11,559
	10,455[5]	98,172	1,960[3]	18,404
	10,000[6]	93,900
Ms. Ross	0	0	0	0
Mr. Acosta	40,299[4]	378,408	7,556[2]	70,951
	58,248[5]	546,949	10,922[3]	102,558
Mr. Legher	20,000[7]	187,800	3,324[2]	31,212
	17,726[4]	166,447	5,087[3]	47,767
	27,130[5]	254,751
	67,889[5]	637,478
Mr. Higson	20,340[4]	190,993	3,814[2]	35,813
	20,000[8]	187,800	7,869[3]	73,890
	41,969[5]	394,089

1	Service-based RSUs vest in five equal annual installments beginning on April 23, 2014. Dividend equivalents are paid in cash annually.

2	Performance RSUs are tied to the achievement of three-year goals for the fiscal 2013-2015 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2015 and settle on March 15, 2016. Dividend equivalents are not paid on Performance RSUs.

3	Performance RSUs are tied to the achievement of three-year goals for the fiscal 2014-2016 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2016 and settle on March 13, 2017. Dividend equivalents are not paid on Performance RSUs.

4	Service-based RSUs vest 100% on March 15, 2016. Dividend equivalents are not paid on these Service-based RSUs.

5	Service-based RSUs vest 100% on March 13, 2017. Dividend equivalents are paid in cash annually.

6	Service-based RSUs vest 100% on October 15, 2016. Dividend equivalents are paid in cash annually.

7	Service-based RSUs vest 100% on July 11, 2015. Dividend equivalents are paid in cash annually.

8	Service-based RSUs vest 100% on October 1, 2015. Dividend equivalents are paid in cash annually.

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OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding stock option exercises and the vesting of restricted stock unit awards during 2014 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ms. McCoy	—	—	40,000	590,800
Mr. Loughran	—	—	2,662	40,036
Ms. Ross	—	—	101,292	1,541,664
Mr. Acosta	—	—	79,272	1,206,520
Mr. Legher	—	—	5,620	84,525
Mr. Higson	—	—	—	—

PENSION BENEFITS

The following table presents information on our defined benefit pension plans and supplemental benefit restoration plan as of December 31, 2014 for our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Ms. McCoy	Avon Products, Inc. Personal Retirement Account Plan (“PRA”)[2]	2.750	53,345	0
	Benefit Restoration Pension Plan (“BRP”)[2]	2.750	499,733	0
Mr. Loughran	PRA[2]	10.500	187,557	0
	BRP[2]	10.500	88,229	0
Ms. Ross	PRA[2]	3.000	56,814	0
	BRP[2,3]	3.000	157,921	0
Mr. Acosta	PRA[2]	3.083	55,840	0
	BRP[2]	3.083	187,348	0
Mr. Legher	N/A4
Mr. Higson	Avon Cosmetics Pension Plan (UK) (“UK Plan”)[5]	17.917	2,154,276	0
	The Avon Cosmetics Pension Plan (Germany) (“German Plan”) [2,6]	4.500	226,112	0
	Avon Products, Inc. International Retirement Plan (“IRP”) [2,7]	7.000	805,645	0

1	The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement age equal to the earliest date the named executive officer may retire without any benefit reductions. The named executive officers listed as members of the PRA, BRP, IRP and German Plan participate in the cash balance benefit formula, which have no actuarial reductions for early retirement. Therefore the assumed retirement age is 65 for these participants. The UK Plan has a normal retirement age of 60.

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2	For all participating named executive officers, the present value of the accrued cash balance benefits are equal to the cash balance benefits as of December 31, 2014, projected to the normal retirement age of 65, based on an interest crediting rate of 5.00% per annum for the PRA, BRP and IRP and 2.75% for the German Plan. Amounts are then discounted back to December 31, 2014 at a rate of 3.85% per annum for the PRA and IRP, 3.50% per annum for the BRP and 1.8% for the German Plan. Due to the difference between the assumed interest crediting rates (in the case of the German Plan the interest crediting rate used is required by the terms of the plan) and the relevant accounting discount rates, the December 31, 2014 actual cash balance accounts are less than the amounts disclosed in the table above. On December 31, 2014, the actual cash balance account balances were as follows:

	PRA	BRP	German Plan	IRP
Ms. McCoy	47,929	438,327	N/A	N/A
Mr. Loughran	156,698	70,517	N/A	N/A
Ms. Ross	47,132	157,921	N/A	N/A
Mr. Acosta	44,760	142,018	N/A	N/A
Mr. Legher	N/A	N/A	N/A	N/A
Mr. Higson	N/A	N/A	76,342	736,349

As of December 31, 2014, Ms. McCoy is not vested in the PRA. However, pursuant to her employment agreement Ms. McCoy is vested in the BRP, which for her includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table set forth below under the “Avon Products, Inc. Personal Retirement Account Plan” section. BRP benefits are generally paid 80% lump sum and 20% in 60 consecutive monthly installments. Mr. Loughran, Ms. Ross and Mr. Acosta are vested in the PRA and the BRP. PRA benefits may be paid in various forms and no officer has yet elected the form of payment. Messrs. Legher and Higson are not eligible to participate in the PRA or BRP, and our UK pension plan does not have a cash balance formula.

3	Ms. Ross separated from the Company effective October 2, 2014. Her distribution under the BRP will commence in 2015 reflecting the 6-month waiting period for specified employees under Section 409A of the Internal Revenue Code.

4	Mr. Legher does not participate in any defined benefit retirement plans that are sponsored, maintained or established by us or to which we contribute.

5	Mr. Higson ceased accruing benefits in the UK Plan as of June 30, 2003. Under the UK Plan, normal retirement age is age 60 with no unreduced early retirement. The benefit was determined using a 3.35% discount rate. Amounts reported reflect conversion to U.S. dollars as of December 31, 2014.

6	Mr. Higson ceased accruing benefits in the German Plan as of December 31, 2007. Mr. Higson’s benefit under the German Plan is comprised of both a grandfathered defined benefit portion and a cash balance portion. The cash balance portion will be converted to a pension upon Mr. Higson’s retirement using guarantee conversion terms. The present value of the accumulated benefits is based on an assumed retirement date of age 65 (which is the normal retirement age given that the German Plan does not offer unreduced benefits). Amounts reported reflect conversion to U.S. dollars as of December 31, 2014.

7	Mr. Higson became a participant in the IRP effective January 1, 2008. This plan has a cash balance formula, therefore the assumed retirement date for the IRP is normal retirement age of 65 and the assumptions used were those that apply for the PRA.

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Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (“PRA”) is a U.S. tax-qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service. Named executive officers participate in the cash balance benefit accrual formula of the PRA, which generally provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. For balances as of December 31, 2014, the interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). For balances as a result of pay credits earned on or after January 1, 2015, the interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 1.6%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s vesting service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base*	Percentage of Compensation Over Social Security Wage Base*
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%
* $117,000 in 2014

Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included.

A participant must complete three years of service in order to be vested in the PRA. Participants may receive PRA benefits upon request as soon as practicable after termination of employment or at the end of the salary continuation period for those employees receiving severance benefits. Benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

The PRA has been frozen to employees hired on or after January 1, 2015.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (“BRP”) is a nonqualified defined benefit pension plan available to a select group of management or highly compensated employees whose benefits under the PRA are limited by the Internal Revenue Code maximum benefit limit. The BRP was established to provide participants in the PRA with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply (except for Ms. McCoy). Pursuant to Ms. McCoy’s employment agreement, the basic credits under the BRP cash balance benefit formula for Ms. McCoy are increased by 2% both above and below the Social Security Taxable Wage Base. Generally, a participant must complete three years of service to become 100% vested under the BRP; however, pursuant to her employment agreement, Ms. McCoy is 100% vested.

If a participant receives salary continuation, the salary continuation period is credited to the participant at the time of the termination to match the service crediting rules of the PRA. In addition, if a participant under the Company’s Change in Control Policy is terminated after a change in control, such participant would be credited with an additional two years of service and age at the time of the termination of employment, except for Ms. McCoy who would be credited with three years of service and age, pursuant to her employment agreement. In order to determine the BRP benefit, the hypothetical amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. Benefits are paid from our general assets. The BRP benefit generally will be paid 80% in a lump sum cash payment and 20% in 60 monthly installments. Certain key employees may be subject to a six month delay in payments under Section 409A of the Internal Revenue Code.

The BRP is not available to employees hired on or after January 1, 2015.

Avon Products, Inc. International Retirement Plan

The Avon Products, Inc. International Retirement Plan (“IRP”) is a nonqualified defined benefit pension plan available to a select group of employees who are generally either career mobile associates or associates working in a country where they are unable to

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participate in a competitive retirement plan. Participating associates accrue credits under a cash balance formula which generally provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance may be credited with an initial credit at the time a participant begins to participate in the IRP. Once participation begins, the hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each plan year. The interest credit is the average daily yield of interest on 30-year Treasury bonds for the month of November of the prior year (but not less than 5%). The basic credit is a credit that is equal to no less than 5% and no more than 15% (or a straight 12.5% for grandfathered participants) of eligible compensation earned. Mr. Higson is a grandfathered participant in the IRP. Eligible compensation for purposes of the IRP is generally defined as salary and annual cash incentive bonus (not in excess of the target bonus amount). Eligible compensation does not include other bonuses, long-term equity compensation, foreign service premiums or tax equalization payments, international assignment allowances, or salary continuation. Employee contributions are not permitted under the IRP.

Grandfathered participants become 100% vested upon completion of five years of service with the Company. New participants become 33% vested upon completion of one year of service, 67% vested upon completion of two years of service, and 100% vested upon completion of three years of service. Initial credits may be subject to different vesting schedules to the extent that they are intended to compensate the participant for benefits forfeited as a result of a transfer from one country to another, in which case the vesting schedule will generally track the vesting schedule of the forfeited benefits. Service for purposes of vesting may include service before participation in the IRP began. Service while a participant is receiving salary continuation does not count as service with the company.

Participants will receive distributions under the IRP in a lump sum within 90 days following their separation from service. Certain key employees may be subject to a six-month delay following separation from service before receiving their distributions (in order to comply with Section 409A of the U.S. Internal Revenue Code). Account distributions delayed as a result of Section 409A will be credited with an additional interest credit for the period of the delay.

The IRP is administered at all times using denominations of U.S. dollars. For purposes of determining each year’s credits, amounts are converted to U.S. dollars using an average of the exchange rates for each month of such year, as published by the Company from time to time.

The Avon Cosmetics Pension Plan (UK)

The Avon Cosmetics Pension Plan (UK) (“UK Plan”) is a defined benefit plan for employees whose home country was within the United Kingdom for all or a portion of their career. Within this plan, the final pay section was open to new members prior to April 1, 2003 and to future accrual of benefits prior to October 1, 2006. The final pay section provides for post-retirement payments based on the employee’s final pensionable pay and years and months of service at the time of retirement.

The annual benefit is calculated in accordance with the following formula for applicable employees who are eligible for top-hat/executive benefits:

Benefit = Employee’s pensionable pay x service as a top hat participant x 0.025

For applicable employees who are not eligible for top hat/executive status, the annual benefit is calculated in accordance with the following formula:

Benefit = Employee’s pensionable pay x service as a non-top hat participant x 0.017

Mr. Higson’s benefits are derived from both formulas.

Benefits are paid from a retirement age of 60 and are not payable unreduced prior to this age. The pensionable pay underlying the pension calculation is reduced to account for government-sponsored pension benefits received by the employee. Benefits are generally paid in the form of an annuity, as lump sums are limited under the UK Plan. Benefits to a surviving spouse are generally equal to 67% of the participant’s pension at death. Increases in pension payments may apply depending on the period for which benefits were accrued and applicable inflation index.

The Avon Cosmetics Pension Plan (Germany)

The Avon Cosmetics Pension Plan (Germany) (“German Plan”) is a pension plan for Germany-based employees meeting the eligibility criteria. The German Plan is comprised of a grandfathered defined benefit portion for service prior to January 1, 2006 and a cash balance portion for service after December 31, 2005. The benefits attributable to the defined benefit formula are determined based on final average pay and service prior to 2006. The cash balance accrual provides for post-retirement payments based on guaranteed conversion terms that are applied to the employee’s cash balance account. Mr. Higson is eligible for benefits attributable to both the grandfathered defined benefit formula and the cash balance portion. The benefits are paid from a retirement age of 65 and are not payable unreduced prior to this age.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan (“DCP”).

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[1,2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions Last FYE ($)	Aggregate Balance at Last FYE ($)[4]
Ms. McCoy	0	0	0	0	0
Mr. Loughran	5,906	4,430	22,516	22,831	493,264
Ms. Ross	0	0	0	0	0
Mr. Acosta	28,276	21,207	658	90,845	50,141
Mr. Legher[5]	0	0	0	0	0
Mr. Higson[5]	0	0	0	0	0

1	Amounts under these columns are included in the Summary Compensation Table.

2	Reflects our matching contributions to excess 401(k) plan deferrals.

3	There are no amounts in this column that are reported in the Summary Compensation Table.

4	The following amounts included in this column have been reported in our Summary Compensation Table: $10,336 for Mr. Loughran and $49,483 for Mr. Acosta.

5	Messrs. Legher and Higson are not eligible to participate in the DCP.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary

•	Annual Bonus—all or part of the annual bonus payable under our annual incentive plans

•	Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($260,000 for 2014). In addition, we contribute an amount equal to the match we would have made to the 401(k) Plan if pre-tax participant contributions had been permitted

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred.

Investment of Deferred Compensation

Deferred compensation amounts are hypothetically invested in one or more of three investment choices as selected by the participant:

•	Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. We determine the rate annually, and for 2014, the rate was set at 4.05%, or 120% of the long-term federal rate as of November 2013

•	Standard & Poor’s 500 Stock Index Fund

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited

Plan Accounts and Distributions

Payments under the DCP are made from our general assets. Participants may allocate deferred compensation to (i) a Retirement/Termination Account, which provides for distributions after termination of employment, or (ii) up to two In-Service Accounts, which provide for distributions during continued employment. Participants are fully vested in their DCP accounts. Retirement/Termination Accounts are distributed upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected at the time of the initial deferral election. Changing the distribution elections for Retirement/Termination Accounts will delay distributions for at least five years from the original distribution date. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected at the time of initial deferral election. In the event of death prior to full distribution of the accounts, the undistributed amounts will be paid to the participant’s beneficiary. Accounts are also distributable upon a change in control event pursuant to Section 409A.

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POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT, INCLUDING AFTER A CHANGE IN CONTROL

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment, including after a change in control as set forth below.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination

CEO

In the event that we terminate Ms. McCoy’s employment other than for cause or disability, she would generally be entitled to receive substantially the same severance payments and benefits afforded to other senior officers described under “Non-CEO” below, except that, if terminated prior to April 23, 2015, she would also be entitled to an amount equal to two times her annual incentive bonus target. In the event that we terminate Ms. McCoy’s employment other than for cause or disability, Ms. McCoy would be entitled to immediate vesting of her sign-on Service-based RSUs and payment of her deferred cash sign-on award plus interest at 3.25% compounded annually. Ms. McCoy would also retain her cash sign-on bonus. Although Ms. McCoy is a participant in the PRA, she is not yet vested in her PRA benefit. To the extent that her accrued PRA benefit is forfeited upon termination of employment without cause, the BRP will provide the forfeited benefit. She also participates in the BRP and, pursuant to her employment agreement, her cash balance benefit includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table. Ms. McCoy would also be entitled to the same payments and benefits if she terminated her employment for good reason (as defined in her agreement).

Non-CEO

In the event that we terminate any of our currently employed U.S.-based named executive officers’ (other than Mr. Loughran) employment other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for 24 months, except that the first payment (equivalent to seven months at such rate) generally would not occur until the seventh month following the date of termination, unless certain exceptions permitted by Internal Revenue Code Section 409A apply. For Mr. Loughran, we would continue to pay his base salary at the rate in effect on the termination date for 15 months, subject generally to the same six month delay as described above.

In the event of involuntary termination without cause, a pro rata portion of Service-based RSUs would vest and be settled in accordance with the terms of the individual award agreements. If termination occurs during the year of the grant, all Performance RSUs would be forfeited. If termination is on or after January 1 of the year following the grant, a pro rata portion of their Performance RSUs would vest and settle in accordance with the terms of the individual award agreements, provided that the applicable performance goals have been satisfied.

A named executive officer who is involuntarily terminated without cause on or after August 1 under the annual incentive program would be entitled to a prorated award provided that the applicable performance goals have been satisfied.

The U.S.-based named executive officers’ accrued benefits under the PRA accrue interest credits for additional years of service during his or her salary continuation period and they are credited with additional years of service credit under the BRP at termination for the salary continuation period.

Each of the U.S.-based named executive officers would also be entitled to continuing coverage under our group health plans and group life and accident insurance programs during the salary continuation period. In addition, we would generally continue to provide each of our U.S.-based named executive officers with certain of the perquisites he or she currently receives as described in the Summary Compensation Table for the following periods, as applicable: three months of a transportation or car allowance, home security until the end of his or her annual contract in effect, and an executive health exam for up to three months after termination. In addition, we would generally provide career transition and development services to our U.S.-based named executive officers for twelve months (nine months for Mr. Loughran) following termination of employment.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition and non-solicitation covenants for the salary continuation period and non-disparagement, cooperation, and confidentiality provisions that, if violated, would cause forfeiture of the remaining benefits.

Mr. Legher would be eligible to receive 12 months of base salary as severance (inclusive of any mandatory termination benefits in Colombia and/or Brazil). Mr. Higson would be eligible to receive 7 months of base salary as statutory severance under German law. Messrs. Legher and Higson are covered under national health programs and no contributions would be required by us after termination of employment.

Disability

In the event of disability, a U.S.-based named executive officer would be entitled to receive benefits under our disability plan, which provides for 100% of base pay for six months (excluding the first week of disability during which no pay is provided) and 50% of base

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pay thereafter for the duration of his or her disability until age 65 (or if the disability occurred after age 60, for up to five years, but in no event less than 1 year). In addition, each U.S.-based named executive officer would continue to be covered by our group health plan and group life and accident insurance plans and would continue to be eligible for perquisites during the disability period. Mr. Legher would receive lump sum benefits under a disability program for our Colombian employees equal to 18 times his monthly salary and under FONAVON (an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance, including disability benefits, to which we contribute match contributions while he is employed) in an amount equal to 38 times the monthly legal minimum wage. Mr. Higson would be entitled to receive payments (after 43 days of not being able to work) under the Deutsche Krankenversicherung (DKV) (a German health insurance scheme to which the company contributes) for each day (after day 43) that he is unable to work with payments based on a daily rate.

In the event of disability, all Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements. All Performance RSUs would be prorated and paid on the original settlement date, provided that the performance goals have been satisfied. Ms. McCoy’s deferred cash sign-on award would immediately vest and be payable at the end of 29 months and would include 29 months of interest at 3.25% compounded annually on April 23rd of each year. Ms. McCoy would retain her cash sign-on awards.

All of our named executive officers who are currently participants in the PRA, BRP and IRP would continue to participate in in those plans for up to 29 months while disabled. Ms. McCoy would become 100% vested in her PRA accrued benefit; however there would be no additional value as this would offset her BRP accrued benefit. Assuming 29 months of disability, the other named executive officers would become 100% vested in their PRA and BRP balances.

Retirement

Mr. Higson is currently the only named executive officer who is retirement-eligible for purposes of our incentive compensation plans. All other named executive officers are not presently retirement-eligible and, therefore, would forfeit any cash or equity incentive compensation upon retirement. All retention restricted stock units, which are generally special equity grants, would be forfeited upon retirement. For a named executive officer who is retirement-eligible, (i) if retirement is prior to January 1 of the year following the grant, a pro rata portion of his or her Service-based, non-retention RSUs would vest and be settled, in accordance with the terms of the individual award agreements, while all Performance RSUs would be forfeited; or (ii) if retirement is after January 1 of the year following the grant, all of his or her Service-based, non-retention restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements and a pro rata portion of Performance RSUs would vest provided that the performance goals have been satisfied. A retirement-eligible named executive officer would be entitled to a prorated annual cash incentive award, provided that the applicable performance goals have been satisfied. Cash sign-on awards that have not vested would be forfeited and repaid to the Company.

Death

In the event of a named executive officer’s death, his or her beneficiary generally would be entitled to death and life insurance benefits. All U.S.-based named executive officers will receive benefits pursuant to our group life insurance plan. For Mr. Legher, death benefits will be payable under a life insurance program for our Colombian employees and under FONAVON. For Mr. Higson, death benefits are paid under a life insurance program for our German employees.

All named executive officers’ Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements. Performance RSUs would be prorated, provided that the performance goals have been satisfied. Under our annual incentive program, a participating named executive officer who dies during the performance period is entitled to a prorated award provided that the performance goals have been satisfied. In addition, Ms. McCoy’s deferred cash sign-on award and deferred sign-on Service-based RSUs would immediately vest and be payable and Ms. McCoy would retain her cash sign-on awards. Ms. McCoy would become 100% vested in her PRA accrued benefit; however there would be no additional value as this would offset her BRP accrued benefit.

Change in Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination

Our Amended and Restated Change in Control Policy has been designed based on competitive practice, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations. All of our current named executive officers are covered under our policy, except for Mr. Loughran.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination by a covered executive for good reason within two years after a change in control or one year prior to a change in control, which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, plus two additional years of service and age credits under our BRP. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for three years, plus three additional years of service and age credits under our BRP.

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“Change in control” is defined generally in the policy as an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•	a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In the event of a change in control, the 2013 and 2010 Stock Incentive Plans provide for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger”, i.e., certain terminations of employment without cause or for good reason within two years after a change in control. If the awards are no longer payable in our stock, and are not assumed or replaced in the change in control transaction, the awards become fully vested and payable upon the change in control. Awards subject to the achievement of performance goals will be fully vested and valued as if the performance goals had been achieved at target.

None of our named executive officers is entitled to reimbursement or gross-up of any parachute payment excise tax that might be incurred under Section 280G of the Internal Revenue Code as a result of payments made in connection with a change in control.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2014 for each of our named executive officers. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this proxy statement (for example, defined benefit pension benefits and supplemental benefits), which are not contingent upon a termination or a change in control. Although the 2012 and 2013 Performance RSUs would vest pro-rata upon the events described in columns 1 through 4 in the table below, they are not included in these amounts as payment is subject to attainment of performance goals and these provide no incremental value. The valuation of equity awards is based upon a stock price of $9.39 on December 31, 2014.

Name	Involuntary or Constructive Termination ($)[1]	Disability ($)[2]	Retirement ($)[3]	Death ($)[4]	Change in Control ($)[5]	Involuntary or Constructive Termination Following a Change of Control ($)[6]
Ms. McCoy	8,059,710	7,524,466	0	2,076,800	0	15,422,701
Mr. Loughran	622,044	2,966,624	0	353,737	0	936,445
Ms. Ross[7]	0	0	0	0	0	0
Mr. Acosta	1,918,135	6,776,015	0	1,025,356	0	4,359,673
Mr. Legher[8]	960,910	1,989,677	0	1,989,677	0	3,296,781
Mr. Higson[8]	673,445	1,610,103	477,315	2,231,671	0	3,254,353

1

We would pay a cash severance amount over a two-year period of $2,400,000 for Ms. McCoy and $1,480,000 for Mr. Acosta. Pursuant to the German statutory termination period of seven months, Mr. Higson would be paid cash severance of $344,017. We would pay cash severance for Mr. Legher equal to twelve months of his base salary (which would be inclusive of any mandatory termination benefits in Colombia and/or Brazil), which we estimate would be $487,339. We would pay a cash severance amount over a fifteen-month period of $500,000 for Mr. Loughran. Ms. McCoy’s deferred cash award of $850,000 plus 3.25% interest would also be paid and she would receive $3,600,000 in lump sum bonus amounts. The value of continued coverage for a two-year period under our group health plans is $33,866 for Ms. McCoy, $22,276 for Mr. Loughran and $33,866 for Mr. Acosta based on current costs and assuming an annual 2015 health care trend rate of 8.50%, an annual dental trend rate of 5.00% and a discount rate of 3.85%. Messrs. Legher and Higson are covered under national health programs and no contributions would be required by us after termination of employment. The value of continued coverage under our applicable group life and accident plan for a two year period is $294 for Ms. McCoy and Mr. Acosta, $179 for Mr. Loughran, $2,136 for Mr. Legher and $9,943 for Mr. Higson, assuming a discount rate of 3.85%. The value of the perquisites that we would continue to provide is $30,000 for Ms. McCoy, $22,750 for Mr. Loughran and $27,750 for Mr. Acosta. For our U.S.-based named executive officers (other than Mr. Loughran), we currently estimate we would pay approximately $18,750 for outplacement services for the

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12 month period following termination of employment. In certain instances we may extend outplacement services for up to 12 additional one-month extensions at an estimated cost of $1,050 per month. For Mr. Loughran, we currently estimate we would pay approximately $8,500 for outplacement services for the 9 month period following termination of employment. In certain instances we may extend outplacement services for him up to 6 additional one-month extensions at an estimated cost of $1,050 per month. The value of Service-based RSUs that would immediately vest is $1,126,800 for Ms. McCoy, $68,339 for Mr. Loughran, $357,475 for Mr. Acosta, $471,435 for Mr. Legher and $319,485 for Mr. Higson. Ms. Ross did not receive any severance amounts or benefits or accelerated vesting of equity awards upon her departure in October 2014.

2	Assuming continuation of disability payments until age 65 for all named executive officers, the present value of disability payments is $5,085,862 for Ms. McCoy, $2,608,691 for Mr. Loughran, $5,689,189 for Mr. Acosta, and $536,676 for Mr. Higson based on a discount rate of 2.30%. Mr. Legher would receive a lump sum of $743,201 representing disability benefit provided by Avon and FONAVON (FONAVON is an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance, including life and disability benefits; our obligation to match contributions to FONAVON cease upon termination of employment). Assuming each of the following named executive officers commences his or her benefit immediately, the present value of the additional pension benefits earned under the PRA, BRP and IRP while on disability for up to 29 months is $461,804 for Ms. McCoy, $104,196 for Mr. Loughran, $161,470 for Mr. Acosta and $300,545 for Mr. Higson, assuming a discount rate and a lump sum rate of 3.85% for the PRA and IRP and 3.50% for the BRP. Under the UK Plan and the German Plan, Mr. Higson is no longer accruing benefits and so there is no additional benefits that would accrue. Ms. McCoy will also be paid her deferred cash award of $850,000 plus 3.25% interest at the end of the disability period. The value of Service-based RSUs that would immediately vest is $1,126,800 for Ms. McCoy, $253,737 for Mr. Loughran, $925,356 for Mr. Acosta, $1,246,476 for Mr. Legher and $772,882 for Mr. Higson.

3	For purposes of our equity incentive compensation plans, Mr. Higson is the only named executive officer who was retirement eligible as of December 31, 2014. Therefore, Ms. McCoy and Messrs. Loughran, Acosta and Legher would have forfeited their outstanding equity awards if they had retired as of December 31, 2014. The amount shown in the table above for Mr. Higson is the value of Service-based RSUs that would immediately vest had he retired on December 31, 2014. The value of Service-based RSUs that would have vested for the other named executive officers if we were to assume that they were retirement eligible as of December 31, 2014 would be: $94,032 for Mr. Loughran, $515,145 for Mr. Acosta and $577,304 for Mr. Legher. Ms. McCoy’s outstanding Service-based RSUs would not have vested upon her retirement as of December 31, 2014.

4	Upon the death of each U.S.-based named executive officer, death benefits in the amount of $100,000 would be paid pursuant to our group life insurance plan. Upon Mr. Higson’s death, death benefits in the amount of $1,458,789 would be paid. Upon Mr. Legher’s death, death benefits in the amount of $743,201 would be paid representing natural death benefits provided by Avon and FONAVON (death benefits may be higher upon an accidental death). Ms. McCoy’s deferred cash award of $850,000 plus 3.25% interest would be paid upon her death. The value of Service-based RSUs that vest is $1,126,800 for Ms. McCoy, $253,737 for Mr. Loughran, $925,356 for Mr. Acosta, $1,246,476 for Mr. Legher and $772,882 for Mr. Higson.

5	Our change in control policy provides for payments to be made to covered executives upon a “double trigger” as described above. Therefore, we have assumed for the purposes of this column that unvested awards under our stock incentive plans have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control and that no second trigger has occurred.

6	Our named executive officers, except for Mr. Loughran, would receive benefits pursuant to our double trigger change in control policy. Ms. McCoy would receive $9,000,000, which consists of 300% of the sum of the target annual cash bonus and base salary. Ms. McCoy’s deferred cash award of $850,000 plus 3.25% interest would be paid. Mr. Acosta, Mr. Legher and Mr. Higson would receive payments of $2,664,000, $1,710,195 and $1,981,940, respectively, which consist of 200% of the sum of the target annual cash bonus and base salary. These payments would be made in a lump sum. See footnote 1 above for the estimated values of continued coverage under our group health and life plans for the two year period following an involuntary termination. The value of continued coverage under our group health plans for a three-year period is $51,884 for Ms. McCoy. The value of continued coverage under our applicable group life and accident plan for Ms. McCoy a three-year period for is $452. Given that Mr. Loughran is not covered by our change in control policy, we have assumed in this column that upon an involuntary termination of employment following a change in control his non-equity award payments and benefits would be the same regardless of a change in control. For purposes of awards under our stock incentive plan, we have assumed for the purposes of this column that unvested awards have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control so that they would vest and be payable upon involuntary or constructive termination of employment that occurs within two years following a change in control. The value of Service-based RSUs that would vest is $1,126,800 for Ms. McCoy, $253,737 for Mr. Loughran, $925,356 for Mr. Acosta, $1,246,476 for Mr. Legher and $772,882 for Mr. Higson. The value of Performance RSUs that would vest at target regardless of performance is $4,393,565 for Ms. McCoy, $129,003 for Mr. Loughran, $736,157 for Mr. Acosta, $337,974 for Mr. Legher and $489,588 for Mr. Higson. The Performance RSUs would be settled on the original settlement date, which is three years following the grant date (March 2016 and March 2017 for Performance RSUs granted in March 2013 and March 2014, respectively).

7	Given that Ms. Ross’s employment ended prior to December 31, 2014, there would be no incremental payments or benefits that would be payable to her with respect to one of the events listed in the table above.

8	For Messrs. Legher and Higson, in calculating the dollar equivalent for amounts that would be delivered in Colombian Pesos or Euros, respectively, amounts have been converted to U.S. Dollars based on the December 31, 2014 currency exchange rates.

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PROPOSAL 2—ANNUAL VOTE TO APPROVE

EXECUTIVE COMPENSATION

We are asking shareholders to approve our annual advisory resolution on the compensation of our named executive officers (“NEOs”) as described in the Executive Compensation section of this proxy statement. The Compensation Discussion and Analysis, beginning on page 26, describes our executive compensation programs and decisions made by the Compensation and Management Development Committee of the Board of Directors (the “Committee”) in detail.

Avon’s 2014 executive compensation programs were designed to support our strategic and financial goals set as part of our turnaround plan. Given unanticipated significant macroeconomic headwinds and the slower than expected recovery in the North America business, we anticipate that we will not meet the three-year revenue and operating margin targets that we outlined in late 2012 in the timeframe we expected. However, we continue to make progress against our strategic and financial goals. In 2014, we delivered flat revenue performance in constant dollars as well as an improvement in adjusted operating margin, despite significant foreign currency headwinds. We continued to improve our cost structure and we achieved our $400 million cost savings target ahead of schedule. We also continued to strengthen the foundation of our business, especially in our top 12 markets. We now have stronger management teams, an improved talent pipeline, and better discipline in executing against Avon’s core processes. In the second half of 2014, we saw sequential progress in key markets and product categories and delivered improvement on both top and bottom line.

Our compensation package for our NEOs strongly ties to our strategic and financial goals and is focused on pay for performance. Key elements of our 2014 compensation program include the following:

•      2014 Targets. 89% of target CEO pay was “at risk” based on company performance and 73% of average target for all other NEO pay was “at risk”.

•      CEO Compensation. The compensation that Ms. McCoy has realized for the last three years was significantly less than her granted pay opportunity. To date, none of her performance-based equity awards have vested or paid out. In addition, the following decisions regarding Ms. McCoy’s 2014 compensation were made to further align pay and performance:

¡      No change to Ms. McCoy’s base salary or target annual incentive award.

¡       100% of her 2014 long-term incentive award was granted in Performance RSUs that will vest only if 3-year company financial goals are met. The award was increased by $500,000 to further align her compensation with our strategic and financial goals and to bring her total target compensation to the median of our peer group.

¡       Paid an annual incentive award equal to 50% of target, reflecting our performance against 2014 financial goals.

•      Below Target Payout under Incentive Plans. Rigorous targets are set for our incentive plans so that pay realized by our executives continues to be strongly aligned with our performance and growth. For 2014, the average annual incentive award for our NEOs was 52% of target, and there was no payout of the 2012-2014 long term incentive awards.

•      Stock Ownership and Holding Requirements. All NEOs are subject to our stock ownership guidelines, and our CEO has been subject to a 75% stock holding retention ratio until the ownership guideline is satisfied. Recently, we implemented a 50% stock holding retention ratio for all other senior executives.

We have increased our shareholder engagement program, and made several changes to our compensation programs for 2015, many of which were directly responsive to shareholder feedback. These changes sharpen the alignment between executive compensation and the interest of our shareholders and support our strategic and financial goals.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board recommends a vote in favor of the following advisory resolution:

RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies, and practices described in this proxy statement. Although the vote is non-binding, the Committee will review and consider the voting results in connection with our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

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PROPOSAL 3—APPROVAL OF THE AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

The Board of Directors has Adopted and Recommends a Vote “FOR” Approval of the

Amended and Restated Avon Products, Inc. 2013 Stock Incentive Plan

Executive Summary of Proposal and Selected Plan Information

Summary of Proposal:

We are proposing to amend and restate the Avon Products, Inc. 2013 Stock Incentive Plan (the “Plan”) to:

•  Increase the number of shares that may be made subject to awards by 13 million shares; and

•  Increase the maximum number of shares that may be made subject to awards for any one eligible participant in any calendar year to 4 million shares.

Background:

We have used a substantial portion of the previously authorized share pool under the Plan. We believe that the modest increase we are proposing in the number of shares available for issuance under the Amended Plan (as defined below) will allow us to continue awarding equity incentives. We also believe that the increased maximum number of shares that an eligible participant may be awarded in any calendar year allows us important flexibility to award competitive equity incentives under the Amended Plan.

The aggregate and individual share limits under the Amended Plan will continue to be reduced for awards (other than options and SARs) by counting a share awarded as 3.13 shares. Based on historical burn rates and our current stock price, the Compensation and Management Development Committee (the “Committee”) believes the increase in the number of shares that may be made subject to awards by 13 million should be sufficient to cover grants through the end of fiscal year 2016.

We view equity compensation as an important element of our incentive program. However, the Committee, as stewards of Company equity, is highly sensitive to the dilutive impact of our equity plan on shareholders. As a result of feedback from shareholders and the Committee’s desire to minimize dilution, we will continue to provide equity-based compensation to our most senior leaders to align their rewards with shareholder objectives; however, the prudent request made here is limited in part because we have shifted the delivery of long-term compensation awards to cash rather than equity below our senior leaders to limit the number of shares needed while continuing to incentivize our executives to achieve our business goals.

Impact on Dilution:	Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request very carefully in the context of the need to motivate, retain and ensure our leadership team is focused on our strategic and long-term growth priorities. Particularly at this time of transition, equity is an important component of a compensation program that aligns with our strategy of achieving long-term, sustainable growth. Including the proposed increase of 13 million shares to be available for awards under the Amended Plan, the total potential voting power dilution is 13.1%[1], of which 2.6% is attributable to the proposed increase. Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

Certain Compensation Governance Highlights:	The Amended Plan currently incorporates certain compensation governance provisions that reflect best practices. These include:

•  Minimum exercise and/or vesting period of one year from the date of grant for all awards subject to certain limited exceptions;

•  Minimum 100% fair market value exercise price for options and stock appreciation rights;

•  No repricing of options or stock appreciation rights;

•  No evergreen provision;

•  “Double-trigger” vesting for change in control benefits;

•  No excise tax gross-up on change in control benefits; and

•  Clawback provisions.

Date of Plan Expiration:	The original expiration date will not be extended under the Amended Plan.

[1]	As shown in the table below under “Dilution”, total potential voting power dilution is calculated as (equity awards outstanding + shares available for grant + additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares).

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The Proposal

We are asking our shareholders to approve the Amended and Restated Avon Products, Inc. 2013 Stock Incentive Plan (the “Amended Plan”). A copy of the Amended Plan is attached as Appendix A. The changes included in the Amended Plan would:

•	Increase the number of shares that may be made subject to awards by 13 million shares; and

•	Increase the maximum number of shares that may be made subject to awards for any one eligible participant in any calendar year to 4 million shares.

We are also seeking approval of the performance criteria under the Amended Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which allows certain awards granted under the Amended Plan to qualify as performance-based compensation under Section 162(m) of the Code (“Section 162(m)”). The performance criteria under the Amended Plan are consistent with the performance criteria under the current Plan. The approval of the Amended Plan by our shareholders will constitute such approval of the performance criteria under the Amended Plan. For a discussion of the performance criteria under the Amended Plan, see “Performance Measures” below.

Background

We have used a substantial portion of the previously authorized share pool of 42 million shares of common stock under the Plan. As of March 18, 2015, 10,727,156 shares of our common stock remained available for future award grants. The Committee and the full Board of Directors believes this remaining amount of shares to be insufficient to meet our anticipated needs.

Based on the analysis provided by the Committee’s independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), we are proposing to increase the number of shares that may be made subject to awards by 13 million shares, from 42 million shares previously authorized under the Plan to 55 million shares and to increase the maximum number of shares that may be made subject to awards for any one eligible participant in any calendar year from 3 million shares to 4 million shares.

Equity incentives continue to be a key component of our compensation program and the Committee believes that equity awards establish long-term focus and strong alignment between award recipients and our shareholders. At the same time, the Committee, as stewards of Company equity, carefully considered the balance of equity and cash incentives. The prudent request made here is limited in part because we have shifted the delivery of long-term compensation awards to cash rather than equity below the senior executive level.

The Board recognizes the impact of dilution on our shareholders and has evaluated this share request very carefully in the context of the need to motivate, retain and ensure our leadership team is focused on our strategic and long-term growth priorities. The Committee and the Board believe that the modest increase we are proposing in the number of shares available for issuance under the Amended Plan represents a reasonable amount of potential additional equity dilution and will allow us to continue awarding equity incentives. Based on historical burn rates and our current stock price, the Committee believes the increase in the number of shares that may be made subject to awards by 13 million should be sufficient to cover grants through the end of fiscal year 2016.

The Committee and the Board also believe that the increased maximum number of shares that an eligible participant may be awarded in any calendar year allows us important flexibility to award competitive equity incentives under the Amended Plan. If the Amended Plan is not approved, we will no longer be able to grant equity awards after the date the shares of common stock currently available under the Plan are exhausted but the Plan will otherwise remain in effect without the requested increase in share limits. Without the ability to grant equity awards, we believe that we will be unable to offer competitive compensation terms to attract, retain and motivate directors, officers and employees and further align their interests with that of our shareholders. Moreover, if the Amended Plan is not approved, we may need to consider additional cash incentive awards as an alternative to granting equity awards.

As a result of the factors discussed above, at the recommendation of the Committee, on March 12, 2015 the Board of Directors approved, subject to shareholder approval, the Amended Plan (i) to increase the number of shares that may be made subject to awards by 13 million shares, from 42 million shares to 55 million shares and (ii) to increase the maximum number of shares that may be made subject to awards for any one eligible participant in any calendar year from 3 million shares to 4 million shares.

We are seeking shareholder approval of the Amended Plan to comply with the New York Stock Exchange listing rules that require material changes to any equity compensation plan be approved by our shareholders. As noted above, we are also seeking shareholder approval of the performance criteria for the purposes of Section 162(m).

If our shareholders approve the Amended Plan, the Amended Plan (with the requested increase in share limits) will be effective as of May 6, 2015. If our shareholders do not approve the Amended Plan, the Amended Plan will remain in effect in its current form, including all prior amendments as described below, but without the requested increase in share limits.

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Prior Amendments to the Plan

Since the approval of the Avon Products, Inc. 2013 Stock Incentive Plan by shareholders at the 2013 Annual Meeting, the Board has adopted the following amendments to the Plan pursuant to the Board’s authority to amend the Plan:

•	Adopted a minimum exercise and/or vesting period of one year from the date of grant for all awards, except with respect to 5% of the shares of common stock available for awards (See Section 6 of the Plan);

•	Amended the definition of “cause” to conform with our other plan documents (See Section 2(e) of the Plan); and

•	Expressly incorporated into the Plan the Committee’s prior determination that in the event the number of the Company’s shares that would be delivered upon settlement of a performance restricted stock unit award, if paid only in stock, would exceed the maximum number of shares that may be made subject to awards under the Plan, the amount in excess of the limit will be settled in cash rather than shares (See Section 4(d)(ii) of the Plan).

Burn Rate

The following table sets forth information regarding awards granted, the burn rate for each of the last three fiscal years and the average burn rate over the last three years under the Plan and our 2010 Stock Incentive Plan. The burn rate has been calculated as the quotient of (i) the sum of (x) all stock options/SARs granted in such year and (y) service-based restricted stock units (“Service-based RSUs”) granted, and the number of performance-based restricted stock units (“Performance RSUs”) vested in such year, divided by (ii) the weighted average number of shares of common stock outstanding at the end of such year. The Service-based RSUs and Performance RSUs are adjusted using a multiplier of 2.0 options per share, based on the methodology used by Institutional Shareholder Services (“ISS”) and the Company’s 3-year average volatility.

BURN RATE (Shares in thousands)
	Year Ended December 31,
	2014	2013	2012	3-Year Average
Options/SARs granted	0	0	1,775
Service-based RSUs granted (1)	3,212	2,323	1,992
Performance RSUs vested	0	0	0
Weighted average shares of common stock outstanding	434,500	433,400	431,900
Burn rate (2)	1.48%	1.07%	1.33%	1.29%

(1)	Includes 200,000 Service-based RSUs granted to our Chief Executive Officer in April 2012 as an outside-the-plan employment inducement award.

(2)	Burn rate is calculated as (options granted + restricted stock/RSUs granted + Performance RSUs vested) / weighted average shares outstanding. All restricted stock/RSUs granted and Performance RSUs vested are adjusted using a multiplier of 2.0 options per share (based on the ISS methodology and the Company’s 3-year average volatility).

Dilution

As of December 31, 2014, our capital structure consists of 434.5 million weighted average shares of common stock outstanding and no shares of preferred stock. The table below represents our potential voting power dilution levels based on our common stock outstanding and our request of 13 million additional shares that may be made subject to awards pursuant to the Amended Plan. Our Board believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives, an important component of our overall compensation program.

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This conclusion is based, in part, on advice received from Semler Brossy based on an analysis of the equity grant practices of companies within our industry classification and with a market capitalization that is similar to ours.

Potential Voting Power Dilution with 13 Million Additional Shares:		Potential Voting Power Dilution
Equity awards outstanding as of December 31, 2014(1) (2)	27,248,531

Shares available for grant under the Plan as of December 31, 2014	24,978,281

Additional requested shares	13,000,000	2.6%(3)

Total Potential Voting Power Dilution	65,226,812	13.1%(4)

(1)	Includes 120,000 outstanding Service-based RSUs granted to our Chief Executive Officer in April 2012 as an outside-the-plan employment inducement award, which will not be settled under the Plan or the predecessor plan.

(2)	The amounts included for Performance RSU awards are based on target performance for 2012, 2013 and 2014 awards that are payable only upon the satisfaction of performance measures. As of December 31, 2014, we estimated that the target performance levels for the 2013 Performance RSU awards were unlikely to be achieved and, therefore, we believe that it is unlikely that 633,737 shares included above will pay out. In addition, 1,358,614 shares included above have been forfeited (which represents all outstanding 2012 Performance RSU awards as of December 31, 2014) because performance targets for the 2012 awards were not achieved. Amounts exclude 229,355 SARs and 368,812 Service-based RSUs and Performance RSU, which will settle only in cash in accordance with local law requirements.

(3)	Potential voting power dilution attributable to the additional requested shares is calculated as (additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares).

(4)	Total potential voting power dilution is calculated as (equity awards outstanding + shares available for grant + additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares).

Summary of the Amended Plan

The following is a summary of certain material features of the Amended Plan, which is qualified in its entirety by reference to the complete terms of the Amended Plan attached as Appendix A. The closing price of a share of our common stock on the New York Stock Exchange on March 18, 2015 was $7.47. The total number of shares of common stock that may be delivered pursuant to awards granted under the Amended Plan is 55 million, including shares previously issued under the Plan and including the proposed increase of 13 million shares. The Amended Plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”) and other stock-based awards. The terms and conditions of each award, as determined by the Committee, will be set forth in a written award agreement.

Purpose

The purpose of the Amended Plan is to:

•	Encourage share ownership and align compensation with performance results and shareholder interests;

•	Promote decision-making that is consistent with long-term Company and shareholder goals; and

•	Provide competitive incentive compensation sufficient to attract, retain and motivate key employees and directors of the Company.

Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Eligible Participants

Key employees and non-employee directors are eligible participants (the “Participants”). A key employee is any person, including an officer, employed by us or any of our subsidiaries who is or is expected to be responsible for the management, growth or protection of some aspect of the business or who makes, or is expected to make, a contribution to the Company or its subsidiaries.

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Currently, the ten non-employee directors standing for reelection and approximately 460 key employees would potentially be eligible to receive awards under the Amended Plan. The Committee may grant one or more awards to any Participant designated by it to receive an award.

Plan Administration

The Amended Plan will be administered by the Committee, which is comprised entirely of “outside directors” for purposes of Section 162(m), “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” directors for purposes of the rules of the New York Stock Exchange. The Committee will have full and complete authority, in its sole and absolute discretion, to (i) exercise all of the powers granted to it under the Amended Plan, (ii) construe, interpret and implement the Amended Plan and any related document, (iii) prescribe, amend and rescind rules relating to the Amended Plan, (iv) make all determinations necessary or advisable in administering the Amended Plan, and (v) correct any defect, supply any omission and reconcile any inconsistency in the Amended Plan.

Grants of awards to non-employee directors will be made by the full Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors. With respect to key employees (other than certain senior officers), the Committee may delegate authority to a single member of the Board to select Participants and make grants, subject to terms and conditions determined by the Committee. For example, the Committee typically establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, and has delegated to Ms. McCoy as director the authority to determine the Participants and the number of shares subject to each award.

Available Shares

Subject to certain adjustments set forth in the Amended Plan, a total of 55 million shares of common stock, including shares previously issued under the Plan and including the proposed increase of 13 million shares, may be made subject to awards under the Amended Plan and consist of authorized but unissued shares of common stock or shares held in treasury. For any one Participant in any calendar year, a maximum of 4 million shares may be made subject to awards in total, and 1.5 million shares may be made subject to options or SARs. For any one Participant who is a non-employee director, the maximum fair market value of awards in any calendar year is $500,000, as determined on the grant date. The maximum number of shares under the Amended Plan that may be made subject to incentive stock options is 10 million. The maximum number of shares, both in total and in respect of any one Participant, will be reduced as follows: (i) for grants of stock options or SARs, by each share subject to such an award and (ii) for grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs), by 3.13 multiplied by each share subject to such an award. After giving effect to this 3.13 multiple, the 4 million share limit described above is reduced to approximately 1,277,955 shares with respect to awards of restricted stock, stock units and other stock-based awards other than options and SARs.

Shares covered by the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any terminated, canceled, expired or forfeited award or portion thereof under the Amended Plan will be available for issuance under the Amended Plan as one share if the shares were subject to options or SARs or 3.13 shares if such shares were subject to awards other than options or SARs. Any shares attributable to a portion of any award granted under the Amended Plan that is settled in cash in lieu of shares will become available again under the Amended Plan. However, shares that are withheld or delivered for tax withholding or in connection with the payment of the exercise price or net share settlement of a stock option or SAR will not be made available again.

In the event any change in or affecting our outstanding shares of common stock occurs by reason of a stock dividend or split, merger or consolidation, recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or any extraordinary dividend in cash, securities or other property, the Board of Directors will make appropriate adjustments to the Amended Plan and/or to outstanding awards, which may include changes in the number of remaining shares under the Amended Plan, the number of remaining shares subject to outstanding awards, and the maximum number of shares that may be granted or delivered to any single Participant. Such equitable adjustments as they relate to outstanding awards will be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of common stock, is equal to the intrinsic value of each outstanding award immediately prior to any of the aforementioned changes.

Awards may be granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become our employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in which event the assumption or substitution will be accomplished in a manner permitting the Award to continue to be exempt under Section 409A of the Code.

Awards

The Amended Plan authorizes grants of a variety of awards described below. The Committee, or the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors with respect to non-employee directors, determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the Amended Plan. Except with respect to 5% of the shares of common stock available for awards under the Amended Plan, no award will become exercisable or otherwise nonforfeitable unless the award has

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been outstanding for a minimum period of one year from its date of grant. The Committee will have discretion to accelerate the exercisability or nonforfeitability of any award upon the death, disability, retirement, involuntary separation from service without cause of a Participant or change in control of the Company.

Stock Units

•	A stock unit entitles a Participant to receive, at a specified future date, shares of common stock or an amount equal to the fair market value of a specified number of shares of common stock.

•	Stock units may be subject to service or performance conditions.

•	Payments in respect of stock units may be made in shares, cash or a combination of both, in the Committee’s discretion.

•	A Participant may be credited with dividend equivalents, i.e., an amount equal to the cash or stock dividends or other distributions that would be paid on shares covered by an award if such shares were issued and outstanding on the dividend record date.

•	No dividend equivalents are paid on unvested shares subject to performance conditions.

Stock Options/SARs

•	A stock option entitles a Participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Committee may determine.

•	Stock options may be subject to service or performance conditions.

•	A SAR entitles a Participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the Participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Committee may determine.

•	The applicable exercise or grant price may not be less than 100% of the fair market value of the shares at the date of grant, unless granted through the assumption or substitution of awards previously granted to individuals who become employees of the Company through a corporate transaction.

•	Stock options and SARs terminate after ten years from the date of grant.

•	At the time of exercise, the option price must be paid in full in cash or, if the award agreement or award program provides, by delivery of shares or in a cashless exercise through a broker or similar arrangement, depending on the terms of the award.

•	Generally, stock options and SARs vest in three substantially equal annual installments beginning one year from the grant date.

•	Incentive stock options are subject to additional limitations set forth in the Amended Plan and the Code.

•	Unless otherwise determined by the Committee or provided for in the applicable award agreement or award program, in the event of a Participant’s death, any outstanding stock option or SAR will be exercisable for a period of two years, or until the expiration date of such stock option or SAR, if earlier.

Restricted Stock

Restricted stock awards are shares of common stock that are issued to a Participant subject to transfer and other restrictions as the Committee may determine, such as the continued employment of the Participant and, in some instances, performance conditions, and in each case may be forfeited if the prescribed conditions are not met.

During the restricted period, shares of restricted stock are non-transferable but have all the attributes of outstanding shares of common stock; however, dividends and any other distributions on the shares may be accumulated, with or without interest, or reinvested in additional shares during the restricted period, depending on the terms of the award.

Once shares of restricted stock are no longer subject to forfeiture, the shares and any withheld dividends will be delivered to the Participant.

Dividend Equivalents

•	May be granted in tandem with another award or as a separate award, but may not be granted in connection with stock options/SARs, restricted stock or awards subject to performance conditions.

•	May be paid simultaneously with the Company’s dividend, annually or at such other times in accordance with rules and procedures that the Committee may establish. Dividend equivalents may be withheld until the lapsing of any restrictions thereon or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalents relate.

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Other types of stock-based awards may also be granted so long as they are consistent with the purpose of the Amended Plan. Special terms may apply for awards to Participants who are foreign nationals, or who are employed outside of the United States, as the Committee considers necessary or appropriate to accommodate differences in local law, tax policy or custom.

Performance Measures

The Committee may grant stock units that will be paid solely on the attainment of certain performance goals established by the Committee based on the performance criteria set forth in the Amended Plan. It is intended that awards that are paid based on the achievement of performance goals may be exempt from the $1 million deduction limit on compensation under Section 162(m), but the Committee may elect to provide for non-deductible awards under the Amended Plan.

Within the first 90 days of a performance period, to comply with Section 162(m), the Committee is required to establish the terms and conditions for the payment of awards, including the eligible Participants, the performance measures (and any required adjustments) and the level of achievement of the performance measure that must be satisfied as a condition of payment. The Committee may reduce, but not increase, the amount of an award in its sole discretion. After the end of a performance period, the Committee will certify if the performance measures have been attained.

The performance measures are one or more of the following objective criteria, on a consolidated basis, on the basis of a business unit or other geographically based unit or relative to one or more peer group companies or indices, and can be expressed either in terms of specified levels of, rates of change or relative changes in: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

Performance measures will be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to such adjustments that are specified by the Committee within the first 90 days of the performance period for: (i) discontinued operations; (ii) acquisitions and mergers; (iii) divestitures, including exits of markets and/or categories; (iv) cumulative effect of changes in accounting rules and methods and tax laws; (v) impairment or disposal losses; (vi) restructuring costs; (vii) pension expense or contribution in excess of operating budget; (viii) business losses from economic, political and legal changes; (ix) retained and uninsured losses from natural disaster or catastrophe; (x) currency fluctuations or devaluations; (xi) significant litigation or claim judgments or settlements; (xii) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (xiii) other extraordinary, unusual and/or nonrecurring events.

Clawback

Awards and shares of stock issued pursuant to the Amended Plan are subject to forfeiture in the event that a Participant engages in misconduct, including (i) a serious violation of our Code of Conduct or (ii) a violation of law within the scope of employment with the Company. The Board of Directors has adopted an additional clawback policy that applies to incentive awards made to certain Participants, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or misconduct, the Committee is authorized to recover awards.

In addition, in the event a Participant violates noncompetition, nonsolicitation, or nondisclosure obligations specified in an award agreement, all awards and shares issued to the Participant will be forfeited.

Repricings Prohibited

Repricings of stock options and SARs are not permitted. A “repricing” means reducing the exercise price, canceling the award and granting replacement awards at a time when the option or SAR price is equal to or more than the market value of the underlying stock, or repurchasing the award for cash at a time when the price is equal to or more than the market value of the underlying stock.

Change in Control

In the event of a change in control, the Amended Plan provides for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger,” i.e., upon certain terminations of employment without cause or for good reason within two years after a change in control. “Change in control” is defined generally as an event that would be considered a change in control under Section 409A of the Code and the 409A regulations and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

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•	a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

•	a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In addition, the Amended Plan provides that unvested awards that are not assumed or otherwise replaced in the change in control become fully vested and paid upon a change in control. Awards subject to the achievement of performance goals will be fully vested and paid as if the performance goals had been achieved at target.

Amendments and Termination

The Board of Directors may at any time amend, suspend or terminate the Amended Plan. It may not, however, without the approval of shareholders:

•	Increase the number of shares available for awards under the Amended Plan;

•	Change the class of eligible Participants;

•	Reduce the basis upon which the minimum stock option exercise price is determined;

•	Extend the period within which awards may be granted beyond the tenth anniversary of the date of shareholder approval;

•	Provide for a stock option or SAR exercisable more than ten years from the date of grant;

•	Amend the Plan to eliminate the prohibition on repricing; or

•	Amend the Plan without shareholder approval if shareholder approval is required by applicable law, including Section 162(m).

Under these provisions, shareholder approval would not be required for all possible amendments that might increase the costs of the Amended Plan. In addition, the Board of Directors may not, without the consent of the person affected, make any amendments that would impair the rights of a Participant other than as provided in the terms of an award, except to the extent provided in the Amended Plan or in the award agreement or award program.

Term of Plan

No awards may be made under the Amended Plan after May 2, 2023, the tenth anniversary of the date that the Plan was initially approved by shareholders in 2013.

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New Plan Benefits

The benefits and amounts that will be received by or allocated to participants under the Amended Plan are not yet determinable because the types and amounts of awards and selection of participants are subject to the Committee’s future determination. However, for illustrative purposes, the following table represents the number of Service-based RSUs and Performance RSUs that were granted to the following individuals and groups under the Plan during the fiscal year ended December 31, 2014:

Name and Position	Dollar Value ($) (1)	Number of RSUs (2)
Sheri McCoy Chief Executive Officer	7,700,004	522,743
Robert Loughran Acting Chief Financial Officer	498,198	36,137
Kimberly A. Ross (3) Former Executive Vice President & Chief Financial Officer	2,324,998	157,841
Fernando A. Acosta Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing	2,144,997	145,621
David Legher Senior Vice President and President of Brazil and South Markets Group	1,999,067	135,714
John Higson Senior Vice President & President, Europe, Middle East & Africa and Head of Global Field Operations	1,545,515	104,923
Executive Group	37,066,978	2,524,164
Non-Executive Director Group	1,149,968	86,399
Non-Executive Officer Employee Group	26,178,864	1,779,113

Notes:

(1)   Reflects the grant date fair value of awards in accordance with FASB ASC Topic 718.

(2)   With respect to Performance RSUs, reflects the target number of Performance RSUs.

(3)   Ms. Ross forfeited all outstanding equity and non-equity awards upon her departure in 2014. Therefore, there will be no future payouts for these awards.

Tax Matters

The following is a brief summary of the principal United States federal income tax consequences of awards under the Amended Plan. This summary is based on the law as in effect on March 18, 2015. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Stock Awards. The tax consequences of stock awards under the Amended Plan are generally as follows: (i) a recipient of a restricted stock award generally must recognize as ordinary income the value of any shares at the time the restrictions lapse plus the amount of dividends to which the Participant then becomes entitled; although the holder may make a “Section 83(b) election” in which case the value of shares would be taxable at grant at ordinary income tax rates; (ii) a recipient of a stock unit award will generally recognize ordinary income at the time of payment equal to the value of the underlying shares or cash paid; and (iii) a recipient of a stock award generally must recognize as ordinary income the value of the shares at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the Participant recognized ordinary income. If the Participant is an employee, such ordinary income generally would be subject to withholding and employment taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option (i.e., a stock option that is not an incentive stock option) will not result in any immediate tax consequences to the Company or the Participant. Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the exercise price and the fair market value of the shares of common stock acquired at the time of exercise. If the non-qualified stock option were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on how long the shares have been held.

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Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the Participant. In addition, a Participant will not recognize ordinary income, and we will not be entitled to any deduction, upon the exercise of an incentive stock option while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). In such event, the excess of the fair market value of the shares acquired over the exercise price will be includible only in the Participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the Participant does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the Participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the Participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the Participant recognizes such ordinary income. A Participant’s stock options otherwise qualifying as incentive stock options would be treated for tax purposes as non-qualified options to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute taxable ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time. If the SAR were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes.

Dividend Equivalents. Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that the Company may be able to deduct at that time, subject to the limitations of Section 162(m).

Withholding. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. Under the Amended Plan, the amount of withholding to be paid in respect of non-qualified options exercised through the cashless method in which all shares are sold immediately after exercise will be determined by reference to the price at which the shares are sold.

Section 162(m). Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (i.e., the CEO and any of the three other most highly paid executive officers except the CFO) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives pursuant to a Section 162(m) compliant plan, are generally exempt from the $1 million deduction limitation. It is possible that performance-based compensation that is intended to be exempt from the deduction limitation may not meet the requirements to qualify for such exemption.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on shares of common stock with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the Amended Plan are intended to be eligible for this exception.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the Amended Plan.

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EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights[1]	Number of Securities Remaining Available for future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))[2]
	(a)	(b)	(c)
Equity compensation plans approved by security holders[3]	27,128,531[3]	$31.74	24,978,281
Equity compensation plans not approved by security holders[4]	120,000	N/A	0
Total	27,248,531[3]	$31.74	24,978,281

1	This reflects stock options outstanding at December 31, 2014. Outstanding service-based restricted stock units and performance restricted stock units are not included as such awards do not have an exercise price. Outstanding stock appreciation rights (“SARs”) are not included as such awards settle in cash only.

2	Amounts reflect the shares available for future issuance under the 2013 Stock Incentive Plan, determined as follows: (i) grants of stock options or SARs reduce the total shares available by each share subject to such an award and (ii) grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs) reduce the total shares available by 3.13 multiplied by each share subject to such an award.

3	These include outstanding awards under the Company’s 2000 Stock Incentive Plan, 2005 Stock Incentive Plan, 2010 Stock Incentive Plan, and 2013 Stock Incentive Plan at December 31, 2014. Amounts include stock option awards, service-based restricted stock unit awards (“Service-based RSUs”) and performance restricted stock unit awards (“Performance RSUs”). The amounts included for Performance RSUs are based on target performance for 2012, 2013 and 2014 awards and may be awarded only upon the satisfaction of performance measures. As of December 31, 2014, we estimated that the target performance levels for the 2013 Performance RSUs were unlikely to be achieved and, therefore, we believe that it is unlikely that 633,737 shares included above will pay out. In addition, 1,358,614 shares included above have been forfeited (which represents all outstanding 2012 Performance RSUs as of December 31, 2014) because performance targets for the 2012 awards were not achieved. Amounts exclude 229,355 SARs and 368,812 Service-based RSUs and Performance RSUs, which will settle only in cash in accordance with local law requirements.

4	On April 23, 2012, Ms. McCoy was granted a sign-on award of 200,000 Service-based RSUs outside the terms of the 2010 Stock Incentive Plan in reliance on the exemption under NYSE Listed Company Manual Rule 303A.08. The Service-based RSUs vest in five equal annual installments beginning on the first anniversary of the grant date and, as of December 31, 2014, 120,000 Service-based RSUs were outstanding. In the event of Ms. McCoy’s disability, death or involuntary or constructive termination, any outstanding Service-based RSUs would vest and be settled. Upon Ms. McCoy’s voluntary departure or departure for cause, any outstanding Service-based RSUs would automatically be forfeited. Dividend equivalents are paid in cash on these Service-based RSUs annually. The Service-based RSUs were granted to compensate Ms. McCoy for her forfeiting a significant amount of value in unvested equity and other benefits as a result of her departure from her prior employer and as an inducement for her to join the Company.

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AUDIT COMMITTEE REPORT

The Audit Committee (“Committee”) is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors and last amended on December 10, 2014. The charter is available on Avon’s website at www.avoninvestor.com. The Committee reviews the charter and calendar annually and, together with the Board, amends the charter as appropriate to reflect the evolving role of the Committee. The Committee fulfilled its duties and responsibilities for 2014, as outlined in the charter, which include:

•	reviewing major issues regarding accounting principles and financial statement presentations;

•	reviewing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements and earnings press releases;

•	the appointment, compensation, retention, and oversight of the independent registered public accounting firm;

•	approving all audit services and all permitted non-audit services of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	oversight of the performance of the internal audit function;

•	oversight of compliance with legal and regulatory requirements, including reports to the Committee regarding the receipt, retention, and treatment of financial reporting and other compliance matters; and

•	oversight of risk management practices.

The Committee also has authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. As set forth under “Information Concerning the Board of Directors – Board Committees” on page 14, the Board has determined that three of the Committee members are “audit committee financial experts” under the rules of the Securities and Exchange Commission (“SEC”) and that all of the Committee members are independent and financially literate under the listing standards of the New York Stock Exchange (“NYSE”).

Management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting.

The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the annual financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. In addition, PwC’s responsibility is to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the NYSE, the SEC and the charter of the Committee, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

The Committee recognizes the importance of maintaining the independence of PwC. Consistent with its charter, the Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. As part of the auditor engagement process, the Committee also considers whether to rotate the independent registered public accounting firm and leads the selection of the engagement audit partner, working with PwC, with input from management as more fully described in Proposal 4 on page 74. The Committee has established a policy pursuant to which all services, audit and non-audit, provided by PwC must be pre-approved by the Committee or one or more of its members.

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This policy prohibits PwC from providing non-audit services such as bookkeeping or financial systems design and implementation. The Company’s pre-approval policy is more fully described in Proposal 4 on page 74. The Committee has concluded that the provision of the non-audit services described in that section was compatible with maintaining the independence of PwC. In addition, the Committee discussed with PwC the overall scope and plans for their audit and reviewed the terms of PwC’s engagement letter. The Committee also reviewed the Company’s internal audit plan. The Committee meets periodically and reviews with the internal auditor and PwC, with and without members of management present, the results of their respective examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the review and discussions described in this report, the members of the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for 2014 filed with the SEC. As more fully described in Proposal 4 on page 74, the Committee also has selected PwC as the independent registered public accounting firm for 2015, which the Board is recommending to shareholders for ratification at the Annual Meeting.

Audit Committee
Charles H. Noski, Chair
W. Don Cornwell
V. Ann Hailey Nancy Killefer

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PROPOSAL 4— RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2015. PwC began auditing our accounts in 1989. If the appointment of PwC as our independent registered public accounting firm for the year 2015 is not ratified by shareholders, the Audit Committee will reconsider its appointment. A member of PwC will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires. In determining whether to reappoint PwC as our independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the breadth of experience and length of time PwC has been engaged, historical and recent performance on the Company’s audit, familiarity with our global operations and businesses, PwC’s independence, and an assessment of the professional qualifications and past performance of the lead audit partner and auditing team of PwC. Following this evaluation, the Audit Committee concluded that the selection of PwC as the independent registered public accounting firm for 2015 is in the best interest of the Company and its shareholders.

A new lead audit partner is designated at least every five years. In line with this, a new lead audit partner has been designated for 2015. The process for selection of the Company’s lead audit partner involved interviews between the candidate and several members of the Audit Committee, including the Chair, and Avon financial management, as well as discussion by the full Committee and with management.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related, and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee. The Audit Committee has reviewed and approved the amount of fees paid to PwC for audit, audit-related, tax and other services, and concluded that the provision of services by PwC is compatible with the maintenance of their independence.

The following table sets forth the aggregate fees for professional services rendered for us by PwC, as of and for the fiscal years ended December 31, 2014 and December 31, 2013.

	2014	2013
	(in millions)
Audit Fees	$8.3	$9.5
Audit-Related Fees	0.1	0.1
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total	$8.4	$9.6

Audit Fees. These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees. These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2014 and 2013, the amount represents fees for audits of pension plans and other consultations regarding statutory reporting standards.

Tax Fees. There were no such amounts for tax services rendered by PwC in each of the last two fiscal years.

All Other Fees. These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For fiscal 2014 and 2013, all other fees were less than $50,000 and primarily represent fees for subscriptions to online accounting reference material.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2015.

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PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

The Company is informed that the Comptroller of the City of New York, whose address and share ownership will be furnished promptly upon receipt of any oral or written request, intends to introduce the following resolution at the Annual Meeting:

RESOLVED: Shareholders of Avon Products, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)    have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)    give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)    certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 —and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Board of Directors Statement on Proposal 5

The Board of Directors and the Nominating and Corporate Governance Committee believe that the need for proxy access should be evaluated in the context of the Company’s overall corporate governance practices. The Board believes that at this time it is not necessary to adopt this proposal, as the Company’s corporate governance structure and commitment to active shareholder engagement: (i) afford significant rights to shareholders, including input on matters important to them, such as the director nomination and election process, (ii) ensure board accountability, and (iii) meet best-practice standards.

Nonetheless, the Board will continue to consider the appropriateness of proxy access, including threshold levels, for the Company in light of ongoing shareholder feedback and developing market practices, including public commentary on this topic.

We are committed to active shareholder engagement and continually address shareholder feedback and assess our practices.

Avon maintains regular shareholder engagement practices, and members of our Board have participated directly in many meetings with our shareholders. In the past year alone, our Independent Chairman of the Board and/or the Chair of our Compensation and

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Management Development Committee engaged with shareholders representing nearly 60% of our shares outstanding. The Board carefully considers shareholder feedback in assessing our governance practices and compensation program. For example:

•	The Compensation and Management Development Committee has made significant design changes to the compensation program in direct response to shareholder feedback, as further described on pages 33-35;

•	In 2013, the Board separated the roles of Chairman of the Board and CEO and has an independent, non-executive Chairman with substantial responsibilities;

•	The Board has adopted majority voting for director elections;

•	The Board adopted a comprehensive clawback policy in 2010, which was further strengthened in 2013 to extend the scope of coverage; and

•	The Board has added six new members since 2012, resulting in over 50% refreshment on the Board and over 60% women directors.

In addition to our regular shareholder outreach, our Corporate Governance Guidelines provide a procedure for shareholders to contact the Independent Chairman of the Board, the non-management or independent directors, or the Nominating and Corporate Governance Committee.

Our corporate governance structure and policies provide the means for significant shareholder input and establish strong Board accountability.

Avon has adopted many leading governance practices that contribute to strong independent leadership in our boardroom and provide our shareholders with the opportunity to provide significant input, including:

•	Annual election of all directors;

•	Majority vote standard with resignation policy for election of directors in uncontested elections;

•	Independent chairman;

•	Highly independent Board with stringent independence requirements (only one non-independent Board member, the CEO);

•	A Board that includes an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications in areas identified to be important to our Company;

•	No supermajority vote requirements with respect to common stock, except as otherwise provided under New York Business Corporation law;

•	Annual advisory vote on executive compensation, which provides our shareholders with the opportunity each year to express their views on our executive compensation program; and

•	Several executive compensation program best practices, including double-trigger change-in-control benefits, prohibition on excise tax reimbursements for change-in-control payments, stock ownership guidelines and certain holding period requirements.

Our shareholders have meaningful rights in the nomination of potential director candidates.

Identifying and recommending director candidates is a principal responsibility of our Nominating and Corporate Governance Committee, as described in the Committee’s Charter and our Corporate Governance Guidelines. The Committee, which is comprised entirely of independent directors who take seriously their fiduciary duties to act in the best interests of all shareholders, follows a robust process for identifying and recommending director candidates with a view towards ensuring that the Board has the right mix of professional experience, knowledge, skills, and diversity of backgrounds. The Committee also carefully reviews and considers the independence of potential nominees. In addition, the Board conducts a skills assessment and regular Board and Committee evaluations led by outside advisors, as appropriate. These processes are designed to achieve the optimal balance of directors to best serve the Company and our shareholders.

Moreover, our shareholders have several ways to bring potential director candidates to the attention of our Nominating and Corporate Governance Committee, including:

•	Our by-laws allow shareholders to directly nominate candidates for election to our Board; and

•	The Nominating and Corporate Governance Committee carefully considers any potential director candidates recommended by shareholders in accordance with our Corporate Governance Guidelines.

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Adoption of this proposal may interfere with effective corporate governance and have adverse consequences.

This proposal would enable a holder or a group of holders of as little as 3% of our outstanding shares to bypass our corporate governance process and directly nominate candidates who may fail to meet the independence or other qualifications established by our Nominating and Corporate Governance Committee, fail to contribute to an optimal mix of perspectives, backgrounds and experience, or fail to represent the interests of shareholders as a whole.

Proxy access is untested in the U.S. market, and many companies have yet to adopt the mechanism. The Board continues to believe that it is unclear at this time that 3% ownership for 3 years is the appropriate threshold to make proxy access beneficial and not subject to abuse. For example, the proposal’s low ownership threshold could increase the Company’s exposure to persons or groups who act for their own political or self-interest and in a manner that is inconsistent with the overall interests of our shareholders. We believe that our independent Nominating and Corporate Governance Committee and our Board, who have a fiduciary duty to act in the best interests of the Company and all of its shareholders, are best situated to assess the needs of our Board and the particular qualifications of potential director nominees.

Nonetheless, the Board will continue to consider the appropriateness of proxy access, including threshold levels, for the Company in light of ongoing shareholder feedback and developing market practices, including public commentary on this topic.

*      *     *

For these reasons, the Board of Directors and Nominating and Corporate Governance Committee believe that at this time it is not necessary to adopt this proposal, as the Company’s corporate governance structure and commitment to active shareholder engagement afford significant rights to shareholders, ensure board accountability, and meet best-practice standards.

THE BOARD OF DIRECTORS RECOMMENDS that you vote AGAINST Proposal 5.

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SOLICITING MATERIAL

The Compensation and Management Development Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2016 Annual Meeting, you must notify our Corporate Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, after January 7, 2016 and on or before February 6, 2016. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2016 Annual Meeting, your proposal must be received by our Corporate Secretary on or before November 28, 2015. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to our Corporate Secretary.

INFORMATION REQUESTS

If you make a written request to the Investor Relations Department (Attention: Amy Chasen) at Avon Products, Inc., 777 Third Avenue, New York, NY 10017 (telephone number 212-282-5320), we will provide without charge a copy of our Annual Report on Form 10-K for 2014, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2014 is also available without charge on our investor website (www.avoninvestor.com).

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Toll-Free: (800) 607-0088

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Appendix A

AVON PRODUCTS, INC.

2013 STOCK INCENTIVE PLAN

(Amended and Restated)

Section 1.  Purpose.

The purpose of the Plan is to: (i) encourage share ownership and align compensation with performance results and shareholder interests, (ii) promote decision-making that is consistent with the long-term goals of the Corporation and its shareholders and (iii) provide competitive incentive compensation sufficient to attract, motivate and retain Key Employees and directors of the Corporation.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the respective meanings specified below.

a.    “Award” means an award granted pursuant to Section 4.

b.    “Award Agreement” means a document described in Section 6 setting forth the terms and conditions applicable to the Award granted to the Participant.

c.    “Award Program” means a written program established by the Board of Directors, pursuant to which Awards are awarded under the Plan to non-employee directors under uniform terms, conditions and restrictions set forth in such written program.

d.    “Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

e.    “Cause” means the Participant’s:

(i)       continued failure to perform substantially his or her duties with the Corporation (other than any such failure resulting from a documented disability as defined by applicable law);

(ii)      willful failure to perform substantially his or her duties with the Corporation, or other willful conduct that is materially injurious to the Corporation, monetarily or otherwise;

(iii)     personal dishonesty in the performance of his or her duties;

(iv)     breach of fiduciary duty involving personal profit;

(v)      commission or conviction of a felony or a misdemeanor, or the entering of a plea of guilty or nolo contendere with respect to a felony or a misdemeanor (unless the Corporation determines that considering such circumstances is prohibited by applicable law);

(vi)     willful or significant violation of any Corporation rule or procedure, including without limitation, absenteeism, violation of safety rules or insubordination; or

(vii)    violation of the Corporation’s Code of Conduct;

provided, however, that if a Participant is party to an employment agreement with the Corporation that includes a definition of “Cause”, “Cause” shall have the meaning set forth in such agreement. All determinations of whether any of the events above have occurred and/or whether “Cause” shall have occurred will be determined by the Corporation in its sole discretion.

f.     “Change in Control” means any of the following:

(i)       any one person or more than one person acting as a group acquires ownership of shares of the Corporation that, together with the shares of the Corporation held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Corporation, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of shares of the Corporation owned by any one person or persons acting as a group as a result of a transaction in which the Corporation acquires its own shares in exchange for property will be treated as an acquisition of shares of the Corporation by such person or persons for purposes of this clause (i);

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(ii)      any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Corporation having 30% or more of the total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Corporation, the acquisition of additional control of the Corporation by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this definition;

(iii)     a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv)     any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Corporation shall not be treated as a Change in Control if the assets are transferred to (A) a shareholder of the Corporation immediately before the asset transfer in exchange for or with respect to shares of the Corporation, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Corporation having 50% or more of the total value or total voting power of all outstanding shares of the Corporation or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (C) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (iv), gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Corporation that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Code Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

g.    “Change in Control Good Reason” means any of the following:

(i)       a material diminution in the Participant’s base compensation;

(ii)      a material diminution in the Participant’s authority, duties, or responsibilities;

(iii)     a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iv)     a material diminution in the budget over which the Participant retains authority;

(v)      a material change in the geographic location at which the Participant must perform services; or

(vi)     any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Participant provides services.

For purposes of this definition, a Participant shall not be deemed to have incurred a termination of employment for a Change in Control Good Reason unless:

(i)       the condition constituting a Change in Control Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii)      the Participant provides written notice to the Corporation of the existence of the condition constituting a Change in Control Good Reason within ninety (90) days of the initial existence of the condition constituting a Change in Control Good Reason and the Corporation or one of its affiliates is given thirty (30) days to cure such condition.

h.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i.     “Committee” means the committee appointed by the Board of Directors to administer the Plan, each member of which must be an “outside director” for purposes of Code Section 162(m), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” for purposes of the rules of the New York Stock Exchange, and which, on the date of initial adoption of the Plan, is the Compensation and Management Development Committee of the Board of Directors; provided that, with respect to Awards to non-employee directors under an Award Program, “Committee” means the Board of Directors or the Nominating and Corporate Governance Committee.

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j.     “Corporation” means Avon Products, Inc. and any successor thereto.

k.    “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

l.     “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Subsidiary for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, “Disability” shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the United States of America who is subject to local disability laws and programs.

m.   “Eligible Person” means any Key Employee and any non-employee director of the Corporation.

n.    “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

o.    “Fair Market Value” means the closing price of a share of Stock on the New York Stock Exchange, Inc. composite tape (or if the Stock is not then traded on the New York Stock Exchange, on the stock exchanges or over-the- counter market on which the Stock is principally trading) on the date of measurement and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided, however, that if the measurement date is a Sunday and the following Monday is a day on which trades occur, the closing price of a share of Stock on such Monday shall be used.

p.    “Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

q.    “Key Employee” means any person, including an officer, in the employment of the Corporation or a Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or aspect of the business of the Corporation and its Subsidiaries or who makes, or is expected to make, a contribution to the Corporation and its Subsidiaries.

r.     “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

s.    “Option” means an option to purchase Stock granted pursuant to Section 4a.

t.     “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Corporation or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

u.    “Participant” means any Eligible Person who has been granted an Award.

v.    “Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) units; (i) customers; (j) sales representative productivity; (k) EBITDA or EBIT; (l) operating income or operating profit; (m) net income; (n) gross margin; (o) operating margin; (p) economic profit; (q) cash flows from operations; (r) market share; (s) inventory levels; (t) inventory days outstanding; (u) order fill rate; (v) size of line in total or by category or type; (w) advertising, brand and product innovation; (x) research and development; (y) costs; (z) capital expenditures; (aa) working capital; (bb) accounts receivable; (cc) days sales outstanding; (dd) period overhead; or (ee) sales representative satisfaction.

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee within the first 90 days of the applicable performance period for (a) discontinued operations; (b) acquisitions and mergers; (c) divestitures, including exits of markets and/or categories; (d) cumulative effect of changes in accounting rules and methods and tax laws; (e) impairment or disposal losses; (f) restructuring costs; (g) pension expense or contribution in excess of operating budget; (h) business losses from economic, political and legal changes; (i) retained and uninsured losses from natural disaster or catastrophe; (j) currency fluctuations or devaluations; (k) significant litigation or claim judgments or settlements; (l) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; or (m) other extraordinary, unusual and/or nonrecurring events (the “Performance Measure Adjustments”).

w.    “Plan” means this 2013 Stock Incentive Plan as adopted by the Corporation, as amended and restated.

x.     “Restricted Stock” means an Award granted pursuant to Section 4c.

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y.     “Retirement” means a Participant’s Separation from Service with the Corporation or a Subsidiary on or after (i) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Corporation or a Subsidiary; (ii) the Participant’s attainment of his 60th birthday and the completion of five years of service with the Corporation or Subsidiary; (iii) the Participant’s 65th birthday; or (iv) the date the Participant is eligible for early or normal retirement under any retirement plan of the Corporation or a Subsidiary that applies to such Participant. Subject to the approval of the Committee, a different definition of Retirement may be applicable to a Participant employed outside of the United States of America who is subject to local retirement laws and programs.

z.     “SAR” means a stock appreciation right granted pursuant to Section 4b.

aa.  “Separation from Service” has the meaning set forth in Code Section 409A.

bb.  “Stock” means shares of common stock, par value $.25 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

cc.  “Stock Units” means an Award granted pursuant to Section 4d.

dd.  “Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity; and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan. Notwithstanding the foregoing, with respect to an Award that is subject to the rules of Code Section 409A, for purposes of determining whether an Eligible Person has had a Separation from Service under Section 10f, a Subsidiary means any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

Section 3.  Eligibility.

The Committee may grant one or more Awards to any Eligible Person designated by it to receive an Award.

Section 4.  Awards.

The Committee may grant any one or more of the following types of Awards, and any such Award may be granted singly, in combination or in tandem:

a.    Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine, including any Performance Measures that must be satisfied as a condition to vesting or payment, consistent with the provisions of the Plan, including the following:

(i)       The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the Option to be exempt from Code Section 409A). No Option may be exercisable more than 10 years after the date the Option is granted.

(ii)      The exercise price of an Option shall be paid in full upon exercise in any form or manner authorized by the Committee in an Award Agreement or Award Program, including, but not limited to, cash or, if the Award Agreement or Award Program provides, (A) by delivery to the Corporation of shares of Stock held by the Participant for at least six months (which may include an attestation of ownership of such shares of Stock); or (B) in a cashless exercise through a broker, by withholding shares of Stock for which the Option is exercisable valued at the Fair Market Value on the date of exercise or similar arrangement. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.

(iii)     No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv)     Incentive Stock Options shall be subject to the following additional provisions:

A.    No grant of Incentive Stock Options to any one Eligible Person shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of any Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options which have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and which are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

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B.    No Incentive Stock Option may be granted to an Eligible Person who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

C.    Incentive Stock Options granted to an Eligible Person who is an Over 10% Owner shall have an exercise price that is at least 110% of the Fair Market Value on the date the Option is granted and shall not be exercisable more than 5 years after the date the Incentive Stock Options are granted.

(v)      Notwithstanding anything to the contrary in this Section 4a, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(vi)     Subject to Sections 6 and 9, unless otherwise determined by the Committee or provided for in the Award Agreement or Award Program, if a Participant’s Separation from Service with the Corporation or a Subsidiary occurs by reason of: (A) such Participant’s death, any Option or SAR granted to such Participant shall become immediately exercisable and nonforfeitable (whether or not the Option or SAR was exercisable in accordance with its terms) and shall continue to be exercisable for a period of two years from the date of such Separation from Service or until the expiration of the stated term of such Option or SAR, whichever period is shorter; and (B) such Participant’s Disability or Retirement, any Option or SAR granted to such Participant shall vest in accordance with the terms set forth in any Award Agreement or Award Program and shall be exercisable in accordance with its provisions.

b.     Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR determined by the Committee. The grant price of a SAR shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A). SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. To the extent an Option is exercised in whole or in part, any tandem SAR granted in conjunction with such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a tandem SAR is exercised in whole or in part, the Option (or part thereof) in conjunction with which such tandem SAR was granted shall terminate and cease to be exercisable. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as provided in the Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine. No SAR may be exercisable more than 10 years after the date the SAR is granted. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the SARs, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition of vesting or payment.

c.    Restricted Stock.

(i)       Restricted Stock is an Award of Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the Restricted Stock, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition to vesting or payment. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

(ii)      Subject to Sections 6 and 9, unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all shares of Restricted Stock shall be forfeited by the Participant.

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d.    Stock Units.

(i)       A Stock Unit is an Award that entitles the Participant to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors consistent with the provisions of this Plan which shall govern the Stock Units; including, at the discretion of the Committee and within the first ninety (90) days of the performance period selected by the Committee, any Performance Measures and the level of achievement thereof that must be satisfied as a condition to payment. The Committee shall also establish within such time the Participants to receive such performance Stock Units, any Performance Measures adjustments, the specified level of the Performance Measures to be achieved, and the conditions for nonforfeitability of the Award. Any newly-hired Participant granted performance restricted stock units after the first ninety (90) days of a performance period shall be eligible to receive a prorated Award reflecting participation for a prorata portion of the performance period. The Committee must certify, at the end of the performance period, if the Performance Measures have been attained. The Committee may reduce, but not increase, the payment of any Award based on the achievement of Performance Measures. Stock Units containing Performance Measures or other restrictions, including but not limited to the continued employment or service of the Participant with the Corporation or a Subsidiary during a restricted period set forth in an Award Agreement, may be designated as Restricted Stock Units.

(ii)      Payment in respect of Stock Units may be made by the Corporation in cash, in Stock valued at Fair Market Value on the date of settlement or partly in cash and partly in Stock, as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine. In the event the number of the Corporation’s shares that would be delivered upon settlement of a performance restricted stock unit award, if paid only in Stock, would exceed the maximum number of shares that may be made subject to awards under the Plan, the amount in excess of the limit shall be settled in cash rather than shares, and for participating executives in the Avon Products, Inc. 2013-2017 Executive Incentive Plan (or any successor thereto), such cash payments shall be part of the long-term incentive award under, and subject to, the overall limits and other requirements of, the Avon Products, Inc. 2013-2017 Executive Incentive Plan or any successor thereto, and no shares in excess of the limits specified in Section 5a of the Plan are or shall be deemed to be subject to any award.

(iii)      Subject to Sections 6 and 9, unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all Restricted Stock Units shall be forfeited by the Participant.

e.    Other Stock-Based Awards.  The Committee may grant other Awards under the Plan pursuant to which shares of Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 4c) are or may in the future be acquired. Such other Awards may be granted alone, in addition to or in tandem with any Award of any type granted under the Plan and must be consistent with the purpose of the Plan. At the time of the grant, the Committee shall determine the factors which will govern the Other Stock-Based Awards, including, at the discretion of the Committee, any Performance Measures that must be satisfied as a condition to payment.

f.     Dividend Equivalents.  Any Awards (other than Awards of Options, SARs or Restricted Stock) under the Plan may, in the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary. Dividend equivalents shall not be paid with respect to forfeitable Stock Units or Other Stock Awards subject to Performance Measures, but may be accumulated and paid upon payment of the vested Stock Units or Other Stock Awards subject to Performance Measures.

g.    Treatment of Awards upon Separation from Service.  Subject to Sections 6 and 9, any Award held by a Participant who has incurred a Separation from Service with the Corporation or a Subsidiary may be cancelled, accelerated, paid or continued, as provided in the Plan or the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Separation from Service or such other factors as the Committee determines are relevant to its decision to continue the Award.

h.    Clawback/Forfeiture of Shares.  Notwithstanding any vesting schedule set forth in any Award Agreement or Award Program, in the event that the Committee determines that a Participant violated a noncompetition, nondisclosure or nonsolicitation agreement as set forth in the Award Agreement or Award Program, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited. In addition, Awards and shares of Stock issued pursuant to the Plan are also subject to forfeiture and/or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of the Corporation’s Code of Conduct or (ii) a violation of law within the scope of employment with the Corporation. In all of the above circumstances, the Committee may require the cancellation of outstanding Awards and/or reimbursement of any gains realized on the exercise, settlement, vesting or sale of equity awards held by a Participant, provided, however, that the

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Corporation shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder; and provided, further, that if the Participant no longer holds shares of Stock issued to such Participant pursuant to the Plan, the Participant shall pay to the Corporation the excess of the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Participant pursuant to the Plan over any consideration paid by the Participant in exchange for such shares of Stock. For those Participants who are subject to the Corporation’s Compensation Recoupment Policy, Awards and shares of Stock issued to such Participants pursuant to the Plan are also subject to the Compensation Recoupment Policy.

i.     Repricings.  Repricing of Options and SARs shall not be permitted. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; (C) canceling an Option or SAR at a time when its price is equal to or more than the fair market value of the underlying stock in exchange for another Option, SAR, Restricted Stock or other equity award; and (D) repurchasing for cash an Option or SAR at a time when its price is equal to or more than the fair market value of the underlying stock, unless the change, other action or cancellation, exchange or repurchase occurs in connection with an event set forth in Section 9. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 5.  Stock Available under Plan.

a.    Subject to the adjustment provisions of Section 9, the total number of shares of Stock that may be made subject to Awards under the Plan is 55,000,000 shares of Stock. For any one Eligible Person in any calendar year, a maximum of 4,000,000 shares may be made subject to Awards in total, and 1,500,000 shares may be made subject to Options or SARs, which limitations shall be applied in a manner consistent with Code Section 162(m). For any one Eligible Person who is a non-employee director, the maximum Fair Market Value of Awards (determined on the grant date) in any calendar year is $500,000. In addition, the maximum number of shares under the Plan that may be made subject to Incentive Stock Options is 10,000,000. However, the maximum numbers of shares, both in total and in respect of any one Eligible Person, shall be reduced as follows: (i) in the case of the grant of an Award of an Option or SAR, by each share of Stock subject to such an Award and (ii) in the case of the grant of an Award payable in Stock other than an Option or SAR by 3.13 multiplied by each share of Stock subject to such an Award.

b.    Any shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award granted under the Plan that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall become available again for purposes of the Plan and shall be added back as one share of Stock if such shares of Stock were subject to Options or SARs and as 3.13 shares of Stock if such shares of Stock were subject to Awards other than Options or SARs Any shares of Stock attributable to a portion of any Award granted under the Plan that is settled in cash in lieu of shares of Stock shall become available again for purposes of the Plan. Any shares of Stock delivered to, or withheld by, the Corporation in payment of the exercise price of, or through net share settlement of, an Option or SAR or in respect of taxes required to be withheld by the Corporation upon exercise or settlement of an Option, SAR or other Award, shall not become available again for purposes of the Plan.

c.    In the event that the Corporation or its Subsidiaries makes an acquisition or is a party to a merger or consolidation and the Corporation assumes the options or other awards consistent with the purpose of the Plan of the corporation acquired, merged or consolidated which are administered pursuant to the Plan, shares of Stock subject to the assumed options or other awards shall not count as part of the total number of shares of Stock that may be made subject to Awards under the Plan.

Section 6.  Award Agreements and Award Programs.

Each Award under the Plan shall be evidenced by an Award Agreement or Award Program. Each Award Agreement or Award Program shall set forth the terms and conditions applicable to the Award, including but not limited to provisions for (i) the time at which the Award becomes exercisable or otherwise becomes nonforfeitable; (ii) the treatment of the Award in the event of the termination of a Participant’s status as an Eligible Person; and (iii) any special provisions applicable in the event of an occurrence of a Change in Control, as determined by the Committee consistent with the provisions of the Plan. Notwithstanding any other provision of this Plan to the contrary, except with respect to 5% of the shares of Stock that may be made subject to Awards under the Plan, no Award shall become exercisable or otherwise nonforfeitable unless the Award has been outstanding for a minimum period of one year from its date of grant; provided that the Committee shall have discretion to accelerate the exercisability or nonforfeitability of any Award (i) upon the death, Disability, Retirement or Separation from Service without Cause of the Participant or (ii) as otherwise specified in Section 9 of the Plan.

Section 7.  Amendment and Termination.

a.    The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate Fair Market Value of the shares of Stock subject to Incentive Stock Options first exercisable in any calendar year

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under Section 4a(iv)(A) to the extent provided in Code Section 422, or any successor provision. It shall not, however, except as otherwise provided in the Plan, without approval of the shareholders of the Corporation, increase the maximum number of shares of Stock available for Awards under the Plan, nor change the class of Eligible Persons, nor reduce the basis upon which the minimum Option exercise price is determined, nor amend Section 4i, nor extend the period within which Awards under the Plan may be granted, nor provide for an Option or SAR that is exercisable more than ten years from the date it is granted, nor otherwise amend the Plan without shareholder approval if shareholder approval is required by applicable law, including under Code Section 162(m). The Board of Directors shall have no power to change the terms of any Award theretofore granted under the Plan so as to impair the rights of a Participant without the consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Plan or in the Award Agreement or Award Program.

b.    The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards then in effect.

Section 8.  Administration.

a.    The Plan and all Awards shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

b.    The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

c.    The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

d.    It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be officers or directors of the Corporation subject to Section 16 of the Exchange Act, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act. If any provision of the Plan, any Award Agreement or any Award Program would otherwise frustrate or conflict with the intent expressed in this Section 8d, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as to such officers, directors or Covered Employees, as applicable.

e.   The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

f.    The Committee may delegate to a director of the Corporation the right to designate Key Employees (other than the delegate, Covered Employees and directors and officers of the Corporation subject to Section 16 of the Exchange Act) to be granted Awards and the number of shares of Stock or other amount subject to Awards granted to each such Key Employee, subject to the terms and conditions of the Plan and such other terms and conditions that may be determined by the Committee.

Section 9.  Adjustment Provisions.

a.    In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding Awards, Award Agreements and Award Programs and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding Awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding Award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, changes in the number of shares of Stock then remaining subject to the Plan, the number of shares of Stock then remaining subject to Awards of Stock and Stock Units (including Restricted Stock and Restricted Stock Units) or subject to Awards of Options and SARs under the Plan and the Option or SAR exercise price per share of Stock, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards.

A-8

b.    The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

c.    In the event of a Change in Control, upon an agreement or agreements approved by the Board of Directors with the prospective new owner of the Corporation, or the surviving entity of any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt and assume the Plan and maintain it with respect to all outstanding Awards, adopt outstanding Award Agreements and Award Programs, and continue in effect their respective terms. The adoption and assumption may provide for the substitution of shares of the new owner or surviving entity or its parent company for Stock underlying the Awards; provided, however, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Corporation or the surviving entity of any merger or other business combination or its parent company shall, however, comply with any agreement or agreements to grant new stock-based awards in substitution for unexercised Awards granted by the Plan; provided, however, that such substituted awards shall have a value not less than the value as of the time of the Change in Control of the Awards that they are replacing.

d.    Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) all Awards that are outstanding continue to be exercisable for, or payable in, Stock or have been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company, and (iii) within two years of such Change in Control a Participant incurs a Separation from Service as provided in Code Section 409A due to (A) death or Disability, (B) the Participant incurring a Change in Control Good Reason, or (C) involuntary Separation from Service by the Corporation other than for Cause, then (w) any Options and SARs, and assumed or substituted awards of options and stock appreciation rights, will become vested and exercisable, (x) all restrictions on Restricted Stock and any assumed or substituted awards of restricted stock will lapse, (y) all Stock Units and other stock-based awards (and assumed or substituted stock unit and other stock-based awards) will become fully vested and shall be paid out on the payment date set forth in the terms thereof, and (z) all Awards and assumed or substituted awards subject to the achievement of Performance Measures will become fully vested and shall be paid out on the payment date set forth in the terms thereof, but the payout shall be calculated as if the applicable Performance Measures had been achieved at target.

e.    Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) Awards that are outstanding have not been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company and Stock is not available into which the Awards may be exercised or for delivery in satisfaction of the Awards, then awards shall be fully vested and paid on the basis of the Fair Market Value of the Stock on the effective date of the Change in Control (the “Cash-out Price”) as follows: (A) for Options, the spread, if any, between the Cash-out Price and the exercise price of the Option multiplied by the number of shares of Stock payable in respect of such Awards, (B) for SARs, the spread, if any between the Cash-out Price and the grant price of the SAR, (C) for Stock Units and other stock-based awards, the Cash-out Price to be paid within 60 days after the Change in Control, and (D) for Awards subject to achievement of Performance Measures, the Cash-out Price to be paid within 60 days after the Change in Control, multiplied by a number of shares of Stock payable in respect of such Awards, which number of shares of Stock shall be calculated as if the applicable Performance Measures had been achieved at target to be paid within 60 days after the Change in Control. Any outstanding Options or SARs with an exercise price that is less than the Fair Market Value of the Stock on the effective date of the Change in Control shall be cancelled.

f.     To the extent that any Award is subject to Code Section 409A and is payable upon a Separation from Service, then, notwithstanding any other provision in the Plan to the contrary, the Award will not be paid to the Participant during the six-month period immediately following the Participant’s Separation from Service if the Participant is then deemed to be a “specified employee” (as that term is defined in Code Section 409A and determined pursuant to procedures and elections made by the Corporation). The Award shall instead be paid, unless another payment date is provided pursuant to other provisions of the Plan, on the first day of the seventh month following such Separation from Service. This Section 9f will cease to be applicable in the event of and following the Participant’s death.

Section 10.  Miscellaneous.

a.    Transferability.  Except as otherwise provided by the Committee, no Award shall be transferable or assignable except (i) by will or by the laws of descent and distribution or (ii) with respect to Non-Qualified Stock Options, pursuant to a domestic relations order or by gift to a family member of the Participant to the extent permitted in the applicable Award Agreement or Award Program, or as approved by the Committee; provided, however, that under no circumstances shall an Award be transferable or assignable for value or consideration to the Participant. During the lifetime of the Participant, an Option shall be exercisable only by the Participant unless it has been transferred pursuant to a domestic relations order or by gift to a

A-9

family member of the Participant, in which case it shall be exercisable only by such transferee and in accordance with the applicable Award Agreement. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

b.    Other Payments or Awards.  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c.    Payments to Other Persons.  If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Corporation and its Subsidiaries hereunder.

d.    Unfunded Plan.  The Plan shall be unfunded. No provision of the Plan, any Award Agreement or any Award Program shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary.

e.    Limits of Liability.  Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement or Award Program applicable to such Award. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f.    Rights of Eligible Persons.  Status as an Eligible Person shall not be construed as a commitment that any Award shall be made under the Plan to such Eligible Person or to Eligible Persons generally. Nothing contained in the Plan, in any Award Agreement or in any Award Program shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause. A transfer of an Eligible Person from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, duly authorized by the Corporation, shall not be deemed a Separation from Service or other termination of employment or other service.

g.    No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Corporation or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. Such actions may include, without limitation, suspension of the vesting or payment relating to any outstanding Awards pending the outcome of an internal or external investigation involving a Participant or any cancellation or recoupment of an Award or shares of Stock pursuant to Section 4h above. No employee, Participant or other person shall have any claim against the Corporation or any of its subsidiaries or Affiliates as a result of any such action.

h.    Nothing in this Plan precludes an award being made in part pursuant to this Plan and in part (or in part under some circumstances) as a cash award pursuant to the Avon Products, Inc. 2013-2017 Executive Incentive Plan or any successor thereto.

i.     Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 4f or 9, no adjustment to an Award shall be made for dividends or other rights, unless the Award Agreement or the Award Program specifically requires such adjustment.

j.    Withholding.  The Corporation shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign governments. Whenever the Corporation proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting or payment of any Award of Stock, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any United States federal, state, local or foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting or payment of such Award of Stock. Unless otherwise provided by the Committee, a Participant may pay the withholding tax in cash, or may elect to have the number of shares of Stock such Participant is to receive reduced by the nearest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the exercise or delivery date, is sufficient to satisfy required United States federal, state, local or foreign withholding taxes arising from the exercise or payment of an Award.

k.    Foreign Participants.  In order to facilitate the making of any Award under the Plan, the Committee may provide for such special terms for Awards to Participants who are nationals and/or tax residents of a jurisdiction other than the United States of America, or who are employed outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom of a jurisdiction outside of the United States of America.

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l.     Invalidity.  If any term or provision contained herein, in any Award Agreement or in any Award Program shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

m.   Applicable Law.  The Plan, the Award Agreements, the Award Programs and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

n.    Compliance with Laws.  Notwithstanding anything contained herein, in any Award Agreement or in any Award Program to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation, including but not limited to Code Section 409A. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) or is subject to Code Section 409A, any provision, application or interpretation of the Plan shall be in a manner that complies with Code Section 162(m) or Code Section 409A, as applicable.

o.    Effective Date and Term.  The Plan became effective on May 2, 2013, which is the date the Plan was originally approved by the shareholders of the Corporation, and no Award may be awarded under the Plan after the tenth anniversary of such effective date. The amendments to Section 5a, changing (i) the total number of shares of Stock that may be made subject to Awards under the Plan from 42,000,000 shares to 55,000,000 shares and (ii) the maximum number of shares of Stock that may be made subject to Awards to any one Eligible Person in any calendar year from 3,000,000 shares to 4,000,000 shares, shall become effective upon approval by shareholders at the May 6, 2015 Annual Meeting.

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Appendix B

Non-GAAP Reconciliation

FY 2014 Operating Margin Reconciliation GAAP to Adjusted Non-GAAP

TOTAL AVON	FY 2014
GAAP Operating Margin F$	4.5%
Venezuela Special Items	1.5
Costs to Implement Restructuring	1.3
FCPA Accrual	.5
Pension Settlement Charge	.4
Asset Impairment and Other Charges	-
Adjusted Operating Margin F$	8.3%

B-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 A.M. New York Time, on May 6, 2015.
Vote by Internet
• Go to www.envisionreports.com/avp
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone

•  Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•  Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - Douglas R. Conant 05 - Susan J. Kropf 09 - Sheri McCoy	02 - W. Don Cornwell 06 - Maria Elena Lagomasino 10 - Charles H. Noski	03 - V. Ann Hailey 07 - Sara Mathew 11 - Gary M. Rodkin	04 - Nancy Killefer 08 - Helen McCluskey 12 - Paula Stern	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.
		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐	3.	Approval of Amended and Restated 2013 Stock Incentive Plan.	☐	☐	☐
4.	Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.
		For	Against	Abstain
5.	Shareholder proposal on proxy access.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s 2015 Annual Meeting Proxy Statement.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Wednesday, May 6, 2015 at 9:00 A.M.

Asia Society and Museum

725 Park Avenue at 70th Street

New York, New York 10021

For transportation directions, please go to:

http://www.avoncompany.com/investor/annualmeeting/directions.pdf

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015.

Our Proxy Statement for the 2015 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2014 are available at

www.edocumentview.com/avp

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Avon Products, Inc.	+

Proxy Card Solicited on Behalf of the Board of Directors

Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

The undersigned hereby appoints Jeff Benjamin and Karen Leu, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 6, 2015, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2015, and unless you have specified your instructions, your Shares cannot be voted by the Trustee.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

■

All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2), FOR the Approval of Amended and Restated 2013 Stock Incentive Plan (Proposal 3), FOR the ratification of the appointment of independent registered public accounting firm (Proposal 4), and AGAINST the resolution on proxy access (Proposal 5).

■	Shares allocated under the Avon Personal Savings Account Plan WILL NOT BE VOTED.

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+